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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on December 22, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Select Income REIT
(Exact name of registrant as specified in governing instruments)

Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634
(617) 796-8303
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John C. Popeo
Select Income REIT
Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634
(617) 796-8303
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Margaret R. Cohen Skadden, Arps, Slate, Meagher & Flom LLP 1 Beacon Street Boston, Massachusetts 02108 (617) 573-4800	Bartholomew A. Sheehan Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the registration statement becomes effective.

         If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer" "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities being registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common shares of beneficial interest, $0.01 par value per share	$230,000,000	$26,358

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended, includes common shares of beneficial interest, $0.01 par value per share, that may be sold upon exercise of the underwriters' over allotment option.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued December 22, 2011

            Shares

Select Income REIT

Common Shares of Beneficial Interest

We are a newly organized real estate company formed to primarily own and invest in net leased, single tenant properties. Approximately 68.3% of our total revenues for the nine months ended September 30, 2011 were from our properties in Oahu, Hawaii, most of which are long term leased to tenants, many of whom own buildings and operate their businesses on our land. The remainder of our total revenues for this period were from office (approximately 19.9%) and industrial (approximately 11.8%) properties located throughout the mainland United States.

We are selling                        of our common shares of beneficial interest, $0.01 par value per share, or Shares. This is our initial public offering and no public market currently exists for our Shares. We currently expect the initial public offering price of our Shares to be between $            and $            per Share, and that our initial distribution rate will be $            per Share per quarter ($            per Share per year).

We intend to apply to have our Shares listed on the New York Stock Exchange, or NYSE, under the symbol "SIR."

We are organized under Maryland law and intend to qualify for taxation as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with the year ending December 31, 2012. Subject to certain exceptions described herein, our organizational documents provide that no person may own more than 9.8% of the number or value of our Shares.

Investing in our Shares involves risks. See "Risk Factors" beginning on page 10.

PRICE $    PER SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds, before Expenses, to Us
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters an option to purchase up to                        additional Shares from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver our Shares to purchasers on                                    , 2012.

Morgan Stanley	BofA Merrill Lynch	Wells Fargo Securities

                        , 2012.

        Through and including                                    , 2012 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our Shares may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

        You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

        In this prospectus, unless the context otherwise requires:

  •
  "we," "us," or "our" means Select Income REIT and its consolidated subsidiaries, and includes the accounts of 253 properties owned by our parent CommonWealth REIT (and certain related assets and liabilities) as if they were owned by us as an entity separate and apart from CommonWealth REIT prior to the contribution of these 253 properties to us on                        , 2012; the financial information included in this prospectus does not necessarily reflect what our results of operations, financial position and cash flows would have been if we had operated as a stand alone company;

  •
  "CWH" means CommonWealth REIT and, as the context may require, its consolidated subsidiaries other than us;

  •
  our "declaration of trust" and our "bylaws" refer to our Amended and Restated Declaration of Trust and Amended and Restated Bylaws, respectively, that will be in effect upon completion of this offering;

  •
  a "single tenant property" or a property being leased to a "single tenant" means that at least 90% of the rentable square feet of the property is leased to a single tenant;

  •
  a "net leased property" or a property being "net leased" means that the property's lease requires the tenant to pay rent and also pay or reimburse us for all, or substantially all, property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs;

  •
  "annualized rents" as of a date means annualized rental income as of such date pursuant to signed leases, plus estimated annual expense reimbursements; and

  •
  our 253 properties include four easements, under which we have granted third parties the right to use, in exchange for regular payments, a portion of certain of our properties.

ii

PROSPECTUS SUMMARY

        This summary does not contain all of the information that you should consider before investing in our Shares. You should read this entire prospectus carefully before making an investment decision, especially the risks discussed under "Risk Factors." Unless otherwise stated, the information in this prospectus assumes that                        Shares are sold at an assumed initial public offering price of                        per Share, the mid-point of the price range on the cover page of this prospectus, and that the over allotment option granted to the underwriters is not exercised.

        We are a newly organized real estate company formed to primarily own and invest in net leased, single tenant properties. For the nine months ended September 30, 2011, approximately 68.3% of our total revenues were from 228 properties we own in Oahu, Hawaii. The remainder of our total revenues for this period were from 14 office (approximately 19.9%) and 11 industrial (approximately 11.8%) properties located in the mainland United States.

        As of September 30, 2011, our 253 properties had a total of approximately 21.4 million rentable square feet and were approximately 95.2% leased (based upon rentable square feet). As of September 30, 2011, these properties were leased to 238 different tenants, with a weighted average remaining lease term (based on annualized rents) of approximately 12.3 years. Under our net leases, our tenants are typically responsible for paying or reimbursing us for all, or substantially all, property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs. Because of our net lease structure, high occupancy and weighted average remaining lease term, we believe our cash available for distributions to holders of our Shares, or CAD, is reasonably secure.

        Of the 228 properties we own in Oahu, Hawaii, 215 are commercial lands totaling approximately 17.4 million rentable square feet, nine are industrial and warehouse properties totaling approximately 0.4 million rentable square feet and four are easements under which we have granted third parties the right to use a portion of certain of our properties in exchange for regular payments. Most of our Hawaii lands are leased on a long term basis to tenants that operate businesses and have constructed buildings on our properties. We believe these investments by our tenants often provide our tenants and their lenders a strong incentive to pay our rents and renew our leases upon expiration.

        Of the 25 properties we own outside of Hawaii, 14 are located in six states (Alabama, Arizona, California, Massachusetts, New York and Texas) and include approximately 1.4 million rentable square feet of office space and 11 are located in nine states (California, Connecticut, Florida, Iowa, Ohio, Pennsylvania, Texas, Virginia and Washington) and include approximately 2.2 million rentable square feet of industrial and warehouse space. These properties are leased to single tenants pursuant to net leases. We believe that we will be able to grow our portfolio by selectively acquiring additional single tenant, net leased properties located throughout the United States.

Distributions

        We expect to pay holders of our Shares an initial quarterly distribution of $            per Share ($            per Share per year). We currently expect to maintain this distribution rate for at least 12 months following completion of this offering. Despite these expectations, the amount and timing of our distributions will be at the discretion of our board of trustees and will depend upon various factors that our board of trustees deems relevant, including our results of operations, our financial condition, debt and equity capital available to us, our expectation of our future capital requirements, our CAD, our normalized funds from operations, or Normalized FFO, restrictive covenants in our financial or other contractual arrangements (including those in the credit agreement for our bank facility), tax law requirements to qualify for taxation as a REIT and restrictions under Maryland law. For additional information about our expected distributions to our shareholders, see "Distribution Policy."

Investment Highlights

  •
  Secure income.  As of September 30, 2011, the weighted average remaining lease term of our leases (based on annualized rents) was approximately 12.3 years. We believe that our long term net leases with single tenants reduce our risk of tenant turnover and contribute to the security of our income.

  •
  Tenant diversity.  As of September 30, 2011, our 253 properties were leased to 238 different tenants. As of September 30, 2011, only two of our tenants were responsible for more than 4.0% of our annualized rents: a subsidiary of Tesoro Corporation, a large publicly traded energy company, represented 4.8% of our annualized rents, and a subsidiary of The Southern Company, a large publicly traded utility company, represented 4.4% of our annualized rents. We believe a large portfolio of properties that is leased to many tenants contributes to the security of our revenues.

  •
  Net lease structure.  Most of our leases are net leases, where the tenant either pays directly or reimburses us for all, or substantially all, property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs. As a result, we expect that any changes in property level operating expenses or capital expenditures at our net leased properties will not significantly impact the amount of cash flow received from our leased properties. We believe our net leases reduce the potential impact of increased costs and inflation on us and contribute to the security of our revenues.

  •
  Conservative capitalization.  We intend to use the net proceeds of this offering to repay a substantial part of our outstanding debt. Assuming an initial public offering price of $            per Share, the mid-point of the price range on the cover page of this prospectus, our total market capitalization will be approximately $            , including $            of common equity (        %) and $            of debt (        %). Also, none of our properties will be encumbered with any mortgage indebtedness.

  •
  Experienced management.  We will be managed by Reit Management & Research LLC, or RMR. RMR has been managing publicly owned REITs since 1986. RMR has over 700 full time employees in its Boston area headquarters and in its 20 regional offices located throughout the United States. The RMR management team has extensive experience in all aspects of real estate operations and leasing. We believe that the quality and depth of management services available to us from RMR could not be duplicated without a significant increase in our overhead costs.

  •
  Internal growth prospects.  A majority of our Hawaii properties are lands leased for rents that are periodically reset based on fair market values, generally every five or ten years. Since CWH acquired our Hawaii properties in 2003 and 2005, many of our Hawaii land leases have had at least one rent reset, resulting in a rent increase, on average, of approximately 29.9% over the rent being reset. A significant number of our Hawaii land leases are scheduled to have their rents reset in the next four years. The leases for a majority of our other office and industrial properties include contractual fixed rent increases applicable during their remaining lease terms.

  •
  External growth prospects.  Assuming that this offering is completed at $            per Share, the mid-point of the price range on the cover page of this prospectus, we expect to have approximately $             million available under our bank facility, which we may use for general business purposes, including purchasing additional net leased, single tenant properties. We believe that there are significant opportunities to acquire net leased, single tenant properties, especially in suburban areas, and that there is limited competition from well capitalized investors for such properties at this time. We expect to use the extensive nationwide resources of our manager, RMR, to locate, diligence and selectively acquire such properties.

Our Address

        Our principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634 and our telephone number is (617) 796-8303.

Our History, Relationship with CWH and Management

        We are currently a wholly owned subsidiary of CWH, a NYSE-listed REIT that owns office and industrial properties with a historical cost of approximately $7.8 billion. CWH created us to concentrate its ownership of certain net leased lands in Hawaii and single tenant office and industrial properties. CWH's current business plan is to focus its investments on multi-tenant central business district, or CBD, office buildings.

        We will use the net proceeds of this offering to repay part of the $400 million non-interest bearing demand promissory note due to CWH, or the $400 million CWH Note, which we issued to CWH in connection with its contribution of 253 properties to us. We expect to repay all of the remaining outstanding balance of the $400 million CWH Note with borrowings under our bank facility that will become effective upon completion of this offering. Also, upon completion of this offering, we will reimburse CWH approximately $            for costs it incurred to organize us, establish our bank facility and prepare for this offering.

        CWH currently owns                        of our Shares. The                        Shares we are offering will be newly issued by us. Accordingly, upon completion of this offering, CWH will own approximately        % of our outstanding Shares and investors who purchase Shares in this offering will own approximately        % of our outstanding Shares. If the over allotment option is exercised in full, the total number of our Shares outstanding after this offering will be                        , CWH's percentage ownership will be approximately        % of our outstanding Shares and other shareholders will own approximately        % of our outstanding Shares. CWH has informed us that it has no intention to sell any additional Shares in the foreseeable future, and it has agreed with our underwriters not to do so for at least 180 days after this offering.

        We do not have any employees. All of the services which might be provided by employees will be provided to us by RMR under management agreements. RMR also provides management services to CWH and to three other NYSE-listed REITs: Senior Housing Properties Trust (NYSE: SNH), which primarily owns senior living communities and medical office buildings; Government Properties Income Trust (NYSE: GOV), which primarily owns office buildings majority leased to federal and state government agencies; and Hospitality Properties Trust (NYSE: HPT), which primarily owns hotels and travel centers. RMR also provides management services to other publicly and privately owned businesses. In combination, as of September 30, 2011, RMR and the companies managed by RMR owned over 1,450 properties located in 46 states, the District of Columbia, Puerto Rico, Canada and Australia that had a historical cost of over $20 billion. RMR is owned by Barry M. Portnoy and Adam D. Portnoy, who are our Managing Trustees.

        Upon completion of this offering, we will enter into two agreements with RMR, a business management agreement and a property management agreement. These agreements will require us to pay three types of fees to RMR: (1) an annual business management base fee equal to 0.5% of the historical cost of our properties (0.7% of the cost of the first $250 million of properties acquired after this offering); (2) a property management fee equal to 3% of our gross revenue, plus 5% of any construction costs supervised by RMR; and (3) an annual incentive fee based upon annual increases in Normalized FFO Per Share (as defined in our business management agreement). Our business and property management agreements and the fees provided therein are similar to the agreements entered and fees paid by other REITs managed by RMR. Assuming this offering closes on                        , 2012 and that we do not acquire additional properties or incur any construction supervision fees in 2012, the total fees paid by us to RMR for the remainder of 2012 will be approximately $            (or $            on an annualized basis). The amount of the business management base fee and property management fee we pay to RMR in respect of the properties contributed to us by CWH are expected to equal the reduction in the same fees which CWH pays to RMR. Accordingly, RMR will not receive any increase in management fees as a result of the transfer of properties to us by CWH. For additional information concerning our agreements with RMR and the fees we will pay RMR, see "Management."

        In our management agreements with RMR, we will acknowledge that RMR manages other businesses, including the four NYSE-listed REITs listed above, and will not be required to present us with investment opportunities that RMR determines are within the investment focus of another business managed by RMR. RMR will have discretion to determine which investment or leasing opportunities to present to us or to other businesses it manages. We will also agree with RMR to first offer any property that we determine to sell and that is within the principal investment focus of another REIT managed by RMR to such REIT prior to entering into any sale or other disposition arrangement with respect to such property. Each of the four NYSE-listed REITs listed above has agreed to a similar right of first offer under its business management agreement with RMR.

        We believe our relationship with RMR benefits us because we believe the quality and depth of management expertise and experience available to us from RMR could not be duplicated without a significant increase in our overhead costs.

Summary Risk Factors

        You should carefully consider the matters discussed in the "Risk Factors" section of this prospectus prior to deciding whether to invest in our Shares. An investment in our Shares will be impacted by certain risks, including:

  •
  The U.S. economy has recently experienced a severe recession and the recovery to date has been slow and incomplete. As a result, some of our tenants may become unable to pay our rents, our CAD could decrease and the values of our properties may decline.

  •
  When our leases terminate, we may be unable to locate new tenants.

  •
  When we reset rents, renew leases or lease to new tenants, our rents may decline and our expenses may increase.

  •
  If interest rates increase, our interest expense will increase and our earnings and CAD will decrease.

  •
  When interest rates increase, the market prices of shares which make distributions, like we expect to make on our Shares, often decrease.

  •
  We currently have a concentration of properties in Oahu, Hawaii and are exposed to risks as a result of this concentration.

  •
  CWH will own more than        % of our Shares after this offering. As a result, you will have less influence over our business than shareholders of most other publicly owned companies. CWH's ability to sell its ownership stake in us and speculation about such possible sales may adversely affect the market price of our Shares.

  •
  Our management structure and agreements and relationships with CWH and RMR may restrict our investment activities and create conflicts of interest or the perception of such conflicts.

  •
  The future amounts of any distributions to our shareholders are not assured or guaranteed.

  •
  The market prices of publicly traded shares have recently been very volatile. There has been no historical public market for our Shares. The market price for Shares you purchase may decline substantially and quickly.

  •
  Our failure to qualify or remain qualified for taxation as a REIT for U.S. federal income tax purposes could have significant adverse consequences.

The Offering

Shares offered by us	Shares ( Shares if the underwriters exercise their over allotment option in full)
Total Shares to be outstanding after this offering	Shares ( Shares if the underwriters exercise their over allotment option in full)
Option to purchase additional Shares

We have granted the underwriters an option to purchase up to            additional Shares from us, at the initial public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over allotments, if any.

Use of proceeds(1)

We expect the net proceeds of this offering to be approximately $         million ($         million if the underwriters exercise their over allotment option in full), after deducting the underwriting discounts and commissions and other estimated offering expenses payable by us. We will use the net proceeds of this offering to repay part of the $400 million CWH Note. We expect to repay all of the remaining outstanding balance of the $400 million CWH Note and to reimburse CWH for costs it incurred to organize us, establish our bank facility and prepare for this offering with borrowings under our $500 million bank facility. Affiliates of our underwriters will act as lenders under our bank facility.

Listing	We expect to apply to list our Shares on the NYSE under the symbol "SIR."

(1)
The net proceeds stated are based upon an assumed initial public offering price of $            per Share, the mid-point of the price range on the cover page of this prospectus. A $1.00 per Share increase (decrease) in this assumed initial offering price would allow us to repay approximately $            more (less) of the principal amount of our outstanding indebtedness.

Summary Selected Financial and Pro Forma Financial Information

        You should read the following summary selected financial and pro forma financial information in conjunction with "Selected Financial and Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma combined financial statements and related notes included elsewhere in this prospectus.

        We present herein summary selected combined historical financial information for Certain Selected Properties (wholly owned by CommonWealth REIT), which is a combination of the accounts of 253 properties. These properties and certain related assets and liabilities are reflected in the combined financial statements as if they were owned in an entity separate from CWH, however they were not owned in a separate legal entity during the periods presented in such statements.

        We have not presented our historical financial information because we have not had any activity since our formation other than the issuance to CWH of                        Shares and the $400 million CWH Note in connection with CWH's contribution of 253 properties to us and activity in connection with this offering. Therefore, we do not believe a discussion of our historical results would be meaningful.

        The summary selected historical condensed combined financial information for the nine months ended September 30, 2010 and 2011 and the summary selected historical condensed combined balance sheet information as of September 30, 2011 have been derived from the unaudited Condensed Combined Financial Statements of Certain Selected Properties (wholly owned by CommonWealth REIT), appearing elsewhere in this prospectus. The summary selected historical combined financial information for the years ended December 31, 2008, 2009 and 2010 and the summary selected historical combined balance sheet information as of December 31, 2009 and 2010 have been derived from the audited Combined Financial Statements of Certain Selected Properties (wholly owned by CommonWealth REIT), appearing elsewhere in this prospectus. The summary selected pro forma financial information for the year ended December 31, 2010 and the nine months ended September 30, 2011 and the summary selected pro forma balance sheet information as of September 30, 2011 have been derived from the Unaudited Pro Forma Financial Statements of Select Income REIT, appearing elsewhere in this prospectus. The summary selected financial and pro forma financial information in this section are not intended to replace these audited and unaudited financial statements. In addition, the pro forma balance sheet and income statement data below have been adjusted to reflect our bank facility, the sale of                  Shares offered hereby, the receipt of the estimated net proceeds of this offering, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by us, and the use of the estimated net proceeds of this offering and borrowings under our bank facility as described under "Use of Proceeds." The summary selected financial and pro forma financial information below and the financial statements included in this prospectus do not necessarily reflect what our results of operations, financial position and cash flows would have been if we had operated as a stand alone company during all periods presented, and, accordingly, this historical and pro forma information should not be relied upon as an indicator of our future performance. All amounts are in thousands, except number of properties data.

	Year Ended December 31,				Nine Months Ended September 30,
Operating information	2008	2009	2010	2010 Pro forma	2010	2011	2011 Pro forma
				(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Rental income	$67,966	$77,551	$80,735	$80,735	$59,067	$68,959	$68,959
Tenant reimbursements and other income	13,322	14,057	14,924	14,924	11,202	12,816	12,816

Total revenues	81,288	91,608	95,659	95,659	70,269	81,775	81,775
Expenses:
Real estate taxes	12,115	13,073	13,771	13,771	10,400	11,009	11,009
Other operating expenses	6,987	7,317	7,704	7,704	5,757	6,560	6,560
Depreciation and amortization	6,198	8,016	8,078	8,078	5,983	8,296	8,296
Acquisition related costs	—	185	386	386	6	131	131
General and administrative	4,406	4,992	5,291	5,291	3,846	4,114	4,114

Total expenses	29,706	33,583	35,230	35,230	25,992	30,110	30,110
Operating income	51,582	58,025	60,429	60,429	44,277	51,665	51,665
Interest expense	—	—	—	(6,105)	—	—	(4,579)

Net income	$51,582	$58,025	$60,429	$54,324	$44,277	$51,665	$47,086

			As of September 30,
	As of December 31,
				2011 Pro forma
Balance sheet information	2009	2010	2011
			(unaudited)	(unaudited)
Total real estate properties (before depreciation)	$828,399	$892,233	$902,098	$902,098
Total assets (after depreciation)	$870,050	$943,710	$955,257	$952,779
Total debt	$—	$—	$—	$225,000

	Year Ended December 31,			Nine Months Ended September 30,
Cash flow information	2008	2009	2010	2010	2011
				(unaudited)	(unaudited)
Provided by operating activities	$59,328	$66,108	$67,252	$46,966	$54,310
Used in investing activities	$(51,642)	$(48,124)	$(75,233)	$(1,326)	$(11,159)
Provided by (used in) financing activities	$(7,686)	$(17,984)	$7,981	$(45,640)	$(43,151)

	Year Ended December 31,				Nine Months Ended September 30,
Other information	2008	2009	2010	2010 Pro forma	2010	2011	2011 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Shares outstanding at end of period	—	—	—		—	—
Number of properties at end of period	246	248	252	252	248	253	253
Percent leased at end of period	96.2%	95.1%	96.3%	96.3%	95.3%	95.2%	95.2%
Property NOI(1)	$62,186	$71,218	$74,184	$74,184	$54,112	$64,206	$64,206
FFO(2)	$57,780	$66,041	$68,507	$62,402	$50,260	$59,961	$55,382
Normalized FFO(3)	$57,780	$66,226	$68,893	$62,788	$50,266	$60,092	$55,513

(1)
Represents property net operating income, or Property NOI, which we define as total revenues less real estate taxes and other operating expenses that are incurred at the property level. See "Selected Financial and Pro Forma Financial Information" for a more detailed explanation of Property NOI and a reconciliation of our total revenues to Property NOI.

(2)
Represents funds from operations, or FFO, as defined by The National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income, computed in accordance with generally accepted accounting principles in the United States, or GAAP, plus real estate depreciation and amortization. See "Selected Financial and Pro Forma Financial Information" for a more detailed explanation of FFO and a reconciliation of our net income to FFO.

(3)
Our calculation of Normalized FFO differs from NAREIT's definition of FFO because we exclude acquisition related costs. See "Selected Financial and Pro Forma Financial Information" for a more detailed explanation of Normalized FFO and a reconciliation of our net income to Normalized FFO.

RISK FACTORS

        Investing in our Shares involves risks. The risks described below are all of the material risks that we have identified at this time. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, liquidity, results of operations and ability to meet our obligations and make or sustain distributions on our Shares, which could cause the market price of our Shares to decrease and result in a partial or complete loss of your investment in our Shares. Additional risks that we do not know of, or that we currently think are immaterial, may also become important factors that adversely affect us.

Risks Related to Our Business

  The U.S. economy has recently experienced a severe recession and the recovery to date has been slow and incomplete. As a result, some of our tenants may become unable to pay our rents, our CAD could decrease and the values of our properties may decline.

        The U.S. economy has recently experienced a severe recession and the recovery to date has been slow and incomplete. If these general economic conditions persist or worsen, our business, prospects, financial condition, liquidity, results of operations and ability to meet our obligations and make or sustain distributions on our Shares may be materially and adversely affected, including as follows:

  •
  our tenants may become unable or unwilling to pay our rents;

  •
  the demand for leased land in Hawaii or for leased office and industrial space across the country may decline, and the rents we can charge when our tenants' rents are reset, leases are renewed or new leases are signed may be lower than the rents we now charge;

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  we may be unable to lease our properties which become vacant as our leases expire or if our tenants default;

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  the market values of our properties may decline; and

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  access to capital markets may become difficult, expensive or impossible, and our ability to obtain debt or equity capital to fund our operations, meet our obligations, purchase additional properties or otherwise conduct our business may be materially and adversely affected or eliminated.

  When we reset rents, renew leases or lease to new tenants, our rents may decline and our expenses may increase.

        When we reset rents, renew leases or lease to new tenants we may receive less rent than we currently receive. A majority of our Hawaii land leases require the rent to periodically be reset based on fair market values, which could result in rental increases or decreases. Our ability to increase rents when rent resets occur will depend upon then prevailing market conditions that are beyond our control. Accordingly, we can provide no assurance that the historical increases which CWH achieved in rent resets will be repeated in the future. While rent resets involving our Hawaii land leases have, in the aggregate, resulted in rent increases during the period of CWH's ownership, in some instances rent resets have resulted in rent decreases. Additionally, a downturn in economic conditions in Hawaii may cause reduced market rents for our properties when rents are reset, which could lead to a reduction in our revenues.

        When we lease to new tenants or renew leases we may have to spend substantial amounts for leasing commissions, tenant fit out or other tenant inducements. Many of our leases are for properties that are specially suited to the particular business of our tenants. Because these properties have been designed or physically modified for a particular tenant, if the current lease is terminated or not renewed, we may be required to renovate the property at substantial costs, decrease the rent we charge or provide other concessions in order to lease the property to another tenant.

  If interest rates increase, our interest expense will increase and our earnings and CAD will decrease. When interest rates increase, the market prices of shares which make distributions, like we expect to make on our Shares, often decrease.

        Interest rates are currently at historically low levels and may well increase. Rising interest rates may adversely affect us and the value of your investment in our Shares, including in the following ways:

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  Funds we borrow under our bank facility will bear interest at variable rates. If interest rates increase, so will our interest costs, which may adversely affect our cash flow, our ability to pay principal and interest on our debt, our cost of refinancing our debt when it becomes due and our ability to make or sustain distributions on our Shares. Additionally, if we choose to hedge our interest rate risk, no assurance can be given that the hedge will be effective or that our hedging counterparty will meet its obligations to us.

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  An increase in interest rates could decrease the amount buyers are willing to pay for our properties, thereby reducing the market value of our properties and limiting our ability to sell properties or to obtain financing secured by our properties.

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  We expect to make regular distributions on our Shares. When interest rates increase, the market prices of distribution paying securities often decrease. Accordingly, if interest rates increase, the market price of your Shares may decrease.

  We currently have a concentration of properties in Oahu, Hawaii and are exposed to risks as a result of this concentration.

        Approximately 68.3% of our total revenues for the nine months ended September 30, 2011 were received from properties located in Oahu, Hawaii. Consequently, we are significantly affected by Hawaii's economy. Hawaii's economy is heavily influenced by tourism. A decline in tourism to Hawaii may affect our Hawaii tenants' ability to pay rent to us and could adversely affect us.

        Oahu's remote location on a volcanic island makes our properties there vulnerable to certain risks from natural disasters, such as tsunamis, hurricanes, flooding, volcanic eruptions and earthquakes, which could cause damage to our properties, affect our Hawaii tenants' ability to pay rent to us and cause the value of our properties to decline.

  Our ability to increase rents in Hawaii may be curtailed in the future by government action.

        In July 2009, the Hawaii state legislature enacted legislation which would have limited rent increases at certain of our leased industrial and commercial properties in Hawaii. In May 2010, the U.S. District Court in Hawaii ruled that this legislation violated the U.S. Constitution and was unenforceable. In October 2010, CWH entered a settlement agreement with the State of Hawaii pursuant to which the State's appeal of this decision was dismissed with prejudice in return for CWH's agreement not to pursue its attorneys' fees from the State. The Hawaii state legislature may in the future adopt laws to limit rent increases at our properties in Hawaii, and, even if we are successful in challenging such laws, the cost of doing so is likely to be more material to us than it was to CWH because of our smaller size.

  Substantially all of our properties are leased to single tenants and the large majority are leased to tenants that are not rated.

        Substantially all of our total revenues for the nine months ended September 30, 2011 were from properties leased to single tenants. We expect that we will continue to derive substantially all of our revenues from single tenant properties and, therefore, the success of single tenant properties will be materially dependent on the performance of those tenants under their respective leases. Tenant defaults or failure to renew leases upon termination will adversely impact our revenues. In addition to not realizing rental income, many property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs, are paid or reimbursed by our tenants pursuant to our leases, and a tenant default could leave us responsible for paying these expenses. Because our properties are leased to single tenants, the adverse impact of tenant defaults or non-renewals is likely to be greater than would be the case if our properties were leased to multiple tenants.

        The occurrence of a tenant bankruptcy or insolvency could diminish the income we receive from that tenant's lease. If a tenant becomes bankrupt or insolvent, federal law may prohibit us from evicting such a tenant based solely upon such bankruptcy or insolvency. In addition, a bankrupt or insolvent tenant may be authorized to reject and terminate its lease with us. Any claims against a bankrupt tenant for unpaid future rent would be subject to statutory limitations that would likely result in our receipt of rental income that is substantially less than the contractually specified rent we are owed under the lease. In addition, any claim we have for unpaid past rent may not be paid in full.

        The large majority of our properties are leased to tenants who are not rated by any nationally recognized statistical rating organization. It is more difficult to assess the ability of a tenant that is not rated to meet its obligations to us than that of a rated tenant.

  Our failure to meet certain terms of our credit agreement would adversely affect our business and may prevent us from making distributions on our Shares.

        We have entered into a credit agreement for a $500 million bank facility, which will become effective upon completion of this offering. The credit agreement includes various conditions to our borrowing, various covenants and events of default. The credit agreement contains important financial covenants, including covenants requiring us to maintain certain minimum debt service coverage and leverage ratios. For a description of our bank facility, see "Business—Our Financing Policies—Our New Bank Facility." Lenders under the credit agreement have taken a security interest in the equity of certain of our subsidiaries and in certain of our leases and rents as collateral. If the occupancy of our properties or the rents we can charge decline, the amount we can borrow under our bank facility may be reduced or eliminated and we may be in default under the credit agreement. If we are unable to borrow under our bank facility we may be unable to meet our obligations or acquire additional properties, and we may be required to sell some of our properties. In addition, the credit agreement provides that a change in control of us may cause the amounts outstanding under our bank facility to become immediately due and payable.

        If we default under the credit agreement at a time when amounts are outstanding under our bank facility, our lenders may demand immediate payment or assume control of our assets that have been pledged as collateral. Additionally, during the continuance of any event of default under the credit agreement, we will be limited or in some cases prohibited from making distributions on our Shares. Any default under the credit agreement or under any other agreement relating to debt that we may incur may materially and adversely affect us.

        In the future, we may obtain additional debt financing, and the covenants and conditions which apply to any such additional indebtedness may be more restrictive than the covenants and conditions in the credit agreement.

  We may be unable to access the capital necessary to repay our debts, invest in our properties or fund acquisitions.

        We intend to qualify for taxation as a REIT for U.S. federal income tax purposes for our taxable year ending December 31, 2012. To qualify for taxation as a REIT, we will be required to distribute at least 90% of our annual REIT taxable income (excluding capital gains) and satisfy a number of organizational and operational requirements to which REITs are subject. Accordingly, we generally will not be able to retain sufficient cash from operations to repay debts, invest in our properties or fund acquisitions. Our business and growth strategies depend, in part, upon our ability to raise additional capital at reasonable costs to repay our debts, invest in our properties and fund new acquisitions. The net proceeds of this offering will be used to repay amounts due to CWH and will not be available for investment in our business. Our ability to raise reasonably priced capital is not guaranteed. Since 2008, there has been a significant reduction in the amount of capital available for commercial enterprises on a global basis and increased volatility in most debt and equity markets. We may be unable to raise reasonably priced capital because of reasons related to our business or for reasons beyond our control, such as market conditions. Additionally, since we are a newly formed company with no previous operating history, it may be more difficult for us to raise reasonably priced capital than other companies, many of which have established financing programs and, in some cases, investment grade credit ratings. Though we intend to manage our leverage in a way that may eventually permit us to achieve an investment grade rating, we can provide no assurance that we will be able to achieve an investment grade rating or when we might do so. If we are unable to achieve an investment grade rating, we believe our ability to issue reasonably priced unsecured debt may be limited. If we are unable to raise reasonably priced capital, our business and growth strategies may fail.

  We may be unable to acquire additional properties and grow our business.

        An element of our business plan involves the acquisition of additional properties. We cannot assure you that we will be able to consummate attractive acquisition opportunities or that any acquisitions we make will be successful. Notwithstanding pre-acquisition due diligence, we do not believe that it is possible to fully understand a property before it is owned and operated for an extended period of time; therefore, we could acquire a property with undisclosed defects, and we might encounter unanticipated difficulties and expenditures relating to any acquired property. Newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. We might never realize the anticipated benefits of any acquisition. After our acquisition of a property, the market in which the property is located may experience unexpected changes that adversely affect the property's value. Also, any acquisitions may not yield the returns we expect and, if any such acquisitions are financed with debt or new equity issuances, may result in shareholder dilution. In addition, our credit agreement limits our future investments in certain areas relative to our total asset value, and this may limit our ability to acquire properties that we would like to acquire. For these reasons, among others, our business plan to acquire additional properties may not succeed or may cause us losses.

  We face significant competition.

        We face significant competition for acquisition opportunities from other investors, including publicly traded and private REITs, numerous financial institutions, individuals and public and private companies. Because of competition, we may be unable to, or may pay a significantly increased purchase price to, acquire a desired property. Some of our competitors may have greater financial and management resources than we have.

        In addition, substantially all of our properties face competition for tenants. Some competing properties may be newer, better located or more attractive to tenants. Competing properties may have lower rates of occupancy than our properties, which may result in competing owners offering available space at lower rents than we offer at our properties. This competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge.

  Ownership of real estate is subject to environmental and climate change risks.

        Ownership of real estate is subject to risks associated with environmental hazards. We may be liable for environmental hazards at, or migrating from, our properties, including those created by prior owners or occupants, existing tenants, abutters or other persons. Various federal and state laws impose liabilities upon property owners, such as us, for any environmental damages arising from properties they own. We may be held liable for environmental investigation and clean up at, or near, our properties, including at sites we own and lease to our tenants. As an owner or previous owner of properties which contain environmental hazards, we also may be liable for damages to governmental agencies or third parties for costs and damages they incur arising from environmental hazards at such properties. Moreover, the costs and damages which may arise from environmental hazards are often difficult to project and may be substantial.

        Although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant's activities on the property, we could be subject to strict liability by virtue of our ownership interest. We cannot be sure that our tenants will satisfy their indemnification obligations, if any, under our leases. Furthermore, the discovery of contamination or violations of environmental laws on any of our properties could lead to significant remediation costs or fines, penalties, or other liabilities or obligations attributable to the tenant of that property. Such liabilities or obligations may affect a tenant's ability to make payments to us, including rental payments and, where applicable, indemnification payments. When we acquired our properties from CWH, we agreed to indemnify CWH against all environmental liabilities with respect to the properties.

        Certain of our Hawaii lands are used or have been used for industrial purposes. Though we have reviewed these and our other properties for potential environmental liabilities and have established a reserve for potential costs that may be incurred as a result of environmental contamination, no assurance can be given that we have identified all potential environmental liabilities or that our reserve will be sufficient to cover any costs we may incur relating to environmental matters. Some of these properties contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. Our exposure to these tanks creates the potential for the release of petroleum products or other hazardous or toxic substances onto our properties. In addition, certain of our properties are on or are adjacent to or near other properties upon which others, including former owners or tenants of our properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances.

        As of September 30, 2011, we have reserved approximately $12.7 million for potential environmental liabilities. Environmental exposures are difficult to assess and estimate for numerous reasons, including uncertainty about the extent of contamination, alternative treatment methods that may be applied, location of the property which subjects it to differing local laws and regulations and their interpretations, as well as the time it takes to remediate contamination. In developing reserves for potential environmental liability on a property by property basis, we consider among other things, enacted laws and regulations, assessments of contamination and surrounding geology, quality of information available, currently available technologies for treatment, alternative methods of remediation and prior experience. Environmental reserves are based on estimates which are subject to significant change and are adjusted as the remediation treatment progresses, as circumstances change and as environmental contingencies become more clearly defined and reasonably estimable. We do not believe that there are environmental conditions at any of our properties that will materially and adversely affect us. However, no assurance can be given that environmental conditions present at our properties or costs we may be required to incur in the future to address environmental contamination will not materially and adversely affect us.

        We believe any asbestos in our buildings is contained in accordance with current regulations, and we have no current plans to remove it. If we removed the asbestos or demolished these properties, certain environmental regulations govern the manner in which the asbestos must be handled and removed.

        The current political debate about climate change has resulted in various treaties, laws and regulations which are intended to limit carbon emissions. We believe these laws being enacted or proposed may cause energy costs at our properties to increase. Laws enacted to mitigate climate change may make some of our buildings obsolete or cause us to make material investments in our properties which could materially and adversely affect our financial condition.

  Real estate ownership creates risks and liabilities.

        In addition to the risks related to environmental hazards and climate change, our business is subject to other risks associated with real estate ownership, including:

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  the illiquid nature of real estate markets which limits our ability to sell our assets rapidly to respond to changing market conditions;

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  the subjectivity of real estate valuations and changes in such valuations over time;

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  legislative and regulatory developments that may occur at the federal, state and local levels that have direct or indirect impact on the ownership, leasing and operation of our properties;

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  property and casualty losses; and

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  litigation incidental to our business.

  Insurance on our properties may not adequately cover all losses and uninsured losses could materially and adversely affect us.

        Generally, our tenants are responsible for the costs of insurance coverage for the properties we lease to them, including for casualty, liability, fire, extended coverage and rental or business interruption loss. Either we purchase the insurance ourselves and our tenants are required to reimburse us, or the tenants buy the insurance directly and are required to list us as an insured party. Depending upon the location of the property, including our properties located in Hawaii, losses of a catastrophic nature, such as those caused by tsunamis, hurricanes, flooding, volcanic eruptions and earthquakes, may be covered by insurance policies with limitations such as large deductibles or co-payments that a tenant may not be able to meet. Under certain circumstances insurance proceeds may not be adequate to restore our economic position with respect to an affected property and we could be materially and adversely affected.

  We intend to rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

        We intend to rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information and to manage or support a variety of our business processes, including financial transactions and keeping of records, which may include personal identifying information of tenants and lease data. We intend to rely on commercially available systems, software, tools and monitoring to provide security for processing, transmitting and storing confidential tenant information, such as individually identifiable information relating to financial accounts. Although we will take steps to protect the security of the data maintained in our information systems, it is possible that our security measures will not be able to prevent the systems' improper functioning, or the improper disclosure of personally identifiable information such as in the event of cyber attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of our information systems could interrupt our operations, damage our reputation, subject us to liability claims or regulatory penalties and could materially and adversely affect us.

  Changes in lease accounting standards may materially and adversely affect us.

        The Financial Accounting Standards Board has proposed accounting rules that would require companies to capitalize all leases on their balance sheets by recognizing a lessee's rights and obligations. If the proposal is adopted in its current form, many companies that account for certain leases on an "off balance sheet" basis would be required to account for such leases "on balance sheet." This change would remove many of the differences in the way companies account for owned property and leased property, and could have a material affect on various aspects of our tenants' businesses, including their credit quality and the factors they consider in deciding whether to own or lease properties. If the proposal is adopted in its current form, it could cause companies that lease properties to prefer shorter lease terms, in an effort to reduce the leasing liability required to be recorded on their balance sheets. The proposal could also make lease renewal options less attractive, as, under certain circumstances, the rule would require a tenant to assume that a renewal right will be exercised and accrue a liability relating to the longer lease term.

Risks Related to Our Relationships with CWH and RMR and to Our Organization and Structure

  CWH will own more than        % of our Shares after this offering. As a result, you will have less influence over our business than shareholders of most other publicly owned companies.

        After this offering, CWH will own approximately        % of our outstanding Shares (approximately        % if the underwriters exercise their over allotment option in full). For so long as CWH continues to retain a significant ownership stake in us, CWH may be able to elect all of the members of our board of trustees, including our Independent Trustees, and may effectively control the outcome of shareholder actions. As a result, CWH may have the ability to control all matters affecting us, including:

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  the composition of our board of trustees and, through our board of trustees, determinations with respect to our management, business plans and policies, including the appointment and removal of our officers;

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  determinations with respect to mergers and other business combinations;

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  our acquisition or disposition of assets;

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  our financing activities;

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  amendments to our transaction agreement with CWH;

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  amendments to our management agreements with RMR;

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  the making of distributions on our Shares; and

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  the number of Shares available for issuance under our 2012 Equity Compensation Plan, or the Equity Compensation Plan.

        CWH's significant ownership in us and resulting ability to effectively control us may discourage transactions involving a change of control, including transactions in which you as a holder of our Shares might otherwise receive a premium for your Shares over the then current market price.

  CWH's ability to sell its ownership stake in us and speculation about such possible sales may adversely affect the market price of our Shares.

        CWH is not prohibited from selling some or all of its Shares, except that it has agreed (subject to certain exceptions) not to sell or transfer any Shares for 180 days after the date of this prospectus without first obtaining the written consent of Morgan Stanley & Co. LLC, and CWH may do so without your approval. CWH has advised us that it does not have any current plans to sell or otherwise dispose of its Shares. However, CWH has a history of successfully divesting certain of its properties into new REITs and then selling or distributing to its shareholders its stake in such REITs over time. In addition, speculation by the press, stock analysts, our shareholders or others regarding CWH's intention to dispose of its Shares could adversely affect the market price of our Shares. So long as CWH continues to retain significant ownership in us, the market price of our Shares may be adversely impacted. Accordingly, your Shares may be worth less than they would be if CWH did not have significant ownership in us.

  This offering will directly benefit CWH.

        All of the net proceeds of this offering will be used by us to repay part of the $400 million CWH Note which we issued to CWH in connection with its transfer of properties to us. In addition, upon completion of this offering, we expect to repay the balance of the $400 million CWH Note not repaid with the net proceeds of this offering by borrowing the necessary amount under our bank facility.

  We are dependent upon RMR to manage our business and implement our growth strategy.

        We have no employees. Personnel and services that we require will be provided to us under contracts with RMR. Our ability to achieve our business objectives depends on RMR and its ability to manage our properties, identify and complete new acquisitions for us and to execute our financing strategy. Accordingly, our business is dependent upon RMR's business contacts, its ability to successfully hire, train, supervise and manage its personnel and its ability to maintain its operating systems. If we lose the services provided by RMR or its key personnel, our business and growth prospects may decline. We may be unable to duplicate the quality and depth of management available to us by becoming a self managed company or by hiring another manager. Also, in the event RMR is unwilling or unable to continue to provide management services to us, our cost of obtaining substitute services may be greater than the fees we will pay RMR under our management agreements, and as a result our expenses may increase.

  Our management structure and agreements and relationships with CWH and RMR may restrict our investment activities and may create conflicts of interest or the perception of such conflicts.

        RMR will be authorized to follow broad operating and investment guidelines and, therefore, will have discretion in determining the types of properties that will be appropriate investments for us, as well as our individual operating and investment decisions. Our board of trustees will periodically review our operating and investment guidelines and our operating activities and investments but it will not review or approve each decision made by RMR on our behalf. In addition, in conducting periodic reviews, our board of trustees will rely primarily on information provided to it by RMR. RMR is beneficially owned by our Managing Trustees, Barry M. Portnoy and Adam D. Portnoy.

        In our management agreements with RMR, we will acknowledge that RMR manages other businesses, including four other NYSE-listed REITs (CWH, GOV, HPT and SNH), and will not be required to present us with investment opportunities that RMR determines are within the investment focus of another business managed by RMR. RMR will have discretion to determine which investment or leasing opportunities to present to us or to other businesses it manages. Accordingly, we may lose investment opportunities to, and may compete for tenants with, CWH and other businesses managed by

RMR. We will also agree with RMR to first offer any property that we determine to sell and that is within the principal investment focus of another REIT managed by RMR to such REIT prior to entering into any sale or other disposition arrangement with respect to such property.

        RMR also acts as the manager for CWH and three other NYSE-listed REITs: GOV, HPT and SNH. RMR also provides management services to other publicly and privately owned companies, including Five Star Quality Care, Inc., or Five Star, which operates senior living communities; and TravelCenters of America LLC, or TravelCenters, which operates and franchises travel centers. These multiple responsibilities to public companies and other businesses could create competition for the time and efforts of RMR and Barry M. Portnoy and Adam D. Portnoy. In addition, we expect to participate with RMR, CWH, GOV, HPT, SNH, Five Star and TravelCenters in a combined insurance program through Affiliates Insurance Company, an Indiana insurance company, or AIC. RMR, CWH, GOV, HPT, SNH, Five Star and TravelCenters have each invested in AIC and all of our trustees are directors of AIC. We also expect to invest in AIC.

        Barry M. Portnoy is Chairman of the Board and Adam D. Portnoy is President, Chief Executive Officer and a director of RMR. One of our Independent Trustees, William A. Lamkin, is an Independent Trustee of CWH. All of our other Independent Trustees are members of one or more boards of trustees or directors of other companies managed by RMR. Our executive officers are also executive officers of RMR, CWH and other companies managed by RMR. In addition, Adam D. Portnoy is President of CWH. The foregoing individuals may hold equity in or positions with other companies managed by RMR. Such equity ownership and positions by our trustees and officers after this offering could create, or appear to create, conflicts of interest with respect to matters involving us, RMR and its affiliates.

  The management agreements that we will enter into with RMR were negotiated between affiliated parties and may not be as favorable to us as they would have been if negotiated between unaffiliated parties.

        We will pay RMR fees based in part upon the historical cost of our investments to CWH which at any time may be more or less than the fair market value thereof, the gross revenue we collect from tenants and the cost of construction we incur at our properties which is supervised by RMR, plus an incentive fee for years beginning after December 31, 2012 based upon certain increases in our Normalized FFO Per Share (as defined in the management agreements). See "Manager." Our fee arrangements with RMR could encourage RMR to advocate acquisitions of properties, to undertake construction activities or to overpay for acquisitions or construction. These arrangements may also encourage RMR to discourage our sales of properties. Our management agreements were negotiated between affiliated parties and the terms, including the fees payable to RMR, may not be as favorable to us as they would have been were they negotiated on an arm's length basis between unaffiliated parties.

  The management agreements that we will enter into with RMR may discourage our change of control.

        RMR will be able to terminate its management agreements with us if we experience a change of control. We may be unable to duplicate, without considerable cost increases, the quality and depth of management available to us by contracting with RMR if we become a self managed company or if we contract with unrelated third parties. For these reasons, the management agreements that we will enter into with RMR may discourage a change of control of us, including a change of control which might result in payment of a premium for your Shares.

  The potential for conflicts of interest as a result of our management structure may provoke dissident shareholder activities that result in significant costs.

        In the past, in particular following periods of volatility in the overall market or declines in the market price of a company's securities, shareholder litigation, dissident trustee nominations and dissident proposals have often been instituted against companies alleging conflicts of interest in business dealings with affiliated persons and entities. Our relationship with CWH, with RMR, with the other businesses and entities to which RMR provides management services, with Barry M. Portnoy and Adam D. Portnoy and with RMR affiliates may precipitate such activities. These activities, if instituted against us, could result in substantial costs and a diversion of our management's attention.

  Ownership limitations and anti-takeover provisions in our declaration of trust and bylaws, as well as certain provisions of Maryland law, may prevent your receiving a takeover premium or prevent our shareholders from implementing beneficial changes.

        Our declaration of trust will prohibit any shareholder other than CWH, RMR and their affiliates from owning (directly and by attribution) more than 9.8% of the number or value of shares of any class or series of our outstanding shares of beneficial interest, including our Shares. This provision of our declaration of trust is intended to assist with our REIT compliance under the Internal Revenue Code of 1986, as amended, or the Code, and otherwise to promote our orderly governance. However, this provision will also inhibit acquisitions of a significant stake in us and may prevent a change in our control. Additionally, many provisions that will be contained in our governing documents upon completion of this offering (described below under the caption "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws") may further deter persons from attempting to acquire control of us and implement changes that may be beneficial to our shareholders, including, for example, provisions relating to:

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  the division of our trustees into three classes, with the term of one class expiring each year, which could delay a change in our control;

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  shareholder voting rights and standards for the election of trustees and other provisions which require larger majorities for approval of actions which are not approved by our trustees than for actions which are approved by our trustees;

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  required qualifications for an individual to serve as a trustee and a requirement that certain of our trustees be "Managing Trustees" and other trustees be "Independent Trustees";

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  limitations on the ability of our shareholders to propose nominees for election as trustees and propose other business to be considered at a meeting of our shareholders;

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  limitations on the ability of our shareholders to remove our trustees;

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  the authority of our board of trustees, and not our shareholders, to adopt, amend or repeal our bylaws; and

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  the authority of our board of trustees to adopt certain amendments to our declaration of trust without shareholder approval, including the authority to increase or decrease the number of authorized Shares, to create new classes or series of shares (including a class or series of shares that could delay or prevent a transaction or a change in our control that might involve a premium for our Shares or otherwise be in the best interests of our shareholders), to increase or decrease the number of shares of any class, and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of our Shares or any new class of shares created by our board of trustees.

  Our rights and the rights of our shareholders to take action against our trustees and officers are limited.

        Upon completion of this offering, our declaration of trust will limit the liability of our trustees and officers to us and our shareholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law, our trustees and officers will not have any liability to us and our shareholders for money damages other than liability resulting from:

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  actual receipt of an improper benefit or profit in money, property or services; or

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  active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.

        Our bylaws will require us to indemnify any present or former trustee or officer, to the maximum extent permitted by Maryland law, who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity. However, except with respect to proceedings to enforce rights to indemnification, we will indemnify any person referenced in the previous sentence in connection with a proceeding initiated by such person against us only if such proceeding is authorized by our board of trustees. In addition, we may be obligated to pay or reimburse the expenses incurred by our present and former trustees and officers without requiring a preliminary determination of their ultimate entitlement to indemnification.

  Disputes with CWH and RMR and shareholder litigation against us or our trustees and officers may be referred to binding arbitration.

        Our contracts with CWH and RMR will provide that any dispute arising under those contracts may be referred to binding arbitration. Similarly, our bylaws will provide that actions by our shareholders against us or against our trustees and officers, including derivative and class actions, may be referred to binding arbitration. As a result, we and our shareholders would not be able to pursue litigation for these disputes in courts against CWH, RMR or our trustees or officers. In addition, the ability to collect attorneys' fees or other damages may be limited in the arbitration, which may discourage attorneys from agreeing to represent parties wishing to commence such a proceeding.

  We may change our operational, financing and investment policies without shareholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

        Our board of trustees determines our operational, financing and investment policies and may amend or revise our policies, including our policies with respect to our intention to qualify for taxation as a REIT, acquisitions, dispositions, growth, operations, indebtedness, capitalization and distributions, or approve transactions that deviate from these policies, without a vote of, or notice to, our shareholders. Policy changes could adversely affect the market value of our Shares and our ability to make distributions to you. Further, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of trustees may alter or eliminate our current policy on borrowing at any time without shareholder approval. If this policy changed, we could become more highly leveraged, which could result in an increase in our debt service costs. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk.

Risks Related to this Offering

  The future amounts of any distributions to our shareholders are not assured or guaranteed.

        We intend to make regular quarterly distributions on our Shares. However:

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  our ability to make distributions will be adversely affected if any of the risks described herein occur; and

  •
  any distributions will be made at the discretion of our board of trustees and will depend upon various factors that our board of trustees deems relevant, including our results of operations, our financial condition, debt and equity capital available to us, our expectation of our future capital requirements, our CAD, our Normalized FFO, restrictive covenants in our financial or other contractual arrangements (including those in our credit agreement), tax law requirements to qualify for taxation as a REIT and restrictions under Maryland law.

For these reasons, among others, our distribution rate may not meet our expectations, may decline or we may cease making distributions. Also, our distributions may include a return of capital.

  The market prices of publicly traded shares have recently been very volatile. There has been no historical public market for our Shares. The market price for Shares you purchase may decline substantially and quickly.

        The stock market in general, and REITs in particular, have recently experienced extreme share price and volume fluctuations. These broad market and industry factors may decrease the market price of our Shares, regardless of our actual operating performance. Prior to this offering, there has been no public market for our Shares. We cannot predict the extent to which a trading market will develop or how liquid or volatile that market might become. The initial public offering price for our Shares was determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market value of our Shares could be substantially affected by general market conditions, including the extent to which a secondary market develops for our Shares following completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions. For these reasons, among others, the market price of the Shares you purchase in this offering may decline substantially and quickly.

  Purchasers in this offering will experience immediate dilution in net tangible book value, and there may be future dilution to earnings related to our Shares.

        The initial public offering price of our Shares is higher than the net tangible book value per outstanding Share. Purchasers of our Shares in this offering will incur immediate dilution of $            per Share in the net tangible book value of our Shares from the initial public offering price of $            per Share. If the underwriters exercise their over allotment option in full, there will be immediate dilution of $            per Share in the net tangible book value of our Shares. The market price of our Shares could decline as a result of issuances or sales of a large number of our Shares in the market after this offering or the perception that such issuances or sales could occur. Additionally, future issuances or sales of a substantial number of our Shares may be at prices below the initial public offering price of our Shares offered by this prospectus and may result in further dilution in the net tangible book value of our Shares and/or materially and adversely impact the market price of our Shares.

  Future sales of our securities may depress the market price of your Shares.

        Subject to applicable law, our board of trustees has the authority, without further shareholder approval, to cause us to issue additional Shares and other equity and debt securities on the terms and for the consideration it deems appropriate. We cannot predict the effect, if any, of future issuances of our Shares or other securities, or of the prospect of such issuances on the market price of our Shares. We also may issue from time to time additional securities in connection with property or business acquisitions and may grant registration rights in connection with such issuances. After completion of this offering, we will have                        Shares outstanding, including an aggregate of                        Shares owned by CWH (assuming no exercise of the underwriters' over allotment option). Additionally, up to                        Shares may be issued under the Equity Compensation Plan to our trustees, executive officers and RMR employees. From and after January 1, 2013, RMR will be eligible to receive incentive compensation payable in our Shares. We, our trustees, certain of our executive officers and CWH have agreed, subject to various exceptions, not to sell or issue any Shares or any securities convertible into or exchangeable or exercisable for Shares, or file any registration statement relating to our equity securities with the Securities and Exchange Commission, or the SEC, for 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters. Morgan Stanley & Co. LLC, at any time and without notice, may release all or any portion of our Shares subject to the foregoing agreements. Future sales or issuances of a substantial number of our Shares or of senior securities, or the perception that such sales or issuances might occur, could depress the market price of our Shares.

  The Combined and Condensed Combined Financial Statements of Certain Selected Properties (wholly owned by CommonWealth REIT) and our unaudited pro forma financial statements may not be representative of our results as an independent public company.

        The Combined and Condensed Combined Financial Statements of Certain Selected Properties (wholly owned by CommonWealth REIT) and our unaudited pro forma financial statements that are included in this prospectus do not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the periods presented. This financial information is not necessarily indicative of what our results of operations, financial position, cash flows or expenses will be in the future. It is impossible for us to accurately estimate all adjustments which may reflect all the significant changes that will occur in our cost structure, funding and operations as a result of our creation, including potential increased costs associated with reduced economies of scale and increased costs associated with being a separate publicly traded company. For additional information, see "Selected Financial and Pro Forma Financial Information" and the Combined and Condensed Combined Financial Statements of Certain Selected Properties (wholly owned by CommonWealth REIT) and our unaudited pro forma financial statements appearing elsewhere in this prospectus.

  If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

        In connection with operating as a public company, we will be required to provide reliable financial statements and reports to our shareholders. To monitor the accuracy and reliability of our financial reporting, we will utilize an internal audit function provided by RMR that will oversee our internal controls. RMR has documented and developed for CWH and will document and develop for us an initial accounting policy framework and accounting procedures manual for our use, but we can provide no assurances that such procedures will be adequate to provide reasonable assurance to our shareholders regarding the reliability of our financial reporting and the preparation of our financial statements. In addition, RMR will develop and document policies and procedures for us with respect to company-wide business processes and cycles in order to implement effective internal control over financial reporting. While we intend to undertake substantial work to comply with Section 404 of the Sarbanes-Oxley Act of 2002, and RMR has substantial experience in complying with these sections of the Sarbanes-Oxley Act of 2002, we cannot be certain that we will be successful in implementing or maintaining effective internal control over our financial reporting and may determine in the future that our existing internal controls need improvement. If we fail to implement and comply with proper overall controls, we could be materially harmed or we could fail to meet our reporting obligations. In addition, the existence of a material weakness or significant deficiency could result in errors in our financial statements that could require a restatement, cause us to fail to meet our reporting obligations, result in increased costs to remediate any deficiencies, attract regulatory scrutiny or lawsuits and cause investors to lose confidence in our reported financial information, leading to a substantial decline in the market price of our Shares.

  In addition to the underwriting discounts and commissions to be received by the underwriters, they may receive other benefits from this offering.

        In addition to the underwriting discounts and commissions to be received by the underwriters, affiliates of each of the underwriters will act as lenders under our bank facility and are lenders to CWH. We will use the net proceeds of this offering to repay a portion of the $400 million CWH Note. If CWH uses such repayment to repay any of its indebtedness, affiliates of certain of our underwriters may receive a portion of such repayment. These transactions create a potential conflict of interest because each of these entities may have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive.

        The underwriters and/or their affiliates may engage in commercial and investment banking transactions with us or our affiliates in the ordinary course of their business. They expect to receive customary compensation and expense reimbursement for these commercial and investment banking transactions.

Risks Related to Our Taxation

  Our failure to qualify or remain qualified for taxation as a REIT for U.S. federal income tax purposes could have significant adverse consequences.

        We intend to qualify for taxation as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2012, and to maintain such qualification thereafter. Our qualifying for taxation as a REIT depends on our satisfying complex, statutory requirements, for which there are only limited judicial and administrative interpretations. Even if we initially qualify for taxation as a REIT, maintaining our status as a REIT will require us to continue to satisfy certain tests concerning, among other things, the nature of our assets, the sources of our income and the amounts we distribute to our shareholders. In order to meet these requirements, it may be necessary for us to liquidate or forego attractive investments. If we fail to qualify or remain qualified for taxation as a REIT, then our ability to raise capital might be adversely affected, we will be in breach under our credit agreement, we may be subject to material amounts of federal and state income taxes. In addition, if we lose or revoke our tax status as a REIT for a taxable year, we will be prevented from requalifying for taxation as a REIT for the next four taxable years.

  Distributions to our shareholders generally will not qualify for reduced tax rates.

        The maximum tax rate for dividends payable by U.S. corporations to non-corporate stockholders, trusts and estates is 15% through the end of 2012. Distributions paid by REITs, however, are generally not eligible for this reduced rate. The more favorable rates for corporate dividends could cause non-corporate investors, trusts and estates to perceive that investment in REITs are less attractive than investment in non-REIT corporations that pay dividends, thereby reducing the demand and market price of our Shares.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

        This prospectus contains certain forward looking statements that are subject to various risks and uncertainties. Forward looking statements are generally identifiable by use of forward looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in our forward looking statements. Factors that could have a material adverse effect on our forward looking statements and upon our business, results of operations, financial condition, FFO, Normalized FFO, CAD, cash flows, liquidity and prospects include, but are not limited to:

  •
  the factors referenced in this prospectus, including those set forth under the section captioned "Risk Factors";

  •
  changes in the debt or equity markets, the general economy or the real estate industry, whether the result of market events or otherwise;

  •
  our ability to retain our existing tenants and maintain current rental rates;

  •
  unanticipated increases in financing and other costs, including a rise in interest rates;

  •
  our ability to raise additional capital at reasonable costs to repay debts, invest in our properties and fund acquisitions;

  •
  our ability to acquire additional single tenant properties;

  •
  the degree and nature of our competition;

  •
  actual and potential conflicts of interest with CWH, our Managing Trustees and RMR and its affiliates and clients;

  •
  changes in personnel or the lack of availability of qualified personnel;

  •
  changes in governmental regulations, accounting rules, tax rates and similar matters;

  •
  legislative and regulatory changes, including changes to the Code and related rules, regulations and interpretations governing the taxation of REITs; and

  •
  limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes.

        When considering forward looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The matters summarized under "Risk Factors" and elsewhere in this prospectus could cause our actual results and performance to differ significantly from those contained in our forward looking statements. Accordingly, we cannot guarantee future results or performance. Readers are cautioned not to place undue reliance on any of these forward looking statements, which reflect our views as of the date of this prospectus. Furthermore, we do not intend to update any of our forward looking statements after the date of this prospectus to conform these statements to actual results and performance, except as may be required by applicable law.

 USE OF PROCEEDS

        We estimate that the net proceeds of this offering will be approximately $             million (or approximately $             million if the underwriters exercise their over allotment option in full), assuming an initial public offering price of $            per Share, the mid-point of the price range on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and other estimated offering expenses payable by us of approximately $            (or approximately $            if the underwriters exercise their over allotment option in full).

        We will use the net proceeds of this offering to repay part of the $400 million CWH Note. We expect to repay all of the remaining outstanding balance of the $400 million CWH Note and to reimburse CWH for costs it incurred to organize us, establish our bank facility and prepare for this offering with borrowings under our $500 million bank facility. Affiliates of the underwriters will act as lenders under our bank facility.

DISTRIBUTION POLICY

        We intend to pay regular quarterly distributions to holders of our Shares. Our expected initial quarterly distribution is $            per Share. On an annualized basis, we expect to distribute $            per Share, which equals an annual yield of approximately        % of an assumed initial public offering price of $            per Share, the mid-point of the price range on the cover page of this prospectus. We estimate that our expected initial annual distribution will represent approximately        % of CAD,        % of FFO and        % of Normalized FFO, respectively, for the twelve months ending September 30, 2012. We do not intend to reduce the annualized distribution per Share if the underwriters exercise their over allotment option. If the underwriters exercise their over allotment option in full, and we maintain our expected distribution, our total distributions on an annualized basis would increase by approximately $             million and our initial annual distribution would represent        % of CAD,         % of FFO and        % of Normalized FFO, respectively, for the twelve months ending September 30, 2012. We intend to maintain this distribution rate for at least twelve months following completion of this offering. However, the timing and amount of any distributions will be at the discretion of our board of trustees and will depend on various factors that our board of trustees deems relevant, including our results of operations, our financial condition, debt and equity capital available to us, our expectation of our future capital requirements, our CAD, our Normalized FFO, restrictive covenants in our financial or other contractual arrangements (including those in our credit agreement), tax law requirements to qualify for taxation as a REIT and restrictions under Maryland law. The distribution that we expect to pay for the period beginning on the closing date of this offering and ending on the last day of the first full calendar quarter after the closing date will include a full quarterly distribution plus a prorated amount for the number of days between the closing date of this offering and the end of the calendar quarter in which the closing occurs.

        We have estimated our CAD, FFO and Normalized FFO for the twelve months ending September 30, 2012 based on adjustments to our pro forma net income available to our shareholders for the twelve months ended September 30, 2011 (giving effect to this offering, the repayment of the $400 million CWH Note and the borrowing of approximately $225 million under our $500 million bank facility as described in "Use of Proceeds"). In estimating our CAD, FFO and Normalized FFO, we have made certain assumptions as reflected in the table and notes below. For example, these estimates do not include the effect of any changes in our working capital. These estimates were based upon the historical operating results of our properties and do not take into account any capital investments or their associated cash flows as they cannot be estimated at this time. Similarly, these estimates do not take into account any financing activities, or their associated cash flows, other than the repayment of the $400 million CWH Note and the borrowing of approximately $225 million under our bank facility, as they cannot be estimated at this time. These estimates also do not take into account other currently unanticipated expenditures we may have to make.

        Following completion of this offering, we may undertake other investing or financing activities that may have a material effect on our estimate of CAD, FFO or Normalized FFO. Because we have made the assumptions described herein in making these estimates, we do not intend these estimates to be a projection or forecast of our actual results of operations or our liquidity, and have estimated these amounts for the sole purpose of illustrating the expected amount of our initial distribution. These estimates should not be considered as an alternative to cash flow from operating activities or net income computed in accordance with GAAP or as an indicator of our liquidity or our ability to make distributions. In addition, the calculations set forth below may not be the basis upon which our board of trustees may determine future distributions. No assurance can be given that our estimates will prove accurate, and actual distributions may therefore be significantly different from the estimated distributions. We have set forth below the calculation of our estimated FFO, Normalized FFO and related distribution payout ratios, because we believe these metrics may be useful to investors in evaluating our proposed distribution relative to operating performance metrics often used by investors when evaluating an equity REIT.

        Distributions in excess of our current and accumulated earnings and profits, if any, will not be taxable to a taxable U.S. shareholder under current U.S. federal income tax law to the extent those distributions do not exceed the shareholder's adjusted tax basis in his or her Shares, but rather will reduce the adjusted basis of the Shares. In that case, the gain (or loss) recognized on the sale, exchange or other disposition of those Shares or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. shareholder's adjusted tax basis in his or her Shares, they generally will be treated as a gain realized from the taxable disposition of those Shares. The percentage of distributions to our shareholders that exceeds our current and accumulated earnings and profits may vary substantially from year-to-year. For a more complete discussion of the tax treatment of distributions to U.S. holders of our Shares, see "Federal Income Tax Considerations—Taxation of U.S. Shareholders."

        U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income including net capital gains. For more information, please see "Federal Income Tax Considerations." We anticipate that our distributions will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay additional distributions in order to meet these distribution requirements, and we may need to borrow funds to make those distributions.

        We cannot assure you that our estimated distributions will be paid or sustained. Any distributions we pay in the future, as well as their timing and frequency, will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the rental income we receive, our operating expenses, interest expense, the ability of our tenants to meet their obligations and our unanticipated expenditures. For more information regarding risk factors that could materially and adversely affect our actual results of operations, see "Risk Factors." If our properties do not generate sufficient revenues to allow cash to be distributed by us, we may be required to fund distributions from working capital or borrowings under our bank facility, reduce our distributions or make taxable distributions of our Shares. Our payment of distributions is subject to compliance with restrictions contained in our credit agreement. In addition, our declaration of trust allows us to issue preferred shares that could have a preference on distributions. We currently have no intention to issue any preferred shares, but if we do, the distribution preference on the preferred shares could limit our ability to make distributions to holders of our Shares. In the future, our board of trustees may elect to adopt a distribution reinvestment plan.

        The following table sets forth calculations relating to our intended initial distribution based on the pro forma net income from our properties for the year ended December 31, 2010 and the adjustments we have made in order to estimate our CAD, FFO and Normalized FFO for the twelve months ending September 30, 2012. Amounts are in thousands, except Share, per Share and per square foot data.

Calculation of estimated CAD for the twelve months ending September 30, 2012
Pro forma net income for year ended December 31, 2010		$54,324
Less: Pro forma net income for nine months ended September 30, 2010		(39,698)
Add: Pro forma net income for nine months ended September 30, 2011		47,086

Pro forma net income for twelve months ended September 30, 2011		$61,712

Add: Net increases in net operating income(1)		$1,870
Add: Historical depreciation and amortization		10,391
Add: Amortization of deferred financing fees on new bank facility(2)		1,000
Add: Net effect of non-cash rental income(3)		(4,400)
Add: Historical acquisition related costs(4)		511
Add: Historical allocated general and administrative costs(5)		5,559
Less: Estimated general and administrative costs(6)		(6,316)
Less: Estimated capital expenditures(7)		(2,142)

Estimated CAD for the twelve months ending September 30, 2012		$68,185

Pro forma Shares outstanding
Estimated CAD per Share
Estimated annual distribution per share	$
Total annual estimated distribution	$
Estimated annual CAD surplus after distribution	$
Distribution payout ratio of estimated CAD		%
Calculation of estimated FFO and estimated Normalized FFO for the twelve months ending September 30, 2012
Pro forma net income for twelve months ended September 30, 2011		$61,712
Add: Net increases in net operating income(1)		1,870
Add: Historical depreciation and amortization		10,391
Add: Historical allocated general and administrative costs(5)		5,559
Less: Estimated general and administrative costs(6)		(6,316)

Estimated FFO for the twelve months ending September 30, 2012(8)		$73,216
Add: Historical acquisition related costs(4)		511

Estimated Normalized FFO for the twelve months ending September 30, 2012(9)		$73,727

Pro forma Shares outstanding
Estimated FFO per Share	$
Estimated Normalized FFO per Share	$
Estimated annual distribution per Share	$
Total annual estimated distribution	$
Estimated annual FFO surplus after distribution	$
Estimated annual Normalized FFO surplus after distribution	$
Distribution payout ratio of estimated FFO		%
Distribution payout ratio of estimated Normalized FFO		%

(1)
Represents the annualized increase in property net operating income from four properties acquired in December 2010 and one property acquired in January 2011.

(2)
Represents one year of non-cash interest adjustments associated with the amortization of costs related to our new bank facility.

(3)
Represents one year of net non-cash rental revenues associated with the net straight-line adjustments to rental income and the amortization of above- and below-market lease intangibles.

(4)
Represents the costs related to the acquisition of five properties during the 12 months ended September 30, 2011.

(5)
Represents the portion of CWH's historical general and administrative costs for the twelve months ended September 30, 2011 that was allocated to the properties contributed to us by CWH.

(6)
Represents estimated general and administrative costs necessary to operate separately from CWH calculated as follows:

Historical cost of properties transferred from CWH	$943,238
Business management fee percent	0.5%

Estimated business management fee	4,716
Estimated legal and audit fees	1,300
Estimated trustee fees, internal audit expenses and other costs	300

Estimated general and administrative	$6,316

(7)
Under our net leases, our tenants are typically responsible for paying or reimbursing us for all, or substantially all, property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs. However, we may be responsible for certain capital expenditures. The amount shown represents annual capital expenditures estimated to be incurred during the twelve months ending September 30, 2012 calculated as follows:

Total portfolio rentable square feet as of September 30, 2011	21,415
Rate per square foot	$0.10

Estimated capital expenditures	$2,142

(8)
See "Selected Financial and Pro Forma Financial Information" for an explanation of how we calculate and use FFO.

(9)
See "Selected Financial and Pro Forma Financial Information" for an explanation of how we calculate and use Normalized FFO.

CAPITALIZATION

        The following table sets forth our cash, debt and shareholders' equity on (1) a historical basis, (2) as adjusted for the transfer of 253 properties from CWH to us and our issuance to CWH of                        Shares and the $400 million CWH Note and (3) a pro forma basis reflecting this offering and the application of the net proceeds as set forth under "Use of Proceeds" (based on the mid-point of the price range on the cover page of this prospectus and assuming no exercise of the underwriters' over allotment option). This table contains unaudited information and should be read in conjunction with "Use of Proceeds," "Selected Financial and Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma financial statements and the related notes that appear elsewhere in this prospectus. Amounts are in thousands, except Share data.

	Historical December 21, 2011	As Adjusted	Pro Forma(1)
	(unaudited)	(unaudited)	(unaudited)
Cash	$—	$—	$3,000

Debt:
Note	$—	$400,000	$—
Bank facility	—	—	225,000

Total debt	$—	$400,000	$225,000
Shareholders' equity:
Common shares of beneficial interest, par value $0.01 per Share; 50,000,000 Shares authorized; 1,000 Shares issued and outstanding historical; Shares issued and outstanding as adjusted; and Shares issued and outstanding pro forma	$—	$	$
Additional paid in capital	—

Total shareholders' equity	$—	$503,338	$685,338

Total capitalization	$—	$903,338	$910,338

(1)
Upon completion of this offering, we expect to (a) borrow $225 million under our $500 million bank facility to repay the portion of the $400 million CWH Note that is not repaid with the net proceeds of this offering, (b) reimburse CWH for costs it incurred to organize us, establish our bank credit facility and prepare for this offering and (c) fund $3 million in our operating cash account for general business purposes.

 DILUTION

        If you invest in our Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Share and the net tangible book value per Share immediately after the completion of this offering.

        Net tangible book value per Share represents the amount of total tangible assets less total liabilities, divided by the number of Shares then outstanding. Our pro forma net tangible book value as of September 30, 2011, adjusted for CWH's contribution of our properties and our issuance of the $400 million CWH Note, was approximately $472 million for a net tangible book value per Share of $            . After giving effect to our sale of Shares in this offering at the assumed initial public offering price of $            per Share, the mid-point of the price range on the cover page of this prospectus, and deducting the underwriting discounts and commissions and other estimated offering expenses, our pro forma net tangible book value would have been approximately $654 million, or $            per Share (assuming no exercise of the underwriters' over allotment option). This represents an immediate increase in the net tangible book value of $            per Share and an immediate dilution of $            per Share to new investors purchasing Shares in this offering. The following table illustrates this dilution per Share:

Assumed initial offering price per Share		$
Unaudited pro forma net tangible book value per Share as of September 30, 2011, adjusted for CWH's contribution of our properties and our incurrence of $400 million of debt to CWH	$
Increase in unaudited pro forma net tangible book value per Share attributable to this offering	$

Unaudited pro forma net tangible book value per Share after giving effect to this offering		$

Dilution per share to new investors		$

        The following table sets forth, as of September 30, 2011, on the pro forma basis as described above, the difference between the number of Shares purchased from us in this offering and the total consideration paid by CWH and by the new investors in this offering at the assumed initial public offering price of $            per Share, and prior to deducting the underwriting discounts and commissions and other estimated offering expenses.

	Shares Purchased			Total Consideration
	Number	Percentage		Amount	Percentage		Average Price Per Share
	(in millions)			($ in millions)
CWH			%	$		%	$
New investors			%			%	$

Total		100.0%		$	100.0%

        If the underwriters' over allotment option is exercised in full, the following will occur:

  •
  the percentage of our Shares held by CWH will decrease to approximately        % of the total number of our Shares outstanding;

  •
  the number of our Shares held by new investors in this offering will increase to                        Shares, or approximately         % of the total number of Shares outstanding; and

  •
  the immediate dilution experienced by the new investors in this offering will be $            per Share and the net tangible book value per Share will be $            per Share.

SELECTED FINANCIAL AND PRO FORMA FINANCIAL INFORMATION

        You should read the following selected financial and pro forma financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma combined financial statements and related notes included elsewhere in this prospectus.

        We present herein selected combined historical financial information for Certain Selected Properties (wholly owned by CommonWealth REIT), which is a combination of the accounts of 253 properties. These properties and certain related assets and liabilities are reflected in the combined financial statements as if they were owned in an entity separate from CWH, however they were not owned in a separate legal entity during the periods presented in such statements.

        We have not presented our historical financial information because we have not had any activity since our formation other than the issuance to CWH of                Shares and the $400 million CWH Note in connection with CWH's contribution of 253 properties to us and activity in connection with this offering. Therefore, we do not believe a discussion of our historical results would be meaningful.

        The selected historical condensed combined financial information for the nine months ended September 30, 2010 and 2011 and the selected historical condensed combined balance sheet information as of September 30, 2011 have been derived from the unaudited Condensed Combined Financial Statements of Certain Selected Properties (wholly owned by CommonWealth REIT), appearing elsewhere in this prospectus. The selected historical combined financial information for the years ended December 31, 2008, 2009 and 2010 and the selected historical combined balance sheet information as of December 31, 2009 and 2010 have been derived from the audited Combined Financial Statements of Certain Selected Properties (wholly owned by CommonWealth REIT), appearing elsewhere in this prospectus. The selected pro forma financial information for the year ended December 31, 2010 and the nine months ended September 30, 2011 and the selected pro forma balance sheet information as of September 30, 2011 have been derived from the Unaudited Pro Forma Financial Statements of Select Income REIT, appearing elsewhere in this prospectus. The selected historical financial information as of December 31, 2006, 2007 and 2008, and for the years ended December 31, 2006 and 2007, have been derived from the unaudited financial statements of Certain Selected Properties (wholly owned by CommonWealth REIT) that are not included in this prospectus. The selected financial and pro forma financial information in this section are not intended to replace these audited and unaudited financial statements. In addition, the pro forma balance sheet and income statement data below have been adjusted to reflect our bank facility, the sale of                Shares offered hereby, the receipt of the estimated net proceeds of this offering, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by us, and the use of the estimated net proceeds of this offering and borrowings under our bank facility as described under "Use of Proceeds." The selected financial and pro forma financial information below and the financial statements included in this prospectus do not necessarily reflect what our results of operations, financial position and cash flows would have been if we had operated as a stand alone company during all periods presented, and, accordingly, this historical and pro forma information should not be relied upon as an indicator of our future performance. All amounts are in thousands, except number of properties data.

	Year Ended December 31,						Nine Months Ended September 30,
	2006	2007	2008	2009	2010	2010 Pro forma	2010	2011	2011 Pro forma
	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating information
Revenues:
Rental income	$59,230	$64,416	$67,966	$77,551	$80,735	$80,735	$59,067	$68,959	$68,959
Tenant reimbursements and other income	10,550	12,511	13,322	14,057	14,924	14,924	11,202	12,816	12,816

Total revenues	69,780	76,927	81,288	91,608	95,659	95,659	70,269	81,775	81,775
Expenses:
Real estate taxes	9,415	11,195	12,115	13,073	13,771	13,771	10,400	11,009	11,009
Other operating expenses	4,361	5,238	6,987	7,317	7,704	7,704	5,757	6,560	6,560
Depreciation and amortization	4,202	5,419	6,198	8,016	8,078	8,078	5,983	8,296	8,296
Acquisition related costs	—	—	—	185	386	386	6	131	131
General and administrative	3,798	4,212	4,406	4,992	5,291	5,291	3,846	4,114	4,114

Total expenses	21,776	26,064	29,706	33,583	35,230	35,230	25,992	30,110	30,110
Operating income	48,004	50,863	51,582	58,025	60,429	60,429	44,277	51,665	51,665
Interest expense	—	—	—	—	—	(6,105)	—	—	(4,579)

Net income	$48,004	$50,863	$51,582	$58,025	$60,429	$54,324	$44,277	$51,665	$47,086

	As of December 31,					As of September 30,
	2006	2007	2008	2009	2010	2011	2011 Pro forma
	(unaudited)	(unaudited)	(unaudited)			(unaudited)	(unaudited)
Balance sheet information
Total real estate properties (before depreciation)	$699,394	$747,681	$790,947	$828,399	$892,233	$902,098	$902,098
Total assets (after depreciation)	$727,228	$779,404	$827,424	$870,050	$943,710	$955,257	$952,779
Total debt	$—	$—	$—	$—	$—	$—	$225,000

	Year Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(unaudited)	(unaudited)
Cash flow information
Provided by operating activities	$59,328	$66,108	$67,252	$46,966	$54,310
Used in investing activities	$(51,642)	$(48,124)	$(75,233)	$(1,326)	$(11,159)
Provided by (used in) financing activities	$(7,686)	$(17,984)	$7,981	$(45,640)	$(43,151)

	Year Ended December 31,				Nine Months Ended September 30,
	2008	2009	2010	2010 Pro forma	2010	2011	2011 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Other information
Shares outstanding at end of period	—	—	—		—	—
Number of properties at end of period	246	248	252	252	248	253	253
Percent leased at end of period	96.2%	95.1%	96.3%	96.3%	95.3%	95.2%	95.2%
Property NOI(1)	$62,186	$71,218	$74,184	$74,184	$54,112	$64,206	$64,206
FFO(2)	$57,780	$66,041	$68,507	$62,402	$50,260	$59,961	$55,382
Normalized FFO(2)	$57,780	$66,226	$68,893	$62,788	$50,266	$60,092	$55,513

(1)
We consider Property NOI to be appropriate supplemental information to total revenues because it helps both investors and management to understand the operations of our properties. We use Property NOI internally to evaluate individual, regional and company wide property level performance and believe Property NOI provides useful information to investors regarding our results of operations because it reflects only those income and expense items that are incurred at the property level and may facilitate comparisons of our operating performance between periods. The calculation of Property NOI excludes certain components of total expenses in order to provide results that are more closely related to our properties' results of operations. Property NOI does not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to total revenues, net income or cash flow from operating activities determined in accordance with GAAP, or as an indicator of our financial performance or liquidity, nor is Property NOI necessarily indicative of sufficient cash flow to fund all of our needs. We believe that Property NOI may facilitate an understanding of our consolidated historical operating results. Property NOI should be considered in conjunction with total revenues, net income and cash flow from operating activities as presented in our combined consolidated statements of income and combined consolidated statements of cash flows.

The following table is a reconciliation of our total revenues to Property NOI:

	Year Ended December 31,				Nine Months Ended September 30,
	2008	2009	2010	2010 Pro forma	2010	2011	2011 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Property NOI
Total revenues	$81,288	$91,608	$95,659	$95,659	$70,269	$81,775	$81,775
Subtract: real estate taxes	12,115	13,073	13,771	13,771	10,400	11,009	11,009
Subtract: other operating expenses	6,987	7,317	7,704	7,704	5,757	6,560	6,560

Property NOI	$62,186	$71,218	$74,184	$74,184	$54,112	$64,206	$64,206

(2)
We compute FFO and Normalized FFO as shown below. FFO is computed on the basis defined by NAREIT, which is net income, computed in accordance with GAAP, plus real estate depreciation and amortization. Our calculation of Normalized FFO differs from NAREIT's definition of FFO because we exclude acquisition related costs. We consider FFO and Normalized FFO to be appropriate measures of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense and acquisition related costs, FFO and Normalized FFO can facilitate a comparison of operating performances between periods. FFO and Normalized FFO are among the factors considered by our board of trustees when determining the amount of distributions, if any, to make to our shareholders. Other factors include, but are not limited to, requirements to qualify for taxation as a REIT, limitations in our credit agreement, the availability of debt and equity capital to us and our expectation of our future capital requirements and operating performance. FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income or cash flow from operating activities, determined in accordance with GAAP, as indicators of our financial performance or liquidity, nor are FFO and Normalized FFO necessarily indicative of sufficient cash flow to fund all of our needs. We believe FFO and Normalized FFO may facilitate an understanding of our consolidated historical operating results. FFO and Normalized FFO should be considered in conjunction with net income and cash flow from operating activities as presented in our combined consolidated statements of income and combined consolidated statements of cash flows. Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

  The following table is a reconciliation of our net income to FFO and Normalized FFO:

	Year Ended December 31,				Nine Months Ended September 30,
	2008	2009	2010	2010 Pro forma	2010	2011	2011 Pro forma
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
FFO:
Net income	$51,582	$58,025	$60,429	$54,324	$44,277	$51,665	$47,086
Depreciation and amortization	6,198	8,016	8,078	8,078	5,983	8,296	8,296

FFO	$57,780	$66,041	$68,507	$62,402	$50,260	$59,961	$55,382

Normalized FFO:
FFO	$57,780	$66,041	$68,507	$62,402	$50,260	$59,961	$55,382
Acquisition related costs	—	185	386	386	6	131	131

Normalized FFO	$57,780	$66,226	$68,893	$62,788	$50,266	$60,092	$55,513

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes that are included elsewhere in this prospectus. This discussion contains forward looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward looking statements as a result of various factors, including those set forth under "Risk Factors" or elsewhere in this prospectus. See "Risk Factors" and "Cautionary Statement Regarding Forward Looking Statements."

        The audited Combined Financial Statements and unaudited Condensed Combined Financial Statements of Certain Selected Properties (wholly owned by CommonWealth REIT) included in this prospectus include the accounts of 253 properties (and certain related assets and liabilities) owned by CWH as if they were owned by an entity separate from CWH. In this section, unless the context otherwise requires, references to "we," "us" and "our" include these accounts.

Overview

        We own 253 properties with a total of approximately 21.4 million rentable square feet. Two hundred and fifteen of our properties are commercial lands in Oahu, Hawaii totaling approximately 17.4 million rentable square feet. Nine of our properties are industrial and warehouse properties in Oahu, Hawaii totaling approximately 414,796 rentable square feet. We also have four easement properties in Oahu, Hawaii, under which we have granted third parties the right to use a portion of certain of our properties in exchange for regular payments. Fourteen of our properties are located in six states (Alabama, Arizona, California, Massachusetts, New York and Texas) and include approximately 1.4 million rentable square feet of office space. Eleven of our properties are located in nine states (California, Connecticut, Florida, Iowa, Ohio, Pennsylvania, Texas, Virginia and Washington) and include approximately 2.2 million rentable square feet of industrial and warehouse space.

  Property Operations

        As of September 30, 2011 and 2010, approximately 95.2% and 95.3% of the total rentable square feet of our properties was leased. Occupancy data as of September 30, 2011 and 2010 is as follows (square feet in thousands):

	As of September 30,
	2011	2010
Total properties	253	248
Total rentable square feet	21,415	20,773
Percent leased(1)	95.2%	95.3%

(1)
Percent leased includes (a) space being fitted out for occupancy pursuant to signed leases and (b) space which is leased but is not occupied or is being offered for sublease by tenants.

        The average effective rental rates per rentable square foot, as defined below, for our properties for the nine months ended September 30, 2011 and 2010 were as follows:

	Nine Months Ended September 30,
	2011	2010
Average effective rental rate per rentable square foot(1)	$4.01	$3.76

(1)
Average effective rental rates per square foot represents total revenues during the period specified divided by the average rentable square feet occupied during the period specified.

        The U.S. economy has recently experienced a severe recession, and the recovery to date has been slow and incomplete. We believe that the high current unemployment rate and weak national leasing market conditions may lead to a continued decrease in national occupancy and effective rental rates through the end of 2012. However, because our weighted average remaining lease term (based on annualized revenue) was approximately 12.3 years as of September 30, 2011, we do not expect our occupancy rate to materially change through the end of 2012. In addition, despite the recent recession, slow and incomplete recovery and current national economic outlook, revenues from our properties located in Oahu, Hawaii, which represented approximately two-thirds of total revenues for our properties for the nine months ended September 30, 2011, have generally increased under CWH's ownership as our leases have reset or have been renewed. Nevertheless, because of the current U.S. and global economic uncertainty there are too many variables for us to reasonably project what the financial impact of changing market conditions will be on our occupancy or financial results.

        As shown in the below table, approximately 5.9% of our rented square feet and approximately 4.7% of annualized revenue for our properties are included in leases scheduled to expire by December 31, 2012. Lease renewals and rental rates for which available space may be relet in the future will depend on prevailing market conditions at the times these renewals, new leases and rates are negotiated. However, all of our leases scheduled to expire through December 31, 2014 relate to properties located in Oahu, Hawaii, and, as stated above, revenues from our properties in Oahu,

Hawaii have generally increased under CWH's ownership as our leases have been renewed. As of September 30, 2011, lease expirations by year are as follows (square feet and dollars in thousands):

Year	Rented Square Feet Expiring(1)		Percent of Total Rented Square Feet Expiring(1)	Cumulative Percent of Total Rented Square Feet Expiring(1)	Annualized Revenues Expiring(2)	Percent of Total Annualized Revenues Expiring(2)	Cumulative Percent of Total Annualized Revenues Expiring(2)
2011	361		1.8%	1.8%	$1,645	1.5%	1.5%
2012	830		4.1%	5.9%	3,474	3.2%	4.7%
2013	520		2.5%	8.4%	3,968	3.7%	8.4%
2014	116		0.6%	9.0%	564	0.5%	8.9%
2015	598		2.9%	11.9%	5,127	4.7%	13.6%
2016	1,259		6.2%	18.1%	9,313	8.6%	22.2%
2017	378		1.9%	20.0%	5,338	4.9%	27.1%
2018	1,006		4.9%	24.9%	8,050	7.4%	34.5%
2019	1,629		8.0%	32.9%	5,101	4.7%	39.2%
2020	318		1.6%	34.5%	4,629	4.3%	43.5%
Thereafter	13,378		65.5%	100.0%	61,489	56.5%	100.0%

Total	20,393		100.0%		$108,698	100.0%

Weighted average remaining lease term (in years):	13.2	(3)				12.3 (4)

(1)
Rentable square feet is pursuant to signed leases as of September 30, 2011, and includes (a) space being fitted out for occupancy pursuant to signed leases and (b) space which is leased but is not occupied or is being offered for sublease by tenants.

(2)
Annualized revenue is annualized rental income as of September 30, 2011 pursuant to signed leases, plus estimated annual expense reimbursements.

(3)
Based on rentable square feet.

(4)
Based on annualized revenue.

  Investment Activities

        Since January 1, 2011, we acquired one office property with 98,048 square feet for $10.0 million, excluding closing costs. This property is 100% leased to a single tenant for a term of five years. We did not undertake any material improvements to any properties during the nine months ended September 30, 2011.

  Financing Activities

        We did not engage in any financing activities during the nine months ended September 30, 2011.

Results of Operations

  Nine Months Ended September 30, 2011, Compared to Nine Months Ended September 30, 2010

	Nine Months Ended September 30,
	2011	2010	$ Change	% Change
	(amounts in thousands) (unaudited)
Revenues:
Rental income	$68,959	$59,067	$9,892	16.7%
Tenant reimbursements and other income	12,816	11,202	1,614	14.4%

Total revenues	81,775	70,269	11,506	16.4%
Expenses:
Real estate taxes	11,009	10,400	609	5.9%
Other operating expenses	6,560	5,757	803	13.9%
Depreciation and amortization	8,296	5,983	2,313	38.7%
Acquisition related costs	131	6	125	2083.3%
General and administrative	4,114	3,846	268	7.0%

Total expenses	30,110	25,992	4,118	15.8%

Net income	$51,665	$44,277	$7,388	16.7%

          Rental income.    The increase in rental income primarily reflects the acquisition of five properties between December 2010 and January 2011, plus increases from rent resets at properties located in Hawaii, and increases from lease renewals and new leases throughout the portfolio.

          Tenant reimbursements and other income.    The increase in tenant reimbursements and other income reflects the acquisition of five properties between December 2010 and January 2011.

          Real estate taxes.    The increase in real estate taxes primarily reflects the acquisition of five properties between December 2010 and January 2011.

          Other operating expenses.    The increase in other operating expenses primarily reflects the acquisition of five properties between December 2010 and January 2011.

          Depreciation and amortization.    The increase in depreciation and amortization reflects the acquisition of five properties between December 2010 and January 2011.

          Acquisition related costs.    The increase in acquisition related costs reflects the acquisition of one property during 2011.

          General and administrative.    The increase in general and administrative expense reflects the increase in CWH's general and administrative expenses allocated to our properties.

  Year Ended December 31, 2010, Compared to Year Ended December 31, 2009

	Year Ended December 31,
	2010	2009	$ Change	% Change
	(amounts in thousands)
Revenues:
Rental income	$80,735	$77,551	$3,184	4.1%
Tenant reimbursements and other income	14,924	14,057	867	6.2%

Total revenues	95,659	91,608	4,051	4.4%
Expenses:
Real estate taxes	13,771	13,073	698	5.3%
Other operating expenses	7,704	7,317	387	5.3%
Depreciation and amortization	8,078	8,016	62	0.8%
Acquisition related costs	386	185	201	108.6%
General and administrative	5,291	4,992	299	6.0%

Total expenses	35,230	33,583	1,647	4.9%

Net income	$60,429	$58,025	$2,404	4.1%

          Rental income.    The increase in rental income primarily reflects the acquisition of six properties during 2009 and 2010, plus increases from tenant rent resets at properties located in Hawaii.

          Tenant reimbursements and other income.    The increase in tenant reimbursements and other income primarily reflects reimbursements from tenants for increases in real estate tax expense in Hawaii, plus the acquisition of six properties during 2009 and 2010.

          Real estate taxes.    The increase in real estate taxes primarily reflects increases in real estate tax assessments at properties located in Hawaii, plus the acquisition of six properties during 2009 and 2010.

          Other operating expenses.    The increase in other operating expenses reflects the acquisition of six properties during 2009 and 2010.

          Depreciation and amortization.    The increase in depreciation and amortization reflects the acquisition of six properties during 2009 and 2010, offset by an early lease termination during 2009 and the related write-off of unamortized deferred leasing costs.

          Acquisition related costs.    The increase in acquisition costs reflects the acquisition of six properties during 2009 and 2010.

          General and administrative.    The increase in general and administrative expense reflects the increase in CWH's general and administrative expenses allocated to our properties.

  Year Ended December 31, 2009, Compared to Year Ended December 31, 2008

	Year Ended December 31,
	2009	2008	$ Change	% Change
	(amounts in thousands)
Revenues:
Rental income	$77,551	$67,966	$9,585	14.1%
Tenant reimbursements and other income	14,057	13,322	735	5.5%

Total revenues	91,608	81,288	10,320	12.7%
Expenses:
Real estate taxes	13,073	12,115	958	7.9%
Other operating expenses	7,317	6,987	330	4.7%
Depreciation and amortization	8,016	6,198	1,818	29.3%
Acquisition related costs	185	—	185	N/A
General and administrative	4,992	4,406	586	13.3%

Total expenses	33,583	29,706	3,877	13.1%

Net income	$58,025	$51,582	$6,443	12.5%

          Rental income.    The increase in rental income primarily reflects the acquisition of four properties during 2008 and 2009, plus increases from tenant rent resets at properties located in Hawaii.

          Tenant reimbursements and other income.    The increase in tenant reimbursements and other income primarily reflects the acquisition of four properties during 2008 and 2009, offset by the decrease in the real estate tax assessment and related recovery during 2009 at one of our office properties.

          Real estate taxes.    The increase in real estate taxes primarily reflects the acquisition of four properties during 2008 and 2009, offset by the decrease in the real estate tax assessment at one of our office properties.

          Other operating expenses.    The increase in other operating expenses reflects the acquisition of four properties during 2008 and 2009, plus bad debt writeoffs, offset by environmental remediation costs incurred in 2008 at one of our Hawaiian properties.

          Depreciation and amortization.    The increase in depreciation and amortization reflects the acquisition of four properties during 2008 and 2009, plus an early lease termination during 2009 and the related write-off of unamortized deferred leasing costs.

          Acquisition related costs.    The increase in acquisition costs reflects the acquisition of four properties during 2008 and 2009.

          General and administrative.    The increase in general and administrative expense reflects the increase in CWH's general and administrative expenses allocated to our properties.

Liquidity and Capital Resources

  Our Operating Liquidity and Resources

        Our principal source of funds to meet operating expenses, debt service obligations and pay planned distributions on our Shares is rents from our properties. The flow of funds from these properties historically has been sufficient to pay operating expenses relating to our properties. Our operating expenses as a separate public company will be higher after completion of this offering than the operating expenses of our 253 properties were when these properties were directly under CWH's control. These additional costs are currently estimated to be $1.3 million per year for legal and audit fees and $300,000 per year in fees for trustees, internal audit expenses and other costs. CWH currently pays similar types of costs in larger amounts, but CWH has a significantly larger portfolio of properties. We believe that our operating cash flow will be sufficient to meet our operating expenses, debt service obligations and planned distributions on our Shares for the foreseeable future. Our future cash flows from operating activities will depend primarily upon our ability to:

  •
  maintain the occupancy of and the current rent rates at our properties;

  •
  control any operating cost increases at our properties which are not passed through and paid by our tenants; and

  •
  purchase additional properties which produce positive cash flows from operations.

        Cash flows provided by (used for) our properties for operating, investing and financing activities were $54.3 million, ($11.2) million and ($43.2) million, respectively, for the nine months ended September 30, 2011, and $47.0 million, ($1.3) million and ($45.6) million, respectively, for the nine months ended September 30, 2010. Changes in all three categories between these periods in 2011 and 2010 were primarily related to property operations, property acquisitions and distributions from the subsidiaries owning the properties to CWH.

        Cash flows provided by (used for) our properties for operating, investing and financing activities were $67.3 million, ($75.2) million and $8.0 million, respectively, for the year ended December 31, 2010, and $66.1 million, ($48.1) million and ($18.0) million, respectively, for the year ended December 31, 2009. Changes in all three categories between 2010 and 2009 were primarily related to property operations, property acquisitions and distributions from the subsidiaries owning the properties to CWH.

  Our Investment and Financing Liquidity and Resources

        We will use the net proceeds of this offering to repay part of the $400 million CWH Note. We expect to repay the balance of this debt to CWH, to reimburse CWH for costs it incurred to organize us, establish our bank facility and prepare for this offering and to fund $3 million in our operating cash account for general corporate purposes with borrowings under our $500 million bank facility. In addition, we expect to use borrowings under our bank facility and net proceeds of any future offerings of equity or debt securities to fund any future property acquisitions and for general business purposes.

        The credit agreement for our bank facility contains various financial covenants which generally restrict our ability to incur debts in excess of calculated amounts, restrict our ability to make distributions under certain circumstances and require us to maintain other specified financial ratios. See "Business—Our Financing Policies—Our New Bank Facility." Our ability to satisfy these covenants and to make scheduled payments or prepayments on our debt and other financial obligations will depend on our future financial and operating performance.

        To qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. This distribution requirement limits our ability to retain earnings and thereby replenish or increase capital for operations.

        When significant amounts are outstanding under our bank facility or the maturity of our bank facility approaches, we intend to explore alternatives for repaying or refinancing such amounts. Such alternatives may include incurring term debt, issuing new equity securities and extending the maturity of our bank facility. Though there has been a significant reduction in the amount of capital available to commercial enterprises on a global basis since 2008 and although we can provide no assurance that we will be successful in consummating any particular type of financing, we believe that we will have access to financing, such as debt and equity offerings, to fund capital expenditures and future acquisitions and to pay our obligations.

        The completion and the costs of any future financings will depend primarily upon market conditions. In particular, the feasibility and cost of any future debt financings will depend primarily on credit markets and our then current creditworthiness. We have no control over market conditions. Potential lenders in future debt transactions will evaluate our ability to fund required debt service and repay principal balances when they become due by reviewing our results of operations, financial condition, business practices and plans and our ability to maintain our earnings, to ladder our debt maturities and to balance our use of debt and equity capital so that our financial performance and leverage ratios afford us flexibility to withstand any reasonably anticipated adverse changes. We intend to conduct our business activities in a manner which will continue to afford us reasonable access to capital for investment and financing activities. See "Business—Our Financing Policies" for further information on our bank facility and anticipated financing arrangements in connection with future investments.

        We are not party to any joint ventures and do not have any off balance sheet arrangements.

Related Person Transactions

        For all periods presented under "—Results of Operations" above, general and administrative expenses were allocated to our properties based on the historical cost of our properties as a percentage of CWH's total historical cost of its real estate properties. Included in the allocation of general and administrative expenses and other operating expenses are expenses related to CWH's agreements with RMR. RMR is beneficially owned by Barry M. Portnoy and Adam D. Portnoy, our Managing Trustees. Each of our executive officers is also an executive officer of RMR. RMR also provides management services to CWH. We do not expect to have any employees or to have administrative offices separate from RMR. Services that might otherwise be provided by employees will be provided to us by employees of RMR. Similarly, office space will be provided to us by RMR.

        Upon completion of this offering, we will enter into two management agreements with RMR: a business management agreement and a property management agreement. These agreements will govern our relationship with RMR and will describe the services to be provided by RMR and its compensation for those services. The business management agreement will provide for (1) an annual base fee, payable monthly and reconciled annually, and (2) an annual incentive fee. The annual amount of the business management base fee will be equal to 0.5% of the historical cost to CWH of any properties transferred to us by CWH. If we acquire additional properties, the annual business management base fee will be 0.7% of our cost of any additional properties up to and including $250 million, plus 0.5% of our cost of any additional properties in excess of $250 million. The annual incentive fee will be calculated on the basis of any annual increases in the amount of Normalized FFO Per Share (as defined in our business management agreement). RMR will not be eligible to receive an incentive fee for the year ending December 31, 2012. Beginning with the year ending December 31, 2013, the annual amount of any incentive fee that RMR will be entitled to receive will be equal to 15% of any increase in Normalized FFO Per Share for such year over Normalized FFO Per Share in the prior year, multiplied by the weighted average number of Shares outstanding during the year to which the fee applies calculated on a fully diluted basis; provided, however, the incentive fee for any year will not exceed $0.02 per Share multiplied by such weighted average number of Shares outstanding on a fully diluted basis.

        The property management agreement will provide for (1) a management fee equal to 3% of the gross rents we collect from tenants, payable monthly in arrears and reconciled annually, and (2) a construction supervision fee equal to 5% of any construction, renovation or repair activities at our properties during the term of the property management agreement, other than ordinary maintenance and repairs done by maintenance staff, payable periodically as agreed to by us and RMR.

        Assuming that this offering closes on                        , 2012 the business management base fee payable by us to RMR through December 31, 2012 (assuming no additional property acquisitions by us during that period) will be approximately $            (or $            on an annualized basis), and the property management fee payable by us to RMR through December 31, 2012 (assuming no construction supervision fees) is estimated to be approximately $            (or $            on an annualized basis). The amount of fees payable by us to RMR will increase if we acquire additional properties.

        CWH does not pay RMR, and we will not pay RMR, any acquisition, leasing, disposition or financing fees.

        For more details concerning our agreements and our relationship with RMR, see "Manager" and copies of the forms of our management agreements which are filed as exhibits to the registration statement of which this prospectus is a part.

Critical Accounting Policies

        Our critical accounting policies are those that will have the most impact on the reporting of our financial condition and results of operations and those requiring significant judgments and estimates. We believe that our judgments and estimates will be consistently applied and produce financial information that fairly presents our results of operations. Our most critical accounting policies involve our investments in real property. These policies affect our:

  •
  allocation of purchase prices between various asset categories and the related impact on the recognition of rental income and depreciation and amortization expense; and

  •
  assessment of the carrying values and impairments of long lived assets.

        The purchase prices for our properties were historically allocated to land, building and improvements, and each component generally has a different useful life. For properties acquired subsequent to June 1, 2001, the effective date of Statement of Financial Accounting Standards No. 141, "Business Combinations," the purchase prices were allocated among land, building and improvements and identified intangible assets and liabilities, consisting of the value of above market and below market leases, the value of in-place leases and the value of tenant relationships. Purchase price allocations and the determination of useful lives are based on estimates and, under some circumstances, studies from independent real estate appraisal firms to provide market information and evaluations that are relevant to our purchase price allocations and determinations of useful lives; however, we are ultimately responsible for the purchase price allocations and determination of useful lives.

        We allocate our consideration to land, building and improvements based on a determination of the relative fair values of these assets assuming the property is vacant. We determine the fair value of a property using methods that we believe are similar to those used by independent appraisers. Purchase price allocations to above market and below market leases are based on the estimated present value (using an interest rate which reflects our assessment of the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) our estimate of fair market lease rates for the corresponding leases, measured over a period equal to the remaining non-cancelable terms of the respective leases. Purchase price allocations to in-place leases and tenant relationships are determined as the excess of (1) the purchase price paid for a property after adjusting existing in-place leases to estimated market rental rates over (2) the estimated fair value of the property as if vacant. We aggregate this value between in-place lease values and tenant relationships based on our evaluation of the specific characteristics of each tenant's lease; however, the value of tenant relationships has not been separated from in-place lease value for our properties because we believe such value and related amortization expense is immaterial for acquisitions reflected in our historical financial statements. We consider certain factors in performing these analyses, including estimates of carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs to execute similar leases in current market conditions, such as leasing commissions, legal and other related costs. If we believe the value of tenant relationships is material in the future, those amounts will be separately allocated and amortized over the estimated lives of the relationships.

        We compute depreciation expense using the straight line method over estimated useful lives of up to 40 years for buildings and improvements, and up to 12 years for personal property. The allocated cost of land is not depreciated. We capitalized above market lease values (presented as acquired real estate leases, net in the combined balance sheet of certain properties (wholly owned by CWH)) as a reduction to rental income over the remaining terms of the respective leases. We capitalize below market lease values (presented as acquired real estate leases, net in the combined balance sheet of certain properties wholly owned by CWH) as an increase to rental income over the remaining terms of the respective leases. We amortize the value of in-place leases exclusive of the value of above market and below market in-place leases to expense over the remaining terms of the respective leases. If a lease is terminated prior to its stated expiration, the unamortized amount relating to that lease is written off. Purchase price allocations will require us to make certain assumptions and estimates. Incorrect assumptions and estimates may result in inaccurate depreciation and amortization charges over future periods.

        We recognize impairment losses on an investment when indicators of impairment are present and the estimated undiscounted cash flow from the investment is less than the carrying amount of such investment. Impairment indicators may include declining tenant occupancy, lack of progress releasing vacant space, tenant bankruptcies, low long term prospects for improvement in property performance, weak or declining tenant profitability, cash flow or liquidity, our decision to dispose of an asset before the end of its estimated useful life and legislative, market or industry changes that could permanently reduce the value of a property. We review our properties for impairment quarterly, or whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. If indicators of impairment are present, we will evaluate the carrying value of the related property by comparing it to the expected future undiscounted cash flows expected to be generated from that property. If the sum of these expected future cash flows is less than the carrying value, we will reduce the net carrying value of the property to its estimated fair value. The determination of undiscounted cash flow includes consideration of many factors including income to be earned from the investment, holding costs (exclusive of interest), estimated selling prices, and prevailing economic and market conditions. This analysis will require us to judge whether indicators of impairment exist and to estimate likely future cash flows. If we misjudge or estimate incorrectly or if future tenant operations, market or industry factors differ from our expectations we may record an impairment charge that is inappropriate or fail to record a charge when we should have done so, or the amount of any such charges may be inaccurate.

        We review our properties for impairment quarterly, or whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. If indicators of impairment are present, we evaluate the carrying value of the related property by comparing it to the expected future undiscounted cash flows expected to be generated from that property. If the sum of these expected future cash flows is less than the carrying value, we reduce the net carrying value of the property to its estimated fair value. The determination of undiscounted cash flow includes consideration of many factors including income to be earned from the investment, holding costs (exclusive of interest), estimated selling prices, and prevailing economic and market conditions.

        These policies involve significant judgments made based upon experience, including judgments about current valuations, ultimate realizable value, estimated useful lives, salvage or residual value, the ability and willingness of our tenants to perform their obligations to us, current and future economic conditions and competitive factors in the markets in which our properties are located. Competition, economic conditions and other factors may cause occupancy declines in the future. In the future, we may need to revise our carrying value assessments to incorporate information which is not now known, and such revisions could increase or decrease our depreciation expense related to properties we own, result in the classification of our leases as other than operating leases or decrease the carrying values of our assets.

Contractual Obligations

        As of September 30, 2011, our pro forma obligations were as follows (dollars in thousands):

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Borrowings under bank facility	$225,000	$—	$—	$225,000	$—
Projected interest expense(1)	14,220	3,555	7,110	3,555	—

Total	$239,220	$3,555	$7,110	$228,555	$—

(1)
Projected interest expense is attributable to only the long term debt obligations listed above at pro forma rates and is not intended to project future interest costs which may result from debt prepayments, new debt issuances or changes in interest rates.

        We have no commercial paper, swaps, hedges, or off balance sheet arrangements as of September 30, 2011.

Impact of Inflation

        Inflation might have both positive and negative impacts upon us. Inflation might cause the value of our real estate to increase. Inflation might also cause our costs of equity and debt capital and operating costs to increase. An increase in our capital costs or in our operating costs may result in decreased earnings unless it is offset by increased revenues; however, we do not expect the direct impact of these increases to be material to our results of operations because the increased costs, in general, either would be the responsibility of our tenants directly or in large part passed through by us to our tenants as additional rent. In addition, our Hawaii land leases generally provide for periodic rent resets based on fair market values. Most of our other leases provide for periodic rent increases by fixed amounts. These rent adjustments may mitigate the adverse impacts of inflation on our operations.

        To mitigate the adverse impact of any increased cost of debt capital in the event of material inflation, we may enter into interest rate hedge arrangements. The decision to enter into these agreements will be based on the amount of our floating rate debt outstanding, our belief that material interest rate increases are likely to occur and upon requirements of our borrowing arrangements.

Impact of Climate Change

        The current political debate about climate change has resulted in various treaties, laws and regulations which are intended to limit carbon emissions. We believe these laws being enacted or proposed may cause energy costs at our properties to increase, but we do not expect the direct impact of these increases to be material to our results of operations because the increased costs, in general, either would be the responsibility of our tenants directly or in large part passed through by us to our tenants as additional rent. Although we do not believe it is likely in the foreseeable future, laws enacted to mitigate climate change may make some of our buildings obsolete or cause us to make material investments in our properties which could materially and adversely affect our financial condition.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to risks associated with market changes in interest rates, specifically changes in U.S. dollar based short term rates. Borrowings under our bank facility will be in U.S. dollars and bear interest at a floating rate based upon LIBOR or, to the extent unavailable, the federal funds rate. For example, if the full principal amount of our bank facility, or $500 million, was outstanding and our interest obligation increased by 1% per year our interest expense would increase by $5 million. Our exposure to fluctuations in interest rates will increase or decrease in the future with increases or decreases in the outstanding amount of our bank facility and any other floating rate debt that we may incur. Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will manage our exposure to interest rate risk by monitoring available financing alternatives. We may also seek further to mitigate the risk of future interest rate increases through utilization of hedging instruments.

BUSINESS

Our Properties

        We own 253 properties with a total of approximately 21.4 million rentable square feet. Two hundred and fifteen of our properties are commercial lands in Oahu, Hawaii totaling approximately 17.4 million rentable square feet. Nine of our properties are industrial and warehouse properties in Oahu, Hawaii totaling approximately 414,796 rentable square feet. We also have four easement properties in Oahu, Hawaii, under which we have granted third parties the right to use a portion of certain of our properties in exchange for regular payments. Fourteen of our properties are located in six states (Alabama, Arizona, California, Massachusetts, New York and Texas) and include approximately 1.4 million rentable square feet of office space. Eleven of our properties are located in nine states (California, Connecticut, Florida, Iowa, Ohio, Pennsylvania, Texas, Virginia and Washington) and include approximately 2.2 million rentable square feet of industrial and warehouse space. The following tables provide certain information about our properties as of September 30, 2011:

Hawaii Properties (all on the island of Oahu)

Type of Property	Number of Properties	Rentable Square Feet	Total Revenues for the Nine Months Ended September 30, 2011	Weighted Average Remaining Lease Term as of September 30, 2011(1)
Rentable Hawaii Lands	215	17,360,166	$50,246	14.8 years
Rentable Hawaii Buildings	9	414,796	$4,177	7.3 years
Rentable Hawaii Easements	4	N/A	$1,395	11.5 years

Total	228	17,774,962	$55,818	14.2 years

(1)
The average remaining lease term is weighted based on annualized rents as of September 30, 2011.

 Mainland Single Tenant Office Properties

Location	Year Built or Substantially Renovated		Rentable Square Feet	Lease Expiration
40 Inverness Center, Birmingham, AL	1985		148,877	12/31/2018
42 Inverness Center, Birmingham, AL	1985		149,131	12/31/2018
44 Inverness Center, Birmingham, AL	1985		149,996	12/31/2018
1920 and 1930 University Dr., Tempe, AZ	1987		100,500	8/31/2015
2235 Iron Point Rd., Folsom, CA	2009		96,022	4/30/2020
47131 Bayside Pkwy., Fremont, CA	1990		100,728	5/31/2017
9173 Sky Park Centre, San Diego, CA(1)	2001	(2)	26,036	7/31/2016
330 Billerica Rd., Chelmsford, MA	1984		98,048	1/31/2016
111 Powdermill Rd., Maynard, MA	1990		287,037	5/31/2016
8687 Carling Rd., Liverpool, NY	2000	(2)	37,850	12/31/2019
1212 Pittsford—Victor Rd., Pittsford, NY	2003		54,500	9/30/2015
500 Canal View Blvd., Rochester, NY	1996	(2)	94,800	12/31/2017
4421 W. John Carpenter Fwy., Irving, TX	1995		53,750	5/31/2018
	Weighted Average Age(3)		Total Rentable Square Feet	Weighted Average Remaining Lease Term(4)	Total Revenues for the Nine Months Ended September 30, 2011 (in thousands)
14 Properties in Six States	20 years		1,397,275	6.3 years	$16,250

(1)
This building is leased from Hub Properties Trust, a subsidiary of CWH, pursuant to a 99 year prepaid lease. The building shares a legal parcel with another building owned by Hub Properties Trust.

(2)
A major component or structural part of this property was substantially renovated in the year indicated.

(3)
The average age is calculated using the date built or, where applicable, the date of the most recent substantial renovation and weighted based on rentable square feet.

(4)
The average remaining lease term is weighted based on annualized rents as of September 30, 2011.

Mainland Single Tenant Industrial/Warehouse Properties

Location	Year Built or Substantially Renovated		Rentable Square Feet	Lease Expiration
9800 Business Park Dr., Sacramento, CA	1977		12,000	5/31/2016
2 Tower Dr., Wallingford, CT	1978		62,390	1/31/2019
2100 NW 82nd Ave., Miami, FL	1987		37,002	7/31/2015
951 Trails Rd., Eldridge, IA	1997		171,951	5/31/2016
2300 N. 33rd Ave. East, Newton, IA	2008		316,810	7/31/2018
32150 Just Imagine Dr., Avon, OH	1996		644,850	5/28/2024
501 Ridge Ave., Hanover, PA	1965	(1)	502,300	9/23/2028
12501 Research Park Bldng 3, Austin, TX	1999		55,388	12/31/2015
12501 Research Park Bldng 4, Austin, TX	1999		93,188	12/31/2017
181 Battaile Dr., Winchester, VA	1987		308,217	12/31/2021
19026 72nd Avenue South, Kent, WA	1978		38,296	3/31/2015
	Weighted Average Age(2)		Total Rentable Square Feet	Weighted Average Remaining Lease Term(3)	Total Revenues for the Nine Months Ended September 30, 2011 (in thousands)
11 Properties in Nine States	22 years		2,242,392	11.0 years	$9,707

(1)
A major component or structural part of this property was substantially renovated in the year indicated.

(2)
The average age is calculated using the date built or, where applicable, the date of the most recent renovation and weighted based on rentable square feet.

(3)
The average remaining lease term is weighted based on annualized rents as of September 30, 2011.

  Tenant Diversity

        Our revenues are received from a diverse group of tenants. As of September 30, 2011, our properties had 238 different tenants, and only two tenants were responsible for more than 4% of our annualized rents.

        Tesoro Hawaii Corporation, a wholly owned subsidiary of Tesoro Corporation, net leases under three separate leases approximately 3.1 million square feet of industrial lands and an easement from us in the Kapolei area of Oahu, Hawaii, which it uses to support its oil refinery and petroleum products distribution businesses in Hawaii. Our annual rents from Tesoro Hawaii Corporation of approximately $5.2 million represented approximately 4.8% of our annualized rents as of September 30, 2011. The current lease terms for these properties expire on April 30, 2019, December 31, 2019 and March 31, 2024, with no tenant renewal options. Tesoro Corporation is a large publicly traded refiner and marketer of petroleum products, principally in the western United States and in the Pacific region. According to Tesoro Corporation's publicly available reports, it had gross revenues of approximately $20.6 billion in 2010.

        The Southern Company net leases three of our office properties in Birmingham, Alabama, which contain approximately 448,000 rentable square feet, for approximately $4.8 million per year, or 4.4% of annualized rents as of September 30, 2011. The current lease term for these three properties expires on December 31, 2018 with two 5-year tenant renewal options. The Southern Company is a large investment grade rated publicly traded utility company which provides electricity in the States of Alabama, Florida, Georgia and Mississippi and sells wholesale electrical power. According to The Southern Company's publicly available reports, it had gross revenues of approximately $17.5 billion in 2010.

        As of September 30, 2011, only nine other tenants are each responsible for between 2.0% and 3.5% of our annualized rents:

  •
  Allied Building Products Corp., a subsidiary of CRH plc. (an international building materials company headquartered in Ireland), leases land from us in Hawaii on which it warehouses and distributes building supply materials.

  •
  BCI Coca-Cola Bottling Company, a subsidiary of Coca-Cola Enterprises Inc. (a multi-national soft drink company), leases land from us in Hawaii on which it has built and operates a bottling plant and warehouse and distribution center.

  •
  Bookspan, Inc., a subsidiary of Direct Brands Inc., leases one of our warehouse properties in Hanover, Pennsylvania. Bookspan distributes books under various different trade names, such as Book of the Month Club®, The Literary Guild® and Doubleday Book Club® from this building.

  •
  Manheim Services Corporation, a subsidiary of Cox Enterprises, Inc., leases land from us in Hawaii for an auto auction center. Manheim is one of the largest wholesale vehicle auction operators and provider of vehicle remarketing services.

  •
  Micron Technology, Inc. leases one of our office properties in Folsom, California where it maintains administrative, sales and design offices. Micron is a publicly owned manufacturer of semiconductor products.

  •
  Safeway Stores, Inc., one of the largest food and drug retailers in the US, leases land from us in Hawaii where it has built a retail center and operates a retail supermarket and subleases space to Longs/CVS Drugstores.

  •
  Servco Pacific, Inc., a privately owned, multi-brand automobile dealership and home appliance business in Hawaii, leases land from us in Hawaii for a variety of uses, including its administrative offices, the headquarters for its automobile dealership operations, a home and appliance distribution center with a showroom and a warehouse.

  •
  Shurtech Brands LLC, a subsidiary of Shurtape Technologies LLC, leases one of our industrial properties in Avon, Ohio from which it distributes various consumer products such as its Duck® brand products.

  •
  Stratus Technologies, Inc. leases one of our office buildings in Maynard, Massachusetts as its corporate headquarters. Stratus is an international computer company that provides services to credit card and ATM networks, hospitals, manufacturing and utility companies, securities and brokerage firms, 9-1-1 emergency call centers and other customers.

        The following table depicts the composition of our tenants by industry sector.

Percent of Annualized Rents as of September 30, 2011
Manufacturing, energy and transport	24.7%
Industrial	19.4%
Real estate, financial and insurance	15.8%
Retail and food	15.2%
High tech and communications	12.4%
Other	12.5%

Total	100.0%

  Geographic Concentration

        Approximately 68.3% of our total revenues for the nine months ended September 30, 2011 were received from leases of properties in Oahu, Hawaii. A large majority (based on revenues for the nine months ended September 30, 2011) of our properties in Oahu are located in the industrial and commercial areas between the Honolulu International Airport and the Honolulu CBD. We also own a smaller number of commercial lands located in the area of Oahu known as Kapolei.

        According to the Hawaii Tourism Authority, the principal driver of the Hawaiian economy is tourism. Travel expense is regarded as a discretionary expenditure and tourism is therefore generally considered a cyclical industry. The cyclicality of the Hawaiian tourist industry (and therefore of the Hawaiian economy generally) is demonstrated by the following chart, which shows airline passenger arrivals in Hawaii since 2007, a period which included a recession.

Number of Tourist Arrivals By Air From Certain Locations

Period	U.S. Mainland	Japan	Other	Total	Percent Change from Prior Period
2007	5,582,530	1,296,423	617,867	7,496,820	N/A
2008	4,901,893	1,175,198	636,345	6,713,436	(10.5)%
2009	4,672,001	1,168,080	580,367	6,420,448	(4.4)%
2010	5,022,883	1,239,481	720,061	6,982,425	8.8%
YTD 9/30/10	3,779,891	933,833	526,854	5,240,578	N/A
YTD 9/30/11	3,874,566	867,980	632,304	5,374,850	2.6%

Source: Hawaii Department of Business, Economic Development & Tourism

        According to the Hawaii Tourism Authority, in the past, tourists have come to Hawaii principally from mainland United States and Japan; recently, however, Hawaii has attracted an increasing number of tourists from other countries, especially countries in the Asia Pacific region. The following table compares tourist expenditures in Hawaii since 2009.

Hawaii Tourist Expenditures

Period	Total Expenditures	Expenditure Per Arrival	Percent Change from Prior Period
2009	$9.8 billion	$1,552.50	N/A
2010	$11.0 billion	$1,596.00	2.8%
YTD 9/30/10	$8.1 billion	$1,537.60	N/A
YTD 9/30/11	$9.2 billion	$1,719.00	11.8%

Source: Hawaii Department of Business, Economic Development & Tourism

        In addition to year over year increases in tourist expenditures, Hawaii has recently experienced a lower unemployment rate than the U.S. national average. Hawaii's reported unemployment rate in October 2011 was among the lowest in the United States at 6.5%, compared to the national unemployment rate of 9.0%, as reported by the U.S. Department of Labor Bureau of Labor Statistics. In Honolulu County, which includes Oahu, the reported unemployment rate in September 2011 was even lower at 5.6%, as reported by the U.S. Department of Labor Bureau of Labor Statistics. We believe that increasing tourist expenditures as well as lower unemployment rate reflect a generally stronger economic climate in Hawaii as compared to the rest of the United States.

        There is a limited amount of land available for development in Oahu. Hawaii has total land area of approximately 6,423 square miles; however, Oahu has only approximately 598 square miles, according to the Hawaii Department of Business, Economic Development & Tourism, The State of Hawaii Data Book, Land Area of Islands. Despite its small physical size, Oahu has a population of almost one million people, or about 70% of Hawaii's total population, and a large majority of all commercial activities in Hawaii occur in Oahu, according to the U.S. Census Bureau, Honolulu County Quick Facts. Moreover, according to the U.S. Department of the Interior U.S. Geological Survey, or the U.S.G.S., much of the land in Oahu is not suitable for development. Large parts of Oahu are owned by the U.S. government as the headquarters of U.S. military operations in the Pacific region and Oahu is a volcanic-created island where large parts are not suitable for development, according to the U.S.G.S.

        We believe that Hawaii's stronger economic growth compared to the United States generally and the limited amount of land available for commercial use in Oahu have contributed to a lower vacancy rate in the Hawaiian commercial real estate market compared to the United States generally. According to a recent report of Colliers International, the industrial space vacancy rate in the Hawaiian market was approximately half of the U.S. national average industrial space vacancy rate of approximately 10% during the first quarter of 2011. As of September 30, 2011, the vacancy rate for our Hawaii properties was approximately 5.7%.

        We believe the characteristics of most of our Hawaii leases contribute to our low vacancy rate. Most of our Hawaii properties consist of land which is leased on a long term basis, with a weighted average remaining lease term (based on annualized rents as of September 30, 2011) of 14.8 years. Most of our Hawaii lands are leased to tenants that operate businesses on our properties and have constructed improvements on our properties, such as buildings or other infrastructure, that are used in connection with such businesses. We believe this tenant investment in improvements often provides our tenants with a strong incentive to renew leases upon expiration. Additionally, to the extent a tenant has financed improvements with a loan secured by the improvements or the tenant's leasehold interest, we believe the bank or other lending institution may choose to continue to make rental payments to us in the event of a tenant default to preserve its interest in the financed property. With respect to our land leases, any improvements become our property upon termination of the lease, except that in many cases the tenants have the right to remove the improvements that they have constructed at their expense or sell such improvements to an incoming tenant.

Our Business Plan

  Hawaii Properties

        A majority of our Hawaii lands are leased for rents that are periodically reset based on fair market values, generally every five to ten years. Hawaii market rents have generally increased along with Hawaii's generally improving economy and, as a result, the revenues from our Hawaii lands during CWH's ownership have often increased when rent resets occurred. The following chart shows, for our Hawaii lands that have had at least one rent reset since CWH acquired these properties in 2003 and 2005, the change in annual rents as a result of such rent resets.

Historical Rent Resets At Hawaii Lands
(dollars in thousands)

	Annual Rents Before Reset	Annual Rents After Reset	Average Percentage Change in Annual Rents
Date of Acquisition by CWH through 12/31/2005	$4,067	$4,735	16.4%
1/1/2006 - 12/31/2006	1,259	1,481	17.6%
1/1/2007 - 12/31/2007	1,674	2,228	33.1%
1/1/2008 - 12/31/2008	1,770	2,531	43.0%
1/1/2009 - 12/31/2009	7,423	10,667	43.7%
1/1/2010 - 12/31/2010	3,639	4,156	14.2%
1/1/2011 - 9/30/2011	1,137	1,447	27.3%

Total/Average	$20,969	$27,245	29.9%

        The following chart shows the annualized rents as of September 30, 2011 scheduled to reset at our Hawaii lands through December 31, 2015.

Scheduled Rent Resets At Hawaii Lands
(dollars in thousands)

Annualized Rents as of September 30, 2011 Scheduled to Reset
10/1/2011 - 12/31/2011	$987
1/1/2012 - 12/31/2012	2,529
1/1/2013 - 12/31/2013	9,638
1/1/2014 - 12/31/2014	7,319
1/1/2015 - 12/31/2015	1,180

Total	$21,653

        We intend to continue to seek to negotiate with our tenants as rents under their leases are scheduled to reset in order to achieve new rents, generally, based on the then current fair market values. However, our ability to increase rents when rent resets occur depends upon market conditions which are beyond our control. Accordingly, we can provide no assurance that the historical increases in rents which CWH achieved pursuant to contractual rent resets will be repeated in the future, and it is possible that rents could reset to a lower level if fair market values decrease.

        We may also seek to take advantage of redevelopment opportunities at our Hawaii properties. Since the leases for our Hawaii properties were first entered, often as long ago as 40 to 50 years, the character of many of the neighborhoods in the vicinity of certain of our properties has changed. Some of our properties used for industrial purposes may now be suitable for redevelopment into commercial properties that may generate higher rents. These changing neighborhood characteristics are particularly applicable to our properties located in the area of Oahu between the Honolulu International Airport and the Honolulu CBD. Since CWH acquired our Hawaii properties in 2003 and 2005, it has selectively redeveloped a limited number of these properties and, on several occasions, considered the redevelopment of properties as leases have expired. We expect to continue these activities.

  Mainland Office and Industrial Properties

        We intend to seek to renew or extend leases relating to our mainland office and industrial properties when they expire. Because these properties are each leased to a single tenant, we believe that there is a greater likelihood that these tenants will renew or extend their leases when they expire as compared to tenants in a property with multiple tenants. However, we also believe that if a building previously occupied by a single tenant becomes vacant, it may take longer and cost more to locate a new tenant than when space becomes vacant in a multi-tenant property. Whenever we extend, renew or enter into new leases for our single tenant office and industrial properties we will attempt to achieve rents which are equal to or higher than our historical rents for the same properties; however, our ability to maintain or increase the rents for our current properties will depend in large part upon market conditions which are beyond our control.

  Acquire Additional Properties

        We will seek to expand our portfolio of properties by acquiring additional single tenant properties which we believe will produce stable revenues. We believe that there are significant investment opportunities in net leased, single tenant properties, especially in suburban areas, and that there is limited competition from well capitalized investors for such properties at this time. We expect to use the extensive nationwide resources of our manager, RMR, to locate and acquire such properties. One of our goals in acquiring additional properties will be to further diversify our sources of rents and thus improve the security of our revenues. Another goal will be to purchase properties that produce rents which are greater than our capital costs to acquire the properties and, accordingly, allow us to potentially increase distributions to our shareholders over time. While we expect that most of our acquisition activity will focus on office and industrial properties, we may also consider acquiring other types of properties which are net leased to single tenants, including retail properties and properties specially suited to a particular tenant's requirements.

Our Investment Policies

        In evaluating potential property acquisitions, we will consider various factors, including but not limited to, the following:

  •
  the historic and projected rents received and likely to be received from the property;

  •
  the quality, experience and creditworthiness of a property's tenant;

  •
  the term of the lease relating to the property and its other terms;

  •
  the growth, tax and regulatory environments of the market in which the property is located;

  •
  occupancy and demand for similar properties in the same or nearby markets;

  •
  the construction quality, physical condition and design of the property;

  •
  the geographic area and type of property; and

  •
  the pricing of comparable properties as evidenced by recent market sales.

        Our board of trustees may change our investment policies at any time without a vote of, or notice to, our shareholders. Although we have no current intention to do so, we may in the future adopt policies with respect to investments in real estate mortgages or securities of other entities engaged in real estate activities.

        We have no current plans to sell any of our properties. However, we may in the future decide to sell certain of our properties or certain properties which we acquire in the future.

Our Disposition Policies

        Our decision to sell properties in the future will be based upon the following considerations, among others, which may be relevant to a particular property at a particular time:

  •
  whether the property is leased;

  •
  whether the property tenant is current in its lease obligations;

  •
  our evaluation of the property tenant's ability and desire to renew or extend its lease;

  •
  our evaluation of our ability to locate a new tenant if the property is vacant or likely to become vacant;

  •
  our evaluation of future rents which may be achieved from the property;

  •
  the proposed sale price; and

  •
  the existence of alternative sources, uses or needs for capital.

        Our board of trustees may change our disposition policies at any time without a vote of, or notice to, our shareholders.

Our Financing Policies

        To qualify for taxation as a REIT under the Code we must distribute at least 90% of our annual REIT taxable income and satisfy a number of organizational and operational requirements. Accordingly, we generally will not be able to retain sufficient cash from operations to repay debts, invest in properties or fund acquisitions. Instead, we expect to repay our debts, invest in our properties and fund acquisitions by borrowing and issuing equity securities. Initially, we expect that our activities will be financed by rents from our properties in excess of planned distributions to our shareholders and by borrowing under our $500 million bank facility described below. As the maturity of our bank facility approaches and as our bank facility becomes fully utilized, we expect to refinance such indebtedness with new debt or equity issuances. We will decide when and whether to issue new debt or equity depending upon market conditions. Because our ability to raise capital may depend, in large part, upon market conditions, we can provide you no assurance that we will be able to raise sufficient capital to repay our debt or to fund our growth strategy.

        We intend to use prudent amounts of leverage. Our board of trustees has adopted a policy to limit our indebtedness to no more than 50% of the undepreciated book value of our properties. We intend to manage our leverage in a way that may eventually permit us to achieve "investment grade" ratings from nationally recognized statistical rating organizations such as Moody's Investors Service, Inc. and Standard & Poor's Ratings Services; however, we can provide no assurance that we will be able to achieve investment grade ratings or when we might do so. If we are unable to achieve investment grade ratings, we believe our ability to issue reasonably priced unsecured debt may be limited.

        Our board of trustees may change our financing policies at any time without a vote of, or notice to, our shareholders.

  Our New Bank Facility

        On                  , 2012, we entered into a credit agreement with affiliates of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, and a syndicate of other lenders for a $500 million bank facility, which will become effective upon completion of this offering. Upon completion of this offering, we expect to use borrowings under our bank facility to repay, in full, the portion of the $400 million CWH Note that is not repaid with the net proceeds of this offering.

        The following is a summary description of certain material terms of the credit agreement governing this bank facility. Because it is a summary, the following does not include all of the terms which may be important to you. For more details concerning our bank facility, please see the credit agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

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  Amount Available.  Our bank facility is a revolving credit facility permitting borrowings in an aggregate principal amount of up to $500 million at any time. We have a one-time option to convert up to $250 million of amounts outstanding under the facility into a term loan.

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  Maturity.  Our bank facility has a four year term, subject to our remaining in compliance with various covenants under the credit agreement. Provided that we are not in default and satisfy certain other conditions, including payment of an extension fee, we will have the option to extend the maturity of our bank facility by one year. Any portion of our bank facility converted into a term loan pursuant to the option described above will have a five year term.

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  Interest.  Interest on our bank facility is calculated at a floating rate based upon LIBOR (as defined in the credit agreement) plus a margin which varies depending upon our leverage and credit rating. The margin varies between the portion of the bank facility which is a revolver and the portion which may be converted into a term loan. We also pay an annual facility fee on the portion of the bank facility which is a revolver.

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  Guarantors.  Certain of our subsidiaries guarantee payment under our bank facility.

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  Collateral.  We have pledged the equity of certain of our subsidiaries as collateral for our and our guarantors' obligations under our bank facility, provided that the obligations of guarantors that do not have material subsidiaries, as defined in the credit agreement, are secured by an assignment of leases and rents or, to the extent assignments are not obtained, other collateral acceptable to the lenders' administrative agent.

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  Conditions to Borrowing.  Our ability to borrow under our bank facility is conditioned upon our compliance with various covenants and conditions contained in the credit agreement, including, among other things, minimum gross proceeds of this offering of $100 million.

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  Financial and Other Covenants.  The credit agreement includes various covenants. For example, we are required to maintain a minimum fixed charge coverage ratio and prohibited from allowing our consolidated debt to exceed 60% of our total asset value. Also, during the continuance of any event of default under the credit agreement, we will be limited or in some cases prohibited from making distributions to our shareholders.

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  Other Terms, Conditions and Fees.  The credit agreement includes various other terms, conditions and fees.

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  Change of Control.  Among other events of default, the credit agreement provides that a change of control of us may cause the amounts outstanding under our bank facility to become immediately due and payable.

Other Policies

        We have not engaged in underwriting securities of other issuers and do not intend to do so. We have not in the past, but we may in the future, invest in the securities of other issuers for the purpose of exercising control, issue senior securities, make loans to other persons, engage in the sale of investments, offer securities in exchange for property or repurchase or reacquire our securities.

        After this offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. We will furnish our shareholders with annual reports containing financial statements audited by our independent registered public accounting firm and with quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

Our History

        We are currently a wholly owned subsidiary of CWH, a NYSE-listed REIT that owns office and industrial properties with a historical cost of approximately $7.8 billion. We were formed on December 19, 2011 to concentrate CWH's ownership of certain net leased properties in Hawaii and single tenant office and industrial properties. CWH's current business plan is to focus its investments on multi-tenant CBD office buildings. As part of our formation transactions, we issued                        of our Shares to CWH. After this offering, we expect to be approximately        % owned by CWH (approximately        % if the underwriters' over allotment option is exercised in full).

        The 253 properties that CWH transferred to us were selected by CWH, in its discretion, to create a portfolio of net leased properties that would attract investors seeking secure rents and distributions.

Our Initial Leases

        The following is an overview of the general lease terms for the 253 properties contributed to us by CWH. The terms of any particular lease may vary from those described below.

  Hawaii Leases

        In general, leases for properties in Hawaii are net leases, which require that the tenant pay a fixed annual rent on a monthly, quarterly or semi-annual basis, and also pay or reimburse us for all, or substantially all, the property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs. A majority of our Hawaii lands are leased for fixed annual rents that are periodically reset based on fair market values. In some cases, the resets are based on fair market value rent and in other cases a percentage of the fair market value of the leased land. Fair market value rent reset rates are generally determined through negotiations between us and our individual tenants; however, when no agreement is achieved, the Hawaii leases require an appraisal process. In the appraisal process for the leases that are periodically reset based on fair market value rents, the appraisers are required to determine the fair and reasonable rent, exclusive of improvements. In the appraisal process for the leases that are periodically reset based on a percentage of the fair market value of the land, the appraisers are required to determine the fair market value of the land, exclusive of improvements, with such fair market value being based on the highest and best use of such land and as though unencumbered by the lease.

  Other Office and Industrial Leases

        In general, our leases for office and industrial properties located on the mainland United States are also net leases. They require that the tenant pay a fixed annual rent on a monthly basis, and also pay or reimburse us for all, or substantially all, the property level operating expenses and capital expenditures, such as real estate taxes, insurance, utilities, maintenance and repairs. Some of these leases provide for periodic fixed increases of base rent.

Environmental Matters

        Ownership of real estate is subject to risks associated with environmental hazards. We may be liable for environmental hazards at, or migrating from, our properties, including those created by prior owners or occupants, existing tenants, abutters or other persons. Various federal and state laws impose liabilities upon property owners, such as us, for any environmental damages arising from properties they own. We may be held liable for environmental investigation and clean up damages at, or near, our properties, including at sites we own and lease to our tenants. As an owner or previous owner of properties which contain environmental hazards, we also may be liable for damages to governmental agencies or third parties for costs and damages they incur arising from environmental hazards at such properties. Moreover, the costs and damages which may arise from environmental hazards are often difficult to project and may be substantial.

        Although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant's activities on the property, we could be subject to strict liability by virtue of our ownership interest. We cannot be sure that our tenants will satisfy their indemnification obligations, if any, under our leases. Furthermore, the discovery of contamination or violations of environmental laws on any of our properties could lead to significant remediation costs or fines, penalties or other liabilities or obligations attributable to the tenant of that property. Such liabilities or obligations may affect a tenant's ability to make payments to us, including rental payments and, where applicable, indemnification payments. When we acquired our properties from CWH, we agreed to indemnify CWH against all environmental liabilities with respect to the properties.

        Certain of our Hawaii lands are used or have been used for industrial purposes. Though we have reviewed these and our other properties for potential environmental liabilities and have established a reserve for potential costs that may be incurred as a result of environmental contamination, no assurance can be given that we have identified all potential environmental liabilities or that our reserve will be sufficient to cover any costs we may incur relating to environmental matters. Some of these properties contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. Our exposure to these tanks creates the potential for the release of petroleum products or other hazardous or toxic substances onto our properties. In addition, certain of our properties are on or are adjacent to or near other properties upon which others, including former owners or tenants of our properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances.

        As of September 30, 2011, we have reserved approximately $12.7 million for potential environmental liabilities. Environmental exposures are difficult to assess and estimate for numerous reasons, including uncertainty about the extent of contamination, alternative treatment methods that may be applied, location of the property which subjects it to differing local laws and regulations and their interpretations, as well as the time it takes to remediate contamination. In developing reserves for potential environmental liability on a property by property basis, we consider among other things, enacted laws and regulations, assessments of contamination and surrounding geology, quality of information available, currently available technologies for treatment, alternative methods of remediation and prior experience. Environmental reserves are based on estimates which are subject to significant change and are adjusted as the remediation treatment progresses, as circumstances change and as environmental contingencies become more clearly defined and reasonably estimable. We do not believe that there are environmental conditions at any of our properties that will materially and adversely affect us. However, no assurance can be given that environmental conditions present at our properties or that costs we may be required to incur in the future to address environmental contamination will not materially and adversely affect us.

        We believe any asbestos in our buildings is contained in accordance with current regulations, and we have no current plans to remove it. If we removed the asbestos or demolished these properties, certain environmental regulations govern the manner in which the asbestos must be handled and removed.

Competition

        Investing in and operating commercial properties is a very competitive business. We compete against publicly traded and private REITs, numerous financial institutions, individuals and public and private companies. Some of our competitors may have greater financial and management resources than we have. As a result of the business management agreement with RMR that we will enter into upon completion of this offering, we will have limited ability to invest in properties that are within the investment focus of another business managed by RMR. We believe the diversity of our tenants, the experience and abilities of our management, the quality of our properties and the structure of our leases may afford us some competitive advantages and allow us to operate our business successfully despite the competitive nature of our business. See "Risk Factors—Risks Related to Our Business—We face significant competition."

Employees

        We have no employees. Services which would otherwise be provided by employees are provided by RMR and by our Managing Trustees and officers. RMR has over 700 full time employees.

Legal Proceedings

        In the ordinary course of business we are involved in litigation incidental to our business; however, we are not aware of any pending legal proceeding affecting us or any of our properties for which we might become liable or the outcome of which we expect to have a material adverse effect on us.

Insurance

        Our leases generally provide that our tenants are responsible for the costs of insurance coverage for the properties we lease to them, including for casualty, liability, fire, extended coverage and rental or business interruption loss. Under our Hawaii land leases, our tenants are responsible for purchasing the insurance directly, while under our leases relating to our Hawaii buildings, our tenants are either required to reimburse us for the costs of maintaining the insurance coverage or purchase such insurance directly and list us as an insured party. With respect to our non-Hawaii properties, we either purchase the insurance ourselves and our tenants reimburse us, or the tenants buy the insurance directly and are required to list us as an insured party. In addition, in the future, we expect to participate with RMR and other companies to which RMR provides management services in a combined insurance program through AIC, and with respect to which AIC is a reinsurer of certain coverage amounts. See "Certain Relationships and Related Person Transactions—Our Relationship with AIC."

Other Matters

        Legislative and regulatory developments may occur at the federal, state and local levels that have direct or indirect impact on the ownership, leasing and operation of our properties. We may need to make expenditures, to the extent these costs are not paid by our tenants, due to changes in government regulations, or the application of such regulations to our properties, including the Americans with Disabilities Act, fire and safety regulations, building codes, land use regulations or environmental regulations on containment, abatement or removal.

MANAGEMENT

Trustees and Officers

        As of our formation, our trustees were Barry M. Portnoy and Adam D. Portnoy and our officers were David M. Blackman, John C. Popeo and Jennifer B. Clark. Each of our trustees holds office until his or her successor is duly elected or appointed and qualified, or until the earlier of his or her death, resignation, retirement or removal. Each of our officers serves at the discretion of our board of trustees. The following table sets forth certain information with respect to the persons who will be our trustees and officers upon completion of this offering.

Name	Age	Position(s)
BARRY M. PORTNOY	66	Managing Trustee (Class 1 term will expire in 2013)
ADAM D. PORTNOY	41	Managing Trustee (Class 2 term will expire in 2014)
JEFFREY P. SOMERS	68	Independent Trustee (Class 1 term will expire in 2013)
DONNA D. FRAICHE	60	Independent Trustee (Class 2 term will expire in 2014)
WILLIAM A. LAMKIN	52	Independent Trustee (Class 3 term will expire in 2015)
DAVID M. BLACKMAN	48	President
JOHN C. POPEO	51	Treasurer and Chief Financial Officer
JENNIFER B. CLARK	50	Secretary

        The following is a biographical summary of the experience of our trustees and officers.

        BARRY M. PORTNOY has been one of our Managing Trustees since our formation. Mr. Portnoy has been a Managing Trustee of CWH since 1986. Mr. Portnoy has been a Managing Trustee of HPT, SNH and GOV, since 1995, 1999 and February 2009, respectively. He has been a Managing Director of Five Star, and of TravelCenters since 2001 and 2006, respectively. Mr. Portnoy is an owner of RMR and of RMR Advisors, Inc., or RMR Advisors, an SEC registered investment advisor. Mr. Portnoy has been an owner and a Director of RMR (and its predecessor) since its founding in 1986, an employee of RMR since 1996, the Chairman of RMR since 1998, and a Director and Vice President of RMR Advisors since 2002. Mr. Portnoy has been an Interested Trustee of RMR Real Estate Income Fund and RMR Asia Pacific Real Estate Fund since June 2009, was an Interested Trustee of each of their predecessor funds from shortly after its formation (the earliest of which was in 2002) until its merger in June 2009 into its successor, and was an Interested Trustee of RMR Funds Series Trust from shortly after its formation in August 2007 until its dissolution in April 2009. Mr. Portnoy practiced law for many years as a partner in, and chairman of, a law firm prior to 1997. Our board of trustees concluded that Mr. Portnoy is qualified to serve as one of our Managing Trustees based upon, among other things, his demonstrated leadership capability, his extensive experience in and knowledge of the commercial real estate industry and REITs, his leadership position with RMR, his extensive public company director service, his professional skills and expertise in, among other things, legal and regulatory matters and his institutional knowledge earned through service on CWH's board of trustees and in key leadership positions with RMR for 24 years and his qualifying as a Managing Trustee in accordance with the requirements of our declaration of trust and bylaws.

        ADAM D. PORTNOY has been one of our Managing Trustees since our formation. Mr. Portnoy has been a Managing Trustee of CWH since May 2006 and its President since January 2011. He also served as Executive Vice President of CWH from 2003 through 2006. Mr. Portnoy has been a Managing Trustee of HPT, SNH and GOV, since January 2007, May 2007 and February 2009, respectively. Mr. Portnoy has been an Interested Trustee of RMR Real Estate Income Fund and RMR Asia Pacific Real Estate Fund and their predecessor funds since February 2009. He was President of GOV from February 2009 until January 2011. Mr. Portnoy has been an executive officer of RMR since 2003 and currently is the President, Chief Executive Officer and a Director of RMR. Additionally, Mr. Portnoy is an owner of RMR and of RMR Advisors. Mr. Portnoy has been President and Director of RMR Advisors since 2007 and was a Vice President prior to that time since 2003. He has also been President of RMR Real Estate Income Fund and RMR Asia Pacific Real Estate Fund since June 2009, was President of each of their predecessor funds from 2007 until its merger in June 2009 into its successor, and was President of RMR Funds Series Trust from its formation in August 2007 until its dissolution in April 2009. Prior to becoming President in 2007, Mr. Portnoy served as Vice President of certain of the RMR managed closed end funds beginning in 2004. Prior to 2004, Mr. Portnoy held various positions in the finance industry and public sector, including as a Senior Investment Officer of the International Finance Corporation (a member of The World Bank Group) and Vice President of an investment bank. Mr. Portnoy is also currently Honorary Consul General of the Republic of Bulgaria to Massachusetts. Our board of trustees concluded that Mr. Portnoy is qualified to serve as one of our Managing Trustees based upon, among other things, his extensive experience in and knowledge of the commercial real estate industry and REITs, his leadership position with RMR, his public company director service, his demonstrated management ability, his experience in investment banking, his government organization service, his institutional knowledge earned through service on CWH's board of trustees for five years and in key leadership positions with RMR for seven years and his qualifying as a Managing Trustee in accordance with the requirements of our declaration of trust and bylaws. Adam D. Portnoy is the son of Barry M. Portnoy, our other Managing Trustee.

        JEFFREY P. SOMERS will be one of our Independent Trustees upon completion of this offering. Mr. Somers has been, since January 2010, Of Counsel to, and from 1995 to December 2009, was a member, and for six of those years a managing member, of the law firm of Morse, Barnes-Brown Pendleton PC. Prior to that time, he was a partner for more than 20 years at the law firm of Gadsby Hannah LLP (now McCarter & English, LLP) and for eight of those years was managing partner of the firm. Since 2002, Mr. Somers has served as a Director for Cantella Management Corp., a holding company for Cantella & Co., Inc., an SEC-registered broker-dealer. From 1995 to 2001 he served as a trustee for the Pictet Funds. Before entering private law practice, Mr. Somers was a staff attorney at the SEC in Washington, D.C. He has previously served as a trustee for Glover Hospital, which is now part of Beth Israel Deaconess Hospital, among various other civic leadership roles. Mr. Somers has been an Independent Trustee of RMR Real Estate Income Fund and RMR Asia Pacific Real Estate Fund and their predecessor funds since January 2009 and was an Independent Trustee of RMR Funds Series Trust from January 2009 until its later dissolution in April 2009. Mr. Somers has been an Independent Trustee of SNH since January 2009, and an Independent Trustee of GOV since June 2009. Our board of trustees concluded that Mr. Somers is qualified to serve as one of our Independent Trustees based upon, among other things, his expertise in legal, corporate governance and regulatory matters, his leadership role as a law firm managing member, his service as a trustee of public investment companies, his experience in complex business transactions, his various civic roles, his familiarity with finance and accounting matters and his qualifying as an Independent Trustee in accordance with the requirements of the NYSE, the SEC, our declaration of trust and our bylaws.

        DONNA D. FRAICHE will be one of our Independent Trustees upon completion of this offering. Ms. Fraiche is a shareholder in, and serves on the nominating and governance committees of, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and has practiced law in that firm since 2004. Previously, Ms. Fraiche practiced law with the firm now known as Locke Lord LLP in New Orleans. Ms. Fraiche is Chair of the Louisiana Health Care Commission and has previously served as President of the organization now known as the American Health Lawyers Association, Chair of the Long Term Community Planning Task Force and Health Care Committee of the Louisiana Recovery Authority, delegate of the Louisiana Recovery Authority to the Louisiana Health Care Redesign Collaborative, Chair of the Louisiana Office of State Planning Task Force and Chair of the Board of Trustees of Loyola University, among numerous other business and civic responsibilities. Ms. Fraiche has testified before Congressional and Senate committees on the structure of the hospital industry and the Gulf Coast's reconstruction efforts after hurricanes Katrina and Rita. Ms. Fraiche has also served on the adjunct faculty of Tulane University's School of Public Health and Administration and as a preceptor for its residency program in health management systems and has been widely published on the topics of health care and the Gulf Coast's reconstruction efforts. Ms. Fraiche also serves as Honorary Consul General for Japan in New Orleans. Ms. Fraiche has been an Independent Director for Five Star since November 2010. Our board of trustees concluded that Ms. Fraiche is qualified to serve as one of our Independent Trustees based upon, among other things, her professional legal skills, her many leadership roles and experiences, including her service in numerous public policy and civic leadership roles and her qualifying as an Independent Trustee in accordance with the requirements of the NYSE, the SEC, our declaration of trust and our bylaws.

        WILLIAM A. LAMKIN will be one of our Independent Trustees upon completion of this offering. Mr. Lamkin has been a partner in Ackrell Capital LLC, a San Francisco based investment bank, since 2003, and a partner in Ackrell & Company LLC, a San Francisco based investment advisory firm, since 2002. Previously, he was employed as a financial consultant and as an investment banker, including as a Senior Vice President in the investment banking division of ABN AMRO, Incorporated. Prior to working as a financial consultant and as an investment banker, Mr. Lamkin was a practicing attorney. Mr. Lamkin has served as an Independent Trustee of HPT since January 2007, and an Independent Trustee of CWH since 2006. Our board of trustees concluded that Mr. Lamkin is qualified to serve as one of our Independent Trustees based upon, among other things, his experience in and knowledge of the commercial real estate and investment banking industries, his work on and with public company boards and board committees, his demonstrated management ability, his experience in capital raising and strategic business transactions, his professional training, skills and expertise in, among other things, legal and finance matters, his institutional knowledge earned through service on CWH's board of trustees for five years and his qualifying as an Independent Trustee in accordance with the requirements of the NYSE, the SEC, our declaration of trust and our bylaws.

        DAVID M. BLACKMAN has been our President since our formation. Mr. Blackman has also been President and Chief Operating Officer of GOV since January 2011 and, prior to that time, was Treasurer and Chief Financial Officer of GOV from February 2009 until January 2011. Previously, Mr. Blackman had been employed as a banker at Wachovia Corporation and its predecessors for 22 years, focused on real estate finance matters, including serving as a Managing Director in the real estate section of Wachovia Capital Markets, LLC from 2005 through January 2009. Mr. Blackman is also employed as a Senior Vice President of RMR.

        JOHN C. POPEO has been our Treasurer and Chief Financial Officer since our formation. Mr. Popeo has also been Treasurer and Chief Financial Officer of CWH since 1999 and Assistant Secretary of CWH since 2008, and served as Secretary of CWH from 1999 to 2008. Additionally, Mr. Popeo has been Treasurer and an Executive Vice President of RMR since 1997 and 2008, respectively, and previously served as a Vice President of RMR from 1999 to 2006 and as a Senior Vice President from 2006 to 2008. Mr. Popeo served as Vice President of RMR Advisors from 2004 to November 2009. He has served as Vice President of RMR Real Estate Income Fund and RMR Asia Pacific Real Estate Fund and was Vice President of each of their predecessor funds from shortly after its formation (the earliest of which was in 2002) until its merger in June 2009 into its successor. Mr. Popeo is a certified public accountant.

        JENNIFER B. CLARK has been our Secretary since our formation. Ms. Clark joined RMR in 1999 as a Vice President; she became a Senior Vice President in 2006 and an Executive Vice President and General Counsel in 2008. Ms. Clark also serves as Secretary of CWH, HPT, SNH, and TravelCenters, as an Assistant Secretary of Five Star and as Secretary and Chief Legal Officer of RMR Advisors and of each of the RMR managed closed end funds. Prior to 1999, Ms. Clark was a partner in the law firm of Sullivan & Worcester LLP.

Board of Trustees

        Our board of trustees will be composed of five members upon completion of this offering. We will have two categories of trustees: (1) trustees who are employees, officers or directors of RMR or involved in our day to day activities for at least one year prior to their election, whom we refer to as "Managing Trustees" in our bylaws; and (2) trustees who are not employees of RMR and not involved in our day to day activities and who are independent within the meaning of the applicable rules of the NYSE and the SEC, whom we refer to as "Independent Trustees" in our bylaws. Our bylaws will not prohibit persons serving as independent trustees of other companies managed by RMR from serving as our Independent Trustees. We have determined that our Independent Trustees are independent within the meaning of the applicable rules of the NYSE and that their service as independent trustees of companies affiliated with RMR does not constitute a material relationship with us that would prevent their qualification as independent. Upon completion of this offering, our bylaws will require that a majority of our trustees be Independent Trustees.

        Our board of trustees will be divided into three classes upon completion of this offering, Class 1, Class 2 and Class 3. At each annual meeting of our shareholders, one class of trustees will be elected for a three year term to succeed the trustees of the same class whose terms are then expiring. The initial terms of the Class 1 trustees, Class 2 trustees and Class 3 trustee will expire upon the election and qualification of successor trustees at the annual meetings of our shareholders held during the calendar years 2013, 2014 and 2015, respectively.

Committees of Our Board of Trustees After This Offering

        As of completion of this offering, our board of trustees will have established an audit committee, a compensation committee and a nominating and governance committee, each of which will have a written charter. Our audit committee, compensation committee and nominating and governance committee will be comprised of William A. Lamkin, Jeffrey P. Somers and Donna D. Fraiche, who will be Independent Trustees under applicable NYSE listing standards and each committee's respective charter. Members of our audit committee will also meet the independence criteria applicable to audit committees under the Sarbanes Oxley Act of 2002 and the SEC's implementing rules under that law.

        Our audit committee will be established in accordance with section 3(a)(58)(A) of the Exchange Act. The primary function of our audit committee will be to select our independent registered public accounting firm and to assist our board of trustees in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. Our audit committee will also have responsibility for oversight of our risk management function. Our board of trustees has determined that William A. Lamkin will be our audit committee financial expert and is "independent" as defined by the rules of the SEC and the NYSE. Our board of trustees' determination that Mr. Lamkin is a financial expert was based upon (1) his current position as partner of Ackrell Capital LLC, an investment banking firm; and (2) his prior experience (a) as a financial consultant, (b) as a Senior Vice President in the investment banking division of ABN AMRO, Incorporated, (c) in various investment banking positions with Donaldson, Lufkin & Jenrette, PaineWebber and Kidder, Peabody, where his work included real estate investment banking and project financing matters and (d) his prior service as a member and chair of the audit committees of other publicly owned REITs.

        Our compensation committee's primary responsibilities will include: (1) reviewing the terms of RMR's business management and property management agreements with us, evaluating the performance of RMR under these agreements and the expenses, costs and compensation we pay under these agreements, approving those expenses, costs and compensation that we are required to pay under these agreements and making determinations regarding continuance of or changes to these agreements;

(2) evaluating the performance of our President and determining and approving any compensation, including any equity compensation, paid directly by us to our President; (3) evaluating the performance of our Director of Internal Audit and determining the compensation payable to him and the costs of our internal audit function generally; (4) evaluating, approving and administering the Equity Compensation Plan and such other equity compensation plans as we may establish in the future; (5) evaluating whether our executive compensation programs encourage appropriate or inappropriate levels of risk taking by our executives; and (6) reviewing and considering the incentives and risks associated with our compensation policies and practices.

        The responsibilities of our nominating and governance committee will include: (1) identification of individuals qualified to become members of our board of trustees and recommending to our board of trustees the trustee nominees for each annual meeting of shareholders or when vacancies occur; (2) development, and recommendation to our board of trustees, of governance guidelines; and (3) evaluation of the performance of our board of trustees.

        The charter of each of our standing committees will provide that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees will be subject to the provisions of the applicable committee's charter.

        Our policy with respect to trustee attendance at our annual meetings of our shareholders can be found in our Governance Guidelines. The forms of our Governance Guidelines and the charters of our audit, compensation and nominating and governance committees, as well as our Code of Business Conduct and Ethics, that will be in effect upon completion of this offering, are filed as exhibits to the registration statement of which this prospectus is a part and are also available by writing to Jennifer B. Clark, Secretary, c/o Select Income REIT, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634.

Compensation of the Trustees and Officers

        We will pay each of our Independent Trustees an annual fee of $30,000 for services as a trustee, plus a fee of $750 for each meeting attended. Up to two $750 fees will be paid if a board meeting and one or more board committee meetings are held on the same date. The chairpersons of our audit committee, compensation committee and nominating and governance committee will receive an additional $10,000, $5,000 and $5,000, respectively, each year. In addition, each trustee will receive a grant of our Shares as part of his or her annual compensation, as determined by our compensation committee. We generally reimburse all our trustees for travel expenses incurred in connection with their duties as trustees. Our Managing Trustees are employees of RMR and they will not receive cash compensation for their services directly from us, but they will receive reimbursement of expenses and will receive Share grants equal to the amount of Shares granted to our Independent Trustees.

        We do not have any employees. None of our executive officers has an employment agreement with us or any agreement that becomes effective upon his termination or a change in control of us. Our manager, RMR, provides services that otherwise would be provided by employees. RMR conducts our day to day operations on our behalf and compensates our named executive officers and other RMR personnel who provide services to us directly and in its sole discretion in connection with their services rendered to RMR and to us, except that the compensation of our Director of Internal Audit and the allocation of internal audit costs to us by RMR is determined by our compensation committee. We do not pay our executive officers salaries or bonuses or provide other compensatory benefits except for the grants of Shares under the Equity Compensation Plan. Although our compensation committee will review and approve our management agreements with RMR, it is not involved in compensation decisions made by RMR for its employees other than the employee serving as our Director of Internal Audit. Our payments to RMR are described in "Certain Relationships and Related Person Transactions."

Equity Compensation Plan

        Although we do not pay any cash compensation to our officers and have no employees, we will adopt the Equity Compensation Plan effective upon completion of this offering and make awards to our trustees, executive officers and other RMR employees who provide services to us. We will reserve                        Shares for future issuance under the Equity Compensation Plan. We will award Shares under the Equity Compensation Plan to recognize such persons' scope of responsibilities, compensate demonstrated performance and leadership, motivate future performance, align such persons' interests with those of our other shareholders and motivate executives to remain employees of RMR and to continue to provide services to us through the term of the awards. No awards will be granted under the Equity Compensation Plan before completion of this offering, and no individuals have yet been selected to receive any awards.

        Under its charter, our compensation committee will evaluate, approve and administer Share awards under the Equity Compensation Plan. In setting Share awards under the Equity Compensation Plan, our compensation committee will consider multiple factors, including the following primary factors: (1) the scope of responsibility of each individual; (2) the amount of Shares previously granted to each recipient; (3) the amount of Shares previously granted to persons performing similar services for us as are currently performed by each recipient; (4) the amount of Shares granted to persons performing similar services for other companies managed by RMR; (5) the amount of shares or equity compensation granted to persons performing similar services for other companies that our compensation committee may determine to be comparable to us; (6) the amount of time spent, the complexity of the duties and the value of services performed, by the particular recipient; (7) the fair market value of our Shares granted; and (8) the recommendations of our executive officers and Managing Trustees. We will determine the fair market value of our Shares granted based on the closing price of our Shares on the date of grant.

        In administering the Equity Compensation Plan, our compensation committee may impose vesting and other conditions on granted Shares. In the event a recipient granted a Share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase the Shares that have not yet vested for nominal consideration. As with other issued Shares, vested and unvested Shares awarded under the Equity Compensation Plan will be entitled to distributions and will have voting rights.

        We expect that our compensation philosophy and programs will be designed and implemented by our compensation committee to foster a business culture that reasonably aligns the interests of our executive officers and trustees with those of our shareholders. We believe that the equity compensation of our executive officers and trustees is designed to help achieve the goal of providing our shareholders dependable, long term returns.

Limitation of Liability and Indemnification

        Upon completion of this offering, our declaration of trust will contain provisions that limit the liability of our trustees and officers. Under our bylaws, our trustees and officers will be entitled to indemnification, and we will enter into indemnification agreements with our trustees and officers. We believe that these provisions are necessary to attract and retain qualified persons as trustees and officers. You can find more information about indemnification of trustees and officers under "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws."

MANAGER

        Our day to day operations are conducted by RMR. RMR is a Delaware limited liability company owned by our Managing Trustees, Barry M. Portnoy and Adam D. Portnoy. Its principal place of business is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634 and its telephone number is (617) 322-3990. RMR has over 700 full time employees, including a headquarters staff and regional offices and other personnel located throughout the United States. RMR also acts as the manager for CWH, GOV, SNH and HPT and provides management services to other public and private companies, including Five Star and TravelCenters.

Our Relationship with RMR

        As a wholly owned subsidiary of CWH, we currently receive services from RMR. RMR is beneficially owned by Barry M. Portnoy and Adam D. Portnoy, our Managing Trustees. Barry M. Portnoy is Chairman of the Board and Adam D. Portnoy is President, Chief Executive Officer and a director of RMR. All of the members of our board of trustees, including our Independent Trustees, are members of one or more boards of trustees or directors of various companies managed by RMR, including CWH. All of our executive officers are also executive officers of RMR.

        We do not expect to have any employees or to have administrative offices separate from RMR. Services that might otherwise be provided to us by employees will be provided to us by employees of RMR. Similarly, office space will be provided to us by RMR. Each of our executive officers is also an executive of RMR. Upon completion of this offering, our bylaws will require that a certain number of our trustees be "Managing Trustees," meaning a trustee who has been an employee, officer or director of RMR or involved in our day to day activities for at least one year prior to his or her election. See "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Trustees."

RMR's Directors and Officers

        The following is a list of the executive officers and directors of RMR who are not our executive officers or trustees, and their biographical information. For biographical information regarding our executive officers and trustees, certain of whom are executive officers and directors of RMR, see "Management—Trustees and Officers."

        GERARD M. MARTIN (age 77) has been a Director of RMR and its predecessor since 1986. He has also been one of Five Star's Managing Directors since 2001. Mr. Martin was the founder and Chairman of Greenery Rehabilitation Group, Inc., a company in the business of owning and operating nursing homes and health rehabilitation facilities, which was publicly owned and first listed on Nasdaq and then the NYSE between 1985 and 1993. Mr. Martin is the owner and Treasurer of North Atlantic Medical Services, Inc., a private company in the business of providing diagnostic cardiac, respiratory and oxygen services, equipment and products for the care of patients in their homes or medical facilities. Mr. Martin has also been a Director and Vice President of RMR Advisors since 2002. Mr. Martin was an Interested Trustee of RMR Real Estate Income Fund and RMR Asia Pacific Real Estate Fund and their predecessor funds from shortly after the formation of their respective predecessor funds (the earliest of which was in 2002) until 2009 and was a Managing Trustee of RMR Funds Series Trust from shortly after its formation in August 2007 until its dissolution in April 2009. Mr. Martin was a Managing Trustee of SNH from 1999 until May 2007. He was also a Managing Trustee of CWH from 1986 until the expiration of his term in May 2006, and a Managing Trustee of HPT from 1995 until his resignation in January 2007. Mr. Martin was a 50% owner of RMR until September 30, 2005 and of RMR Advisors until May 11, 2005 and ceased to own any equity interest in those respective entities as of such times.

        DAVID J. HEGARTY (age 55) has been an executive officer of RMR for over five years and currently is an Executive Vice President and a director of RMR. Mr. Hegarty has been President and Chief Operating Officer of SNH since 1999. Mr. Hegarty is a certified public accountant.

        PAUL V. HOAGLAND (age 59) has been a Senior Vice President of RMR since January 2010. Mr. Hoagland has also been Treasurer and Chief Financial Officer of Five Star since January 2010. Mr. Hoagland was Vice President—Finance of Five Star from November 2009 to January 2010. Prior to that time, he served as Executive Vice President of Administration, Chief Financial Officer and Treasurer of Friendly's Corporation from 2003 until 2008.

        MARK L. KLEIFGES (age 51) has been an Executive Vice President of RMR since 2008 and has served in various capacities with RMR and its affiliates for over eight years. Mr. Kleifges has also been Treasurer and Chief Financial Officer of GOV since January 2011, and Treasurer and Chief Financial Officer of HPT since 2002. Mr. Kleifges was a Vice President of RMR Advisors from 2003 to 2004 and since 2004 has been its Treasurer. He has also served as Treasurer of RMR Real Estate Income Fund and its predecessor funds, RMR Asia Pacific Real Estate Fund and its predecessor funds and RMR Funds Series Trust, or collectively the RMR Funds, since their respective formations beginning in 2002, until, with respect to a particular fund, its merger out of existence or dissolution. Mr. Kleifges is a certified public accountant.

        BRUCE J. MACKEY, JR. (age 41) has been an Executive Vice President of RMR since October 2011, a Senior Vice President of RMR since 2006 and was Vice President of RMR from 2001 to 2006. Prior to 2001, he served in various capacities for RMR and its affiliates. Mr. Mackey has been President and Chief Executive Officer of Five Star since May 2008. From 2001 until May 2008, Mr. Mackey was Treasurer and Chief Financial Officer of Five Star. Mr. Mackey is a certified public accountant.

        JOHN A. MANNIX (age 55) has been an Executive Vice President of RMR since early 2011, a Senior Vice President of RMR since 2006, a Vice President prior to that time and has served in various capacities with RMR and its affiliates since 1989. In addition, Mr. Mannix was President and Chief Operating Officer of CWH from 1999 to 2008 and as President and Chief Investment Officer from 2008 to 2010. Mr. Mannix resigned as President of CWH in 2011 and is now in charge of RMR's and CWH's investment activities in Australia. Mr. Mannix is a member of the Urban Land Institute, the Greater Boston Real Estate Board's Real Estate Finance Association and the National Association of Industrial and Office Parks.

        JOHN G. MURRAY (age 51) has been Executive Vice President of RMR and has served in various capacities with RMR and its affiliates for over 15 years. Mr. Murray has also been President and Chief Operating Officer of HPT since 1996.

        THOMAS M. O'BRIEN (age 45) has been an Executive Vice President of RMR since September 2008, was a Senior Vice President of RMR prior to that time since 2006 and was a Vice President of RMR prior to that time since 1996. Mr. O'Brien has been a Managing Director of TravelCenters since October 2006 and its President and Chief Executive Officer since February 2007. Since July 2007, Mr. O'Brien has been a director of VirnetX Holding Corporation, a publicly traded company engaged in developing communications technologies. Mr. O'Brien was the President and a director of RMR Advisors from 2002 until May 2007 and President of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Asia Pacific Real Estate Fund and RMR Asia Real Estate Fund since their respective formations (the earliest of which was in 2002) until May 2007. From 2002 through 2003, Mr. O'Brien was Executive Vice President of HPT, where he had previously served as Treasurer and Chief Financial Officer since 1996.

        ETHAN S. BORNSTEIN (age 38) has been a Senior Vice President of RMR and has served in various capacities with RMR and its affiliates for over ten years. Mr. Bornstein has also been a Senior

Vice President of HPT since March 2008, and prior to that time was Vice President of HPT for over eight years. Mr. Bornstein's wife is the daughter of Barry M. Portnoy and the sister of Adam D. Portnoy.

        RICHARD A. DOYLE, JR. (age 43) has been an employee of RMR since November 2006 and currently is a Senior Vice President of RMR. Mr. Doyle has been Treasurer and Chief Financial Officer of SNH since March 2007. Prior to November 2006, Mr. Doyle was the Director of Financial Reporting of Five Star. Mr. Doyle is a certified public accountant.

        VERN D. LARKIN (age 41) Mr. Larkin has been a Senior Vice President of RMR since September 2011. Prior to joining RMR, Mr. Larkin practiced law for more than 12 years at Skadden, Arps, Slate, Meagher & Flom LLP, specializing in corporate law, securities regulations, mergers and acquisitions, corporate governance and other transactional matters. Mr. Larkin also serves as a Vice President, General Counsel and Secretary of Five Star since September 2011.

        DAVID M. LEPORE (age 51) has been a Senior Vice President of RMR since 2006 and was a Vice President and served in other capacities prior to that time. Mr. Lepore has been Chief Operating Officer of CWH since October 2008 and its Senior Vice President since 1998. Mr. Lepore is a member of the Building Owners and Managers Association, the National Association of Industrial and Office Properties and is a certified real property administrator.

        ANDREW J. REBHOLZ (age 46) has been a Senior Vice President of RMR since November 2007. Mr. Rebholz has also been Executive Vice President, Chief Financial Officer and Treasurer of TravelCenters since November 2007. Previously, Mr. Rebholz served as Senior Vice President and Controller of TravelCenters since January 2007. Prior to that time, he served as Vice President and Controller of TravelCenters of America, Inc., TravelCenters' predecessor, since 2002, and as Corporate Controller of TravelCenters' predecessor prior to that since 1997.

        MARK R. YOUNG (age 49) has been a Senior Vice President of RMR since October 2011. Mr. Young was a Vice President of RMR from November 2006 to July 2007. In 2007, Mr. Young joined TravelCenters as an Executive Vice President and General Counsel and he continues to serve in those capacities at this time.

        WILLIAM J. SHEEHAN (age 67) joined RMR in 2003 and became the Director of Internal Audit for CWH, HPT, SNH, Five Star and TravelCenters at that time or when each of those companies was subsequently created. Mr. Sheehan also serves as Chief Compliance Officer and Director of Internal Audit for RMR Advisors and the RMR Funds. Prior to joining RMR and its affiliates, Mr. Sheehan was Executive Vice President at Ian Schrager Hotels, LLC, Vice Chairman of Omni Hotels Corporation and a partner in Arthur Andersen & Co., an international accounting firm.

Our Management Agreements

        Upon completion of this offering, we will enter into two management agreements with RMR: a business management agreement and a property management agreement. The following is a summary of the management agreements that we will enter into with RMR. Although it is a summary of the material terms, it does not contain all the information that may be important to you. If you would like more information, you should read the entire forms of business management agreement and property management agreement, which are filed as exhibits to the registration statement of which this prospectus is a part.

        Under the business management agreement, RMR will be required to use its reasonable best efforts to present us with a continuing and suitable real estate investment program consistent with our real estate investment policies and objectives. Subject to its duty of overall management and supervision, our board of trustees will delegate to RMR the power and responsibility to:

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  provide research and economic and statistical data in connection with our real estate investments and recommend changes in our real estate investment policies when appropriate;

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  investigate, evaluate and negotiate contracts for the investment in, or the acquisition or disposition of, real estate and related interests, financing and refinancing opportunities and make recommendations concerning specific real estate investments to our trustees;

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  investigate, evaluate and negotiate the prosecution and negotiation of any of our claims in connection with our real estate investments;

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  administer bookkeeping and accounting functions as will be required for our management and operation, contract for audits and prepare or cause to be prepared reports required by any governmental authority in connection with the ordinary conduct of our business, and otherwise advise and assist us with our compliance with applicable legal and regulatory requirements;

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  advise and assist in the preparation of all offering documents, and all registration statements, prospectuses or other documents filed with the SEC or any state;

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  retain counsel, consultants and other third party professionals on our behalf;

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  provide internal audit services;

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  advise and assist with our risk management and oversight function;

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  to the extent not covered above, advise and assist us in the review and negotiation of our contracts and agreements, coordination and supervision of all third party legal services and oversight of processing of claims by or against us;

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  advise and assist us with respect to our public relations, preparation of marketing materials, Internet website and investor relations services;

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  provide office space, office equipment and the use of accounting or computing equipment when required;

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  advise and assist with respect to: the design, operation and maintenance of network infrastructure, including telephone and data transmission lines, voice mail, facsimile machines, cellular phones, pager, etc.; and local area network and wide area network communications support; and

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  provide personnel necessary for the performance of the foregoing services.

        Under the property management agreement, RMR will be required to act as managing agent for our properties and devote such time, attention and effort as may be appropriate to operate and manage our properties in a diligent, orderly and efficient manner. Subject to its duty of overall management and supervision, our board of trustees will delegate to RMR the power and responsibility to:

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  administer our day to day operations including the leasing of our properties and relations with our tenants;

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  monitor our real property as would be done by a prudent owner;

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  monitor all third party services provided to us as would be done by a prudent owner;

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  arrange for day to day operations of our properties, including heating, air conditioning, lighting, cleaning and other services;

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  arrange for third party contractors to maintain our properties and their operating systems in good order and repair, when appropriate;

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  obtain and maintain insurance on our properties;

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  institute or defend, at our direction, any and all legal actions or proceedings relating to the operation of our properties; and

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  provide personnel necessary for the performance of the foregoing services.

        In performing its services under the business management agreement and the property management agreement, RMR will assume no responsibility other than to render the services described in the business management agreement and the property management agreement in good faith and will not be responsible for any action of our board of trustees in following or declining to follow any advice or recommendation of RMR. In addition, we will agree to indemnify RMR, its shareholders, directors, officers, employees and affiliates against liabilities relating to acts or omissions of RMR undertaken on our behalf.

        The initial terms of the management agreements with RMR that we will enter into upon completion of this offering will expire on December 31, 2013. Renewals or extensions of these management agreements will be subject to the periodic approval of our compensation committee, which will be composed entirely of Independent Trustees. Our management agreements will be terminable by either party, without penalty, upon 60 days' notice pursuant to a majority vote of our compensation committee or a majority vote of RMR's directors. In addition, RMR will be able to terminate the management agreements with us if we experience a change in control. The management agreements provide that the parties may require that disputes, as characterized under those agreements, be subject to mandatory arbitration in accordance with procedures provided in the management agreements.

        The business management agreement will provide for (1) an annual base fee, payable monthly and reconciled annually, and (2) an annual incentive fee. The annual amount of the business management base fee will be equal to 0.5% of the historical cost to CWH of any properties transferred to us by CWH. If we acquire additional properties, the annual business management base fee will be 0.7% of our cost of any additional properties up to and including $250 million, plus 0.5% of our cost of any additional properties in excess of $250 million. The annual incentive fee will be calculated on the basis of any annual increases in the amount of Normalized FFO Per Share (as defined in our business management agreement). RMR will not be eligible to receive an incentive fee for the year ending December 31, 2012. Beginning with the year ending December 31, 2013, the annual amount of any incentive fee that RMR will be entitled to receive will be equal to 15% of any increase in Normalized FFO Per Share for such year over Normalized FFO Per Share in the prior year, multiplied by the weighted average number of Shares outstanding during the year to which the fee applies calculated on a fully diluted basis; provided, however, the incentive fee for any year will not exceed $0.02 per Share multiplied by such weighted average number of Shares outstanding on a fully diluted basis. Upon termination of the business management agreement, RMR will be entitled to a pro rata portion of the incentive fee for the then current year. The term "Normalized FFO Per Share" will be defined in our business management agreement, for a given year, as (1) our consolidated net income, computed in accordance with GAAP, excluding gain or loss on sale of properties, acquisition costs and extraordinary items, depreciation, amortization, impairment charges and other non-cash items, including our pro rata share of the normalized funds from operation for such year of (a) any unconsolidated subsidiary and (b) any entity for which we account by the equity method of accounting, with such resulting net income amount reduced by, if applicable, the amount of any preferred shares dividends declared or otherwise payable (without duplication) during such fiscal year, determined for these purposes as of the date any such preferred share dividend amounts are accrued by us in accordance with GAAP in the United States, divided by (2) the weighted average number of our Shares outstanding on a fully diluted basis during such year. For purposes of calculating any incentive fee for the year ending December 31, 2013, our 2012 Normalized FFO Per Share will be calculated based on annualized figures for the period beginning upon completion of this offering and ending on December 31, 2012 divided by the weighted average number of Shares outstanding on a fully diluted basis during such period. Any incentive fees earned by RMR will be paid in Shares.

        The property management agreement will provide for (1) a management fee equal to 3% of the gross rents we collect from tenants, payable monthly in arrears and reconciled annually, and (2) a construction supervision fee equal to 5% of any construction, renovation or repair activities at our properties during the term of the property management agreement, other than ordinary maintenance and repairs done by maintenance staff, payable periodically as agreed to by us and RMR.

        We will be generally responsible for paying all of our expenses and all expenses incurred by RMR on our behalf. We are not responsible for payment of RMR's employment, office or administration expenses, except for our pro rata portion of the employment and related expenses of RMR employees who provide on-site property management services and of the staff employed by RMR that conduct our internal audit.

        Assuming that this offering closes on                        , 2012 the business management base fee payable by us to RMR through December 31, 2012 (assuming no additional property acquisitions by us during that period) will be approximately $            (or $            on an annualized basis), and the property management fee payable by us to RMR through December 31, 2012 (assuming no construction supervision fees) is estimated to be approximately $            (or $            on an annualized basis). The amount of fees payable by us to RMR will increase if we borrow additional funds and use such funds to acquire new properties. For example, for every $1 million we borrow and invest in property acquisitions, RMR will earn an additional $7,000 per annum in business management fees with respect to additional properties acquired up to and including $250 million in aggregate cost (and an additional $5,000 per annum with respect to additional properties acquired in excess of $250 million in aggregate cost) and an increase in property management fees equal to 3% of the additional rent resulting from such acquisitions (assuming no construction supervision fees). Assuming that this offering closes on                        , 2012 and that in the future we incur additional indebtedness such that our leverage increases to 50% of the undepreciated book value of our properties, the amount of the business management fee payable by us to RMR through December 31, 2012 would be approximately $            (or $            on an annualized basis). The fees we will pay RMR under the management agreements we enter into upon completion of this offering will be based in part upon the historical cost of our investments which at any time may be more or less than the fair market value thereof, the gross rents we collect from tenants and the cost of construction we incur at our properties which is supervised by RMR. These fee arrangements could encourage RMR to advocate acquisitions of properties, to undertake unnecessary construction activities or to overpay for acquisitions or construction. These arrangements may also encourage RMR to discourage sales of properties by us.

        The boards of RMR and CWH have approved an amendment to the business management agreement between RMR and CWH to be entered into by RMR and CWH upon completion of this offering. Pursuant to that amendment, the investment by CWH in us will not be counted for purposes of determining the fees payable by CWH to RMR for periods following completion of this offering and income, loss and Normalized FFO attributable to assets contributed to us or our subsidiaries by CWH or its subsidiaries prior to completion of this offering will not be included in determining any incentive fee payable by CWH for its 2012 fiscal year. The amount of the business management base fee and property management fee we pay to RMR in respect of the properties contributed to us by CWH are expected to equal the reduction that CWH realizes in the business management base fee and property management fee that CWH pays to RMR. Accordingly, it is expected that RMR will not receive any increase in the business management base fees or the property management fees it receives as a result of the transfer of properties to us by CWH. Additionally, the incentive fee that RMR will be eligible to receive from us for the year ending December 31, 2013 will be substantially similar in structure to the incentive fee that CWH currently pays to RMR, but with a maximum amount of $0.02 per Share. As a separate publicly traded company, we may be able to increase our investments in single tenant properties more quickly than CWH might be able to increase such investments and, as we increase our investments, RMR's fees will increase. CWH does not pay RMR, and we will not pay RMR, any acquisition, leasing, disposition or financing fees.

        Under our management agreements with RMR, we will acknowledge that RMR manages other businesses, including four NYSE-listed REITs, and will not be required to present us with investment opportunities that RMR determines are within the investment focus of another business managed by RMR. RMR will have discretion to determine which investment or leasing opportunities to present to us or to other businesses it manages. We will also agree with RMR to first offer any property that we determine to sell and that is within the principal investment focus of another REIT managed by RMR to such REIT prior to entering into any sale or other disposition arrangement for such property. Each of CWH, GOV, SNH and HPT has agreed to a similar right of first offer under its business management agreement with RMR.

        We do not expect to have any employees nor to have administrative offices separate from RMR. Services that might otherwise be provided by employees will be provided to us by employees of RMR. Similarly, office space will be provided to us by RMR. Although we do not expect to have significant general and administrative operating expenses in addition to fees payable to RMR, we will be required to pay various other expenses relating to our activities, including the costs and expenses of investigating, acquiring, owning and disposing of our real estate (third party property diligence costs, appraisal, reporting, audit and legal fees), our costs of borrowing money, our costs of securities listing, transfer, registration and compliance with reporting requirements and our costs of third party professional services, including legal and accounting fees. The RMR director of internal audit will report directly to our audit committee, his compensation will be approved by our compensation committee and our allocable cost of the RMR internal audit function will be approved by our compensation committee and reimbursed by us to RMR. Both our audit committee and our compensation committee will be wholly composed of Independent Trustees. Also, we will pay the cash fees of our Independent Trustees, the expenses of all of our trustees and the cost of Shares issued to our trustees and others pursuant to the Equity Compensation Plan and any other equity compensation plans we may adopt. Although any equity awards made by us to our Managing Trustees or other employees of RMR would be awarded to the individual trustee or employee, such awards may be perceived as the functional equivalent of additional compensation paid by us to RMR.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Relationship with CWH

        We are currently a wholly owned subsidiary of CWH. Immediately following this offering, CWH will continue to own approximately         % of our outstanding Shares (approximately        % if the underwriters exercise their over allotment option in full). On                        , 2012, CWH contributed our 253 properties to us. In return, we issued to CWH                        Shares and the $400 million CWH Note. We will use the net proceeds of this offering to repay in part amounts outstanding under the note, and, upon completion of this offering, we will pay the balance of the $400 million CWH Note and reimburse CWH for the costs it incurred to organize us, establish our bank facility and prepare for this offering by drawing on our bank facility. With the exception of Donna D. Fraiche and Jeffrey P. Somers, both of whom are Independent Trustees, each of our trustees are trustees of CWH. In addition, Adam D. Portnoy, one of our Managing Trustees, and John C. Popeo, our Treasurer and Chief Financial Officer, are executive officers of CWH.

        In order to govern our future relations with CWH, we will enter into a transaction agreement with CWH, or the transaction agreement, effective upon completion of this offering. The transaction agreement will provide that, among other things:

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  the current assets and liabilities of our properties upon completion of this offering will be settled between us and CWH so that CWH will retain all pre-closing current assets and liabilities and we will assume all post-closing current assets and liabilities;

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  we will indemnify CWH with respect to any liability relating to any property transferred to us, including any liability which relates to periods prior to our formation;

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  we and CWH will cooperate to enforce the ownership limitations in our and its respective declarations of trust as may be appropriate to qualify for and maintain REIT tax status and otherwise to promote our respective orderly governance; and

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  we and CWH will cooperate to file future tax returns including appropriate allocations of taxable income, expenses and other tax attributes.

Our Relationship and Management Agreements with RMR

        For a description of our relationship with RMR, including as a result of our management agreements with RMR, see "Manager."

Our Relationship with Other Businesses Managed by RMR

        Under our management agreements with RMR, we will acknowledge that RMR manages other businesses, including four NYSE-listed REITs, and will not be required to present us with investment opportunities that RMR determines are within the investment focus of another business managed by RMR. RMR will have discretion to determine which investment or leasing opportunities to present to us or to other businesses it manages. We will also agree with RMR to first offer any property that we determine to sell and that is within the principal investment focus of another REIT managed by RMR to such REIT prior to entering into any sale or other disposition arrangement for such property. Each of CWH, GOV, SNH and HPT has agreed to a similar right of first offer under its business management agreement with RMR and, therefore, we will have the benefit of those reciprocal agreements.

        Although we have no present intention to do so, we may engage in transactions with other businesses managed by RMR, including, but not limited to, CWH, GOV, HPT, SNH, Five Star and TravelCenters. Such transactions may create conflicts of interest or the appearance of conflicts of interest. If such transactions are proposed, our general policy will be to establish a special committee comprised of our Independent Trustees who are not affiliated with such other entity to negotiate and approve such transactions.

Our Relationship with AIC

        We expect to maintain property insurance pursuant to a combined insurance program with RMR and other businesses managed by RMR that is arranged by AIC, an Indiana insurance company, and with respect to which AIC is a reinsurer of certain coverage amounts. AIC was formed and licensed to provide insurance and risk management services. RMR, CWH, GOV, HPT, SNH, Five Star and TravelCenters currently participate in this combined insurance program.

        Each of RMR, CWH, GOV, HPT, SNH, Five Star and TravelCenters currently owns approximately 14.3% of AIC. All of our trustees and nearly all of the trustees and directors of the other shareholders of AIC currently serve on the board of directors of AIC. RMR, in addition to being a shareholder, provides management and administrative services to AIC pursuant to a management and administrative services agreement with AIC. We also anticipate investing in AIC, which we expect to include an initial investment of approximately $            and which may include our providing additional capital to AIC to support any future expansion of AIC's insurance business. We may also in the future expand our insurance relationship with AIC to include other types of insurance. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses or, to the extent of any investment, by realizing our pro rata share of any profits of this insurance business.

Policies and Procedures Concerning Conflicts of Interest and Related Person Transactions

        Upon completion of this offering, our Code of Business Conduct and Ethics, or Code of Conduct, and our Governance Guidelines will address review and approval of activities, interests or relationships that interfere with, or appear to interfere with, our interests, including related person transactions. Persons subject to our Code of Conduct and Governance Guidelines will be under a continuing obligation to disclose any such conflicts of interest and may pursue a transaction or relationship which involves such conflicts of interest only if the transaction or relationship has been approved as follows:

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  In the case of an executive officer or trustee, such person must seek approval from our disinterested trustees for investments, related person transactions (involving a direct or indirect material interest) and other transactions or relationships which such person would like to pursue and which may otherwise constitute a conflict of interest or other action falling outside the scope of permissible activities under our Code of Conduct or Governance Guidelines. If there are no disinterested trustees, the transaction shall be reviewed, authorized and approved or ratified by both the affirmative vote of a majority of our entire board of trustees and the affirmative vote of a majority of our Independent Trustees. In determining whether to approve or ratify a transaction, our board of trustees, disinterested trustees or Independent Trustees, as the case may be, shall act in accordance with any applicable provisions of our declaration of trust, shall consider all of the relevant facts and circumstances, and shall approve only those transactions that are fair and reasonable to us.

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  In the case of RMR employees (other than our trustees and executive officers) subject to our Code of Conduct, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested.

        The following is a summary of provisions of our declaration of trust, affecting certain transactions with related persons. Although it is a summary of the material terms, it does not contain all the information that may be important to you. If you would like more information, you should read the form of declaration of trust which will be in effect upon completion of this offering, which has been filed as an exhibit to the registration statement of which this prospectus is a part. Under our declaration of trust:

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  Each of our trustees, officers, employees and agents may, in his or her personal capacity or otherwise, have business interests and engage in business activities similar to or in addition to those relating to us, which interests and activities may be similar to and competitive with ours and may include the acquisition, syndication, holding, management, development, operation or disposition, for his or her own account, or for the account of others, of interests in mortgages, interests in real property, or interests in persons engaged in the real estate business.

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  Each of our trustees, officers, employees and agents will be free of any obligation to present to us any investment opportunity which comes to him or her in any capacity other than solely as our trustee, officer, employee or agent even if such opportunity is of a character which, if presented to us, could be taken by us.

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  Each of our trustees, officers, employees or agents may be interested as a trustee, officer, director, shareholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in, any person who may be engaged to render advice or services to us, and may receive compensation from such person as well as compensation from us as a trustee, officer, employee or agent or otherwise.

  •
  None of the above mentioned activities will be deemed to conflict with an individual's duties and powers as our trustee, officer, employee or agent.

  •
  We may enter into any contract or transaction of any kind, whether or not any of our trustees, officers, employees or agents has a financial interest in such transaction, with any person, including any of our trustees, officers, employees or agents or any person affiliated with one of our trustees, officers, employees or agents or in which one of our trustees, officers, employees or agents has a material financial interest.

  •
  To the extent permitted by Maryland law, a contract or other transaction between us and any of our trustees or between us and RMR or any other entity in which any of our trustees is a director or trustee or has a material financial interest shall not be void or voidable if:

  •
  the fact of the common directorship, trusteeship or interest is disclosed or known to our board of trustees or a proper committee thereof, and our board of trustees or such committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, or, if there are no disinterested trustees, then the approval shall be by majority vote of our entire board of trustees and by majority vote of our Independent Trustees;

  •
  the fact of the common directorship, trusteeship or interest is disclosed or known to our shareholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by our shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested trustee, corporation, trust, firm or other entity; or

  •
  the contract or transaction is fair and reasonable to us.

  •
  The failure of a contract or other transaction between us and any of our trustees or between us and RMR or any other corporation, trust, firm, or other entity in which any of our trustees is a director or trustee or has a material financial interest to satisfy the criteria set forth above will not create any presumption that such contract or other transaction is void, voidable or otherwise invalid, and any such contract or other transaction shall be valid to the fullest extent permitted by Maryland law.

        The application of the foregoing provisions of our declaration of trust may be limited by general legal principles applicable to self dealing by trustees, interested trustee transactions and corporate opportunities.

 PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our Shares (which currently constitute and immediately following completion of this offering will constitute the only class of our outstanding shares of beneficial interest) by (1) each person who beneficially owns, directly or indirectly, more than 5% of the outstanding Shares, (2) each of our trustees and named executive officers and (3) all of our trustees and executive officers as a group. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all Shares shown to be beneficially owned by such person or entity, subject to the matters set forth in the notes to the table below.

	Beneficial Ownership Prior to Completion of this Offering		Beneficial Ownership After this Offering(2)
Name and Address(1)	Number of Shares	Percent	Number of Shares	Percent
CommonWealth REIT		100%			%
Barry M. Portnoy(3)		100%			%
Adam D. Portnoy(3)		100%			%
William A. Lamkin	—	—	—	—
Donna D. Fraiche	—	—	—	—
Jeffrey P. Somers	—	—	—	—
David M. Blackman	—	—	—	—
John C. Popeo	—	—	—	—
All trustees and executive officers as a group (seven persons)(3)		100%			%

(1)
The address of CWH is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. The address of each other named person is c/o Select Income REIT, 255 Washington Street, Newton, Massachusetts 02458.

(2)
Assumes no exercise of the underwriters' over allotment option.

(3)
Neither Barry M. Portnoy nor Adam D. Portnoy owns Shares directly. CWH, of which Barry M. Portnoy and Adam D. Portnoy are Managing Trustees, owns                        Shares. Barry M. Portnoy and Adam D. Portnoy may be deemed to have beneficial ownership of these Shares, but each disclaims such beneficial ownership.

 DESCRIPTION OF OUR SHARES

        The following is a summary description of the material terms of our Shares, based on our declaration of trust and bylaws in effect upon completion of this offering. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the entire forms of our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

General

        Our declaration of trust authorizes us to issue up to 50,000,000 Shares. Immediately following completion of this offering (assuming no exercise of the underwriters' over allotment option), we will have                        Shares issued and outstanding and no other class or series of shares outstanding.

        As permitted by the Maryland REIT Law, our declaration of trust also authorizes our board of trustees to increase or decrease the number of our authorized Shares, to create new classes or series of shares, to increase or decrease the number of any class of shares and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of shares. The rights, preferences and privileges of our Shares and holders of our Shares (including those described in this prospectus) are subject to, and may be adversely affected by, the rights of the holders of shares of any new class or series, whether common or preferred, that our board of trustees may create, designate or issue in the future.

        Our board of trustees may take the actions described above without shareholder approval, unless shareholder approval is required by applicable law or the rules of the principal stock exchange on which our securities may be listed. We believe that the ability of our board of trustees to authorize and issue one or more classes or series of shares with specified preferences will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other business needs that may arise. Nonetheless, the unrestricted ability of our board of trustees to issue additional shares, classes and series of shares may have adverse consequences to holders of our Shares, including possibly making a change of control of us more difficult to achieve.

Shares

        All Shares to be sold in this offering will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of shares which may be issued in the future and to the provisions of the declaration of trust regarding the restriction on the transfer and ownership of shares, holders of Shares are entitled to the following:

  •
  to receive distributions on their Shares if, as and when authorized by our board of trustees and declared by us out of assets legally available for distribution; and

  •
  to share ratably in our assets legally available for distribution to holders of our Shares in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Under our declaration of trust, holders of our Shares are entitled to vote on the following matters: (1) election of trustees and the removal of trustees for cause; (2) amendment of our declaration of trust (provided that certain amendments of our declaration of trust are permitted under the Maryland REIT Law to be authorized by our board of trustees without shareholder approval); (3) our termination; (4) to the extent required by Maryland law, our merger, consolidation, or the sale or disposition of substantially all of our property; and (5) such other matters with respect to which our board of trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Holders of our Shares will also be entitled to vote on such matters as may be required by applicable law or the rules of the NYSE. Provisions of our declaration of trust regarding the restriction on the transfer and ownership of our Shares may preclude a shareholder's right to vote in certain circumstances. For additional information on these provisions, see "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Restrictions on Ownership and Transfers of Shares."

Stock Exchange Listing

        We will apply to have our Shares listed on the NYSE under the symbol "SIR."

Transfer Agent and Registrar

        The transfer agent and registrar for our Shares will be Wells Fargo, National Association.

MATERIAL PROVISIONS OF MARYLAND LAW
AND OF OUR DECLARATION OF TRUST AND BYLAWS

        We were organized as a perpetual life Maryland REIT that is currently a wholly owned subsidiary of CWH. Upon completion of this offering we will no longer be a wholly owned subsidiary of CWH and will have amended and restated our declaration of trust and bylaws. The following is a summary of our declaration of trust and bylaws, as in effect upon completion of this offering, and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read the forms of declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, or refer to the provisions of Maryland law.

Trustees

        Our declaration of trust and bylaws provide for a board of trustees of five members and that our board of trustees may change the number of trustees, but there may be not less than three trustees.

        Our declaration of trust divides our board of trustees into three classes. The initial term of the trustees who are members of Class 1 will expire in 2013, the initial term of the trustees who are members of Class 2 will expire in 2014, and the initial term of the Class 3 trustee will expire in 2015. Beginning in 2013, our shareholders will elect trustees for three year terms upon the expiration of their current terms. Our shareholders will elect only one class of trustees each year. We believe that classification of our board of trustees will help to assure the continuity of our business strategies and policies. The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. At least two annual meetings of our shareholders will generally be required to effect a change in a majority of our board of trustees, and no such change may be possible so long as CWH retains a significant amount of our Shares.

        There will be no cumulative voting in the election of trustees. Except as may be mandated by any applicable law or the listing requirements of the principal exchange on which our Shares are listed, and subject to the voting rights of any class or series of our shares which may be hereafter created, (1) a majority of all the votes cast at a meeting of our shareholders duly called and at which a quorum is present is required to elect a trustee in an uncontested election of trustees and (2) a majority of all the votes entitled to be cast in the election of trustees at a meeting of our shareholders duly called and at which a quorum is present is required to elect a trustee in a contested election (which is an election at which the number of nominees exceeds the number of trustees to be elected).

        In case of failure to elect trustees at an annual meeting of our shareholders, the incumbent trustees will hold over and continue to direct the management of our business and affairs. In the event of a vacancy on our board of trustees, including a vacancy caused by a resignation of a trustee or by an increase in the number of trustees, the remaining trustees may by majority vote elect a new trustee to fill the vacancy for the remaining term in which the vacancy exists. Our declaration of trust provides that a trustee may be removed (1) only for cause, at a meeting of our shareholders properly called for that purpose, by the affirmative vote of at least 75% of the outstanding shares entitled to be cast in the election of trustees, or (2) with or without cause, by the affirmative vote of not less than 75% of the remaining trustees. This precludes shareholders from removing incumbent trustees unless they can obtain a substantial affirmative vote of shares, and obtaining such vote will not be possible so long as CWH retains more than 25% of our voting shares unless CWH votes in favor of such removal.

        Under our bylaws, a trustee must be 21 years of age, not under legal disability, have substantial expertise or experience relevant to our business (as determined by our board of trustees), not have been convicted of a felony and meet the qualifications of an "Independent Trustee" or a "Managing Trustee." An "Independent Trustee" is one who is not an employee of RMR, who is not involved in our day to day activities and who meets the qualifications of an independent director under the applicable rules of the principal stock exchange upon which our Shares are listed for trading and the SEC, as those requirements may be amended from time to time. A "Managing Trustee" is one who has been an employee, officer or director of RMR or involved in our day to day activities for at least one year prior to his or her election. A majority of the trustees holding office shall at all times be Independent Trustees, except for temporary periods due to vacancies. If the number of trustees, at any time, is set at less than five, at least one trustee will be a Managing Trustee. So long as the number of trustees shall be five or greater, at least two trustees will be Managing Trustees.

Advance Notice of Trustee Nominations and New Business

  Annual Meetings of Shareholders

        Our bylaws provide that nominations of individuals for election to the board of trustees and proposals of other business to be considered at an annual meeting of our shareholders may be made only in our notice of the meeting, by or at the direction of our board of trustees, or by a shareholder who is entitled to vote at the meeting, is entitled to make nominations or proposals and has complied with the advance notice procedures set forth in our bylaws.

        Under our bylaws, a shareholder's written notice of nominations for trustee or other matters to be considered at an annual meeting of our shareholders must be delivered to our Secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of our proxy statement for the preceding year's annual meeting; provided however, that in the event that the date of the proxy statement for the annual meeting is more than 30 days earlier than the first anniversary of the date of the proxy statement for the preceding year's annual meeting, the notice must be delivered by not later than 5:00 p.m. (Eastern Time) on the 10th day following the earlier of the day on which (1) notice of the annual meeting is mailed or otherwise made available or (2) public announcement of the date of such meeting is first made by us. Neither the postponement or adjournment of an annual meeting, nor the public announcement of such postponement or adjournment, commences a new time period for the giving of a shareholder's notice.

        Our bylaws set forth procedures for submission of nominations for trustee elections and other proposals by our shareholders for consideration at an annual meeting of our shareholders, including, among other things:

  •
  requiring that a shareholder wishing to make a nomination or proposal of other business be a certificated shareholder of record of at least $2,000 in market value, or 1% of our Shares, entitled to propose such business and to vote at the meeting on such proposal for at least one year immediately preceding such shareholder's submission of a notice of the proposal, that the shareholder continue to be a such a shareholder at the time of submitting its notice of such proposal through and including the time of the annual meeting and that the shareholder submit the proposal to our Secretary in accordance with the requirements of our bylaws;

  •
  providing that the advance notice provisions in our bylaws are the exclusive means for a shareholder to make nominations or propose business for consideration at an annual meeting of our shareholders, except to the extent of matters which are required to be presented to our shareholders by applicable law which have been properly presented in accordance with the requirements of such law;

  •
  requiring certain information be provided regarding any proposed nominee by the proposing shareholder;

  •
  requiring certain information be provided with respect to any business other than the election of trustees that a shareholder proposes to bring before a meeting of our shareholders;

  •
  requiring certain information to be provided as to the shareholder giving the notice and certain of its affiliates; and

  •
  providing that the proposing shareholder is responsible for ensuring compliance with the advance notice provisions, that any responses of the shareholder to any request for information will not cure any defect in the shareholder's notice and that neither we, our board of trustees, any committee of our board of trustees nor any of our officers has any duty to request clarification or updating information or inform the proposing shareholder of any defect in the shareholder's notice.

  Special Meetings of Shareholders

        With respect to special meetings of our shareholders, our bylaws provide that only business brought before the meeting pursuant to our notice of the meeting may be conducted at such meeting. Nominations of individuals for election to the board of trustees may be made at a special meeting of our shareholders at which trustees are to be elected pursuant to our notice of meeting, by or at the direction of the board of trustees, or, provided that the board of trustees has determined that trustees will be elected at such special meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws. Under our bylaws, in the event we call a special meeting of our shareholders for the purpose of electing one or more trustees, a shareholder may nominate an individual or individuals (as the case may be) for election as a trustee if the shareholder provides timely notice, in writing, to our Secretary at our principal executive offices, containing the information and following the procedures required by the advance notice provisions in our bylaws, as described above for submitting nominations for consideration at an annual meeting of our shareholders. To be timely, a shareholder's notice must be delivered not earlier than the 150th day prior to such special meeting and not later than 5:00 p.m. (Eastern Time) on the later of (1) the 120th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the trustees to be elected at such meeting. Neither the postponement or adjournment of a special meeting, nor the public announcement of such postponement or adjournment, shall commence a new time period for the giving of a shareholder's notice.

Meetings of Shareholders

        Under our bylaws, a meeting of our shareholders will be held at least annually at a date and time set by our board of trustees. Meetings of our shareholders may be called only by a majority of our board of trustees.

Liability and Indemnification of Trustees and Officers

        The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

        Our declaration of trust authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former trustee or officer of our company who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity or (2) any individual who, while a trustee or officer of our company and, at our request, serves or has served as a trustee, director, officer or partner of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. Our bylaws also permit us to indemnify and advance expenses to any person who served any predecessor in the capacities described above and any present or former shareholder, employee or agent of us or any such predecessor. Except with respect to proceedings to enforce rights to indemnification, we are only required to indemnify our trustees and officers as described in this paragraph in connection with a proceeding initiated by any such person against us if such proceeding was authorized by our board of trustees.

        The Maryland REIT Law permits a REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or MGCL, for directors and officers of Maryland corporations. The Maryland corporation statute permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, a Maryland corporation may not indemnify a director for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The Maryland corporation statute permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, trustees, officers or persons controlling us pursuant to the foregoing provisions of Maryland law and our declaration of trust and bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Shareholder Liability

        Under the Maryland REIT Law, a shareholder is generally not personally liable for the obligations of a real estate investment trust solely as a result of his or her status as a shareholder. Our declaration of trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity like us may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our trustees do not intend to obtain insurance covering these risks to our shareholders.

Indemnification by Our Shareholders and Arbitration of Claims

        Under our declaration of trust, each shareholder is liable to us for, and shall indemnify and hold harmless us and our affiliates from and against, all costs, expenses, penalties, fines or other amounts, including without limitation, reasonable attorneys' and other professional fees, whether third party or internal, arising from a shareholder's breach of or failure to fully comply with any covenant, condition or provision of our declaration of trust or bylaws (including the advance notice provisions of our bylaws relating to shareholder nominations or proposals), and shall pay such amounts on demand, together with interest on such amounts, which interest will accrue at the lesser of 18% per annum or the maximum amount permitted by law, from the date such costs or other amounts are incurred until the receipt of payment.

        Our declaration of trust provides that any action brought against us or any trustee, officer, manager (including RMR or its successor), agent or employee of us, by a shareholder, either on such shareholder's behalf, on behalf of us or on behalf of any series or class of shares or shareholders, including claims relating to the interpretation, effect, validity or enforcement of our declaration of trust or bylaws, derivative actions and class actions, shall, on the demand of any party to such dispute, be resolved through binding arbitration in accordance with the procedures set forth in our bylaws. Our bylaws require any such arbitration be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified in our bylaws and in accordance with our bylaws. With limited exceptions, each party is required to bear its own costs in the arbitration, and the arbitrators may not render an award that would include shifting of such costs or, in a derivative case, award any portion of our award to the claimant or the claimant's attorneys. Our declaration of trust and bylaws provide that the award of the arbitrators shall be final and binding on the parties and shall be the sole and exclusive remedy between the parties to the dispute relating to the dispute.

Transactions with Affiliates

        Our declaration of trust allows us to enter into contracts and transactions of any kind with any person, including any of our trustees, officers, employees or agents or any person affiliated with them. Other than general legal principles applicable to self dealing by trustees, interested trustee transactions and corporate opportunities, there are no prohibitions in our declaration of trust or bylaws which would prohibit dealings between us and our affiliates. See "Certain Relationships and Related Person Transactions—Policies and Procedures Concerning Conflicts of Interest and Related Person Transactions."

Voting by Shareholders

        Whenever our shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our bylaws, our shareholders do not have the right to take any action by written consent. With respect to matters brought before a meeting of our shareholders other than the election of trustees, except where a different voting standard is required by any applicable law, the listing requirements of the principal exchange on which our Shares are listed or a specific provision of our declaration of trust, (1) if the matter is approved by at least 60% of the trustees then in office, including 60% of the Independent Trustees then in office, a majority of all the votes cast at the meeting shall be required to approve the matter and (2) if the matter is not approved by at least 60% of the trustees then in office, including 60% of the Independent Trustees then in office, 75% of all Shares entitled to vote at the meeting shall be required to approve the matter.

Restrictions on Ownership and Transfers of Shares

        Our declaration of trust restricts the amount of shares that our shareholders may own. These restrictions are intended to assist with REIT compliance under the Code and otherwise to promote our orderly governance.

        Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code (e.g., indirect ownership through CWH), more than 9.8% of the number or value (whichever is more restrictive) of shares of any class or series of our outstanding shares of beneficial interest, including our Shares. Our declaration of trust also prohibits any person from beneficially or constructively owning shares if that ownership would result in us being closely held under Section 856(h) of the Code or would otherwise cause us to fail to qualify as a REIT.

        These restrictions do not apply to CWH, RMR or their affiliates so long as such ownership does not adversely affect our qualification as a REIT under the Code. Our board of trustees, in its discretion, may exempt other persons from this ownership limitation, so long as the board of trustees determines, among other things, that it is in our best interest. Our board of trustees may not grant an exemption if the exemption would result in our failing to qualify as a REIT. In determining whether to grant an exemption, our board of trustees may consider, among other factors, the following:

  •
  the general reputation and moral character of the person requesting an exemption;

  •
  whether the person's ownership of shares would be direct or through ownership attribution;

  •
  whether the person's ownership of shares would interfere with the conduct of our business, including without limitation, our ability to acquire additional properties;

  •
  whether granting an exemption would adversely affect any of our existing contractual arrangements or business policies;

  •
  whether the person to whom the exemption would apply has been approved as an owner of us by all regulatory or other governmental authorities who have jurisdiction over us; and

  •
  whether the person to whom the exemption would apply is attempting to change control of us or affect our policies in a way which our board of trustees, in its discretion, considers adverse to our best interests or those of our shareholders.

        In addition, our board of trustees may require such rulings from the Internal Revenue Service, or the IRS, opinions of counsel, representations, undertakings or agreements it deems advisable in order to make the foregoing decisions.

        If a person attempts a transfer of our shares of beneficial interest in violation of the ownership limitations described above, then our board of trustees may deem that the number of shares which would cause the violation will be automatically transferred to a trust, or the "Charitable Trust," for the exclusive benefit of one or more charitable beneficiaries designated by us. The prohibited owner will:

  •
  have no rights in the shares held in the Charitable Trust;

  •
  not benefit economically from ownership of any shares held in the Charitable Trust (except to the extent provided below upon sale of the shares);

  •
  have no rights to distributions;

  •
  not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust; and

  •
  have no claim, cause of action or other recourse whatsoever against the purported transferor of such shares.

        Unless otherwise directed by our board of trustees, within 20 days of receiving notice from us that shares have been transferred to the Charitable Trust, or as soon thereafter as practicable, the trustee of the Charitable Trust will sell such shares (together with the right to receive distributions with respect to such shares) to a person, whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee of the Charitable Trust will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary of the Charitable Trust as follows:

        The prohibited owner will receive the lesser of:

  (1)
  the net price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, for example, a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the Charitable Trust, less the costs, expenses and compensation of the Charitable Trust and us; and

  (2)
  the net sales proceeds received by the trustee of the Charitable Trust from the sale of the shares held in the Charitable Trust.

        Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary, less the costs, expenses and compensation of the Charitable Trust and us.

        If, prior to our discovery that shares of beneficial interest have been transferred to the Charitable Trust, a prohibited owner sells those shares, then:

  (1)
  those shares will be deemed to have been sold on behalf of the Charitable Trust; and

  (2)
  to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the trustee of the Charitable Trust, the prohibited owner must promptly pay the excess to the trustee of the Charitable Trust upon demand.

        Also, shares of beneficial interest held in the Charitable Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

  (1)
  the price per share in the transaction that resulted in the transfer to the Charitable Trust or, in the case of a devise or gift, the market price per such share on the day of the event causing the shares to become held by the Charitable Trust, less the costs, expenses and compensation of the Charitable Trustee, if any, and us; and

  (2)
  the market price per share on the date we, or our designee, accept the offer, less the costs, expenses and compensation of the Charitable Trustee, if any, and us.

        We will have the right to accept the offer until the trustee of the Charitable Trust has sold the shares held in the Charitable Trust. The net proceeds of the sale to us will be distributed similar to any other sale by a trustee of the Charitable Trust. Our board of trustees may retroactively amend, alter or repeal any rights which the Charitable Trust, the trustee of the Charitable Trust or the beneficiary of the Charitable Trust may have under our declaration of trust, except that our board of trustees may not retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the trustee of the Charitable Trust. The trustee of the Charitable Trust will be indemnified by us or from the proceeds from the sale of shares held in the Charitable Trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our declaration of trust and is entitled to receive reasonable compensation for services provided.

        Costs, expenses and compensation payable to the Charitable Trustee may be funded from the Charitable Trust or by us. We will be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Charitable Trustee) from the Charitable Trust for any such amounts funded by us.

        In addition, costs and expenses incurred by us in the process of enforcing the ownership limitations set forth in our declaration of trust, in addition to reimbursement of costs, expenses and compensation of the trustee of the Charitable Trust which have been funded by us, may be collected from the Charitable Trust.

        The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. Our declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in such a transaction will be subject to all of the provisions and limitations described above.

        Every owner of 5% or more of any class or series of our shares is required to give written notice to us within 30 days after the end of each taxable year, and also within three business days after a request from us, stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns, and a description of the manner in which those shares are held. If the Code or applicable tax regulations specify a threshold below 5%, this notice provision will apply to those persons who own our shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to determine our status as a REIT, to comply or determine our compliance with the requirements of any taxing authority or other government authority and to determine and ensure compliance with the foregoing ownership limitations.

Compliance With Governing Documents and Applicable Law

        Our declaration of trust creates a covenant between us and our shareholders which requires our shareholders (1) to comply with our declaration of trust and our bylaws and (2) to comply, and assist us in complying, with all applicable requirements of federal and state laws, and our contractual obligations which arise by reason of the shareholder's ownership interest in us, and with all other laws or agreements which apply to us or our businesses, assets or operations and which require action or inaction on the part of such shareholder.

Business Combinations

        The MGCL contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland REITs. Under the MGCL, business combinations such as mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities between a Maryland REIT and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Under the statute the following persons are deemed to be interested shareholders:

  •
  any person who beneficially owns 10% or more of the voting power of the trust's outstanding voting shares; or

  •
  an affiliate or associate of the trust who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust.

        After the five year prohibition period has ended, a business combination between a trust and an interested shareholder generally must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

  •
  the affirmative vote of at least 80% of the votes entitled to be cast; and

  •
  the affirmative vote of at least two thirds of the votes entitled to be cast by holders of voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

        The supermajority vote requirements do not apply if shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

        The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Our board of trustees has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the MGCL described in the preceding paragraphs, provided that the business combination is first approved by the board of trustees, including the approval of a majority of the members of the board of trustees who are not affiliates or associates of the interested shareholder. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions

        The MGCL contains a provision which regulates control share acquisitions. This provision also applies to Maryland REITs. The MGCL provides that control shares of a Maryland REIT acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares of beneficial interest which, if aggregated with all other shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one tenth or more but less than one third;

  •
  one third or more but less than a majority; or

  •
  a majority or more of all voting power.

        An acquiror must obtain the necessary shareholder approval each time it acquires control shares in an amount sufficient to cross one of the thresholds noted above.

        Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. The MGCL provides a list of exceptions from the definition of control share acquisition.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay expenses, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem any or all of the control shares for fair value determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares are considered and not approved. The right of the trust to redeem any or all of the control shares is subject to conditions and limitations listed in the statute.

        The trust may not redeem shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply to the following:

  •
  shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

  •
  acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

        Our bylaws contain a provision exempting any and all acquisitions by any person of our Shares from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Amendments to Our Declaration of Trust and Bylaws, Dissolution and Mergers

        Under the Maryland REIT Law, a REIT generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by the affirmative vote of shareholders holding at least two thirds of all shares entitled to be cast on the matter. The statute allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority of all the votes entitled to be cast on the matter. Our declaration of trust provides for approval of any of the foregoing actions by a majority of all votes entitled to be cast on these actions provided the action in question has been approved by 60% of our board of trustees, including 60% of our Independent Trustees. Our declaration of trust further provides that if permitted in the future by Maryland law, the majority required to approve any of the foregoing actions which have been approved by 60% of our board of trustees, including 60% of our Independent Trustees, will be the affirmative vote of a majority of the votes cast on the matter. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits this type of action by our board of trustees. Our declaration of trust also permits our board of trustees to increase or decrease the aggregate number of shares that we may issue and to effect changes in our unissued shares, as described more fully under "Description of Our Shares," and to change our name or the name of any class or series of our shares, in each case without our shareholder approval, and provides that, to the extent permitted in the future by Maryland law, our board of trustees may amend any other provision of our declaration of trust without our shareholder approval. Our declaration of trust and bylaws also provide that our bylaws may only be amended by our board of trustees.

Anti-takeover Effect of Our Declaration of Trust and Bylaws

        For so long as CWH continues to hold a substantial ownership stake in us, CWH may effectively be able to elect all of the members of our board of trustees, including our Independent Trustees, and to control the outcome of any shareholder vote, including with respect to a change in control of us. In addition, even in the event that CWH significantly decreases its investment in us, many provisions contained in our governing documents and described above in this section, including, as examples, our 9.8% ownership limitations, our staggered terms for trustees, our shareholder voting rights and standards, the ability of 75% of our trustees to remove another trustee, our quorum requirements and our trustee qualifications, could delay or prevent a change in control of us. The limitations in our bylaws on the ability of our shareholders to propose nominations for trustee or other proposals of business to be considered at meetings of our shareholders, including the disclosure requirements related thereto, may have an anti-takeover effect or discourage our shareholders from making proposals that could be beneficial to our shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no market for our Shares. Therefore, future sales of substantial amounts of our Shares in the public market could adversely affect prevailing market prices.

        Upon completion of this offering, CWH will own                        Shares which will represent approximately        % of the total outstanding Shares (        % if the underwriters' over allotment option is exercised in full). In addition, we will have reserved for issuance to trustees, executive officers and other RMR employees who provide services to us under our Plan an aggregate of                        Shares that, if and when such Shares are issued, will be subject in whole or in part to vesting requirements or the lapsing of restrictions. We, our trustees, certain of our executive officers and CWH have agreed, subject to certain exceptions, not to sell or transfer any Shares for 180 days after the date of this prospectus without first obtaining the prior written consent of Morgan Stanley & Co. LLC. For more information about these restrictions on sale, see "Underwriting." After the expiration of the lock up period ending 180 days from the date of this prospectus, our trustees, certain of our executive officers and CWH will be entitled to dispose of our Shares upon compliance with applicable securities laws.

        In addition to our Shares being sold in this offering, which may be sold immediately (except to the extent held by our affiliates, as described below), after this lock up period, Shares held by CWH will be eligible for sale subject to the volume, manner of sale and other limitations pursuant to Rule 144 under the Securities Act. In the event that we determine to register the sale of Shares held by CWH under the Securities Act, such Shares would become freely tradeable without restriction under the Securities Act immediately upon the effectiveness of such registration.

        If we do not register Shares held by CWH, such Shares will be "restricted securities" as defined under Rule 144. Restricted securities may be sold in the U.S. public markets only if registered or if they qualify for an exemption from registration. In general, Rule 144 provides that an affiliate who has beneficially owned "restricted" shares for at least six months will be entitled to sell on the open market in brokers' transactions, within any three month period, a number of shares that does not exceed the greater of:

  •
  one percent of our then outstanding Shares (approximately                        Shares immediately after this offering, or                         Shares if the underwriters' over allotment option is exercised in full); and

  •
  the average weekly trading volume of our Shares on the NYSE during the four calendar weeks preceding the filing with the SEC of a notice on Form 144 with respect to the sale.

        Sales of restricted shares under Rule 144 are also subject to requirements regarding the manner of sale, notice, and the availability of current public information about us. In the event that any person who is deemed to be our affiliate purchases Shares in this offering or subsequently receives Shares under our Plan, sales under Rule 144 of our Shares held by that person are subject to the volume limitations and other restrictions described in the preceding two paragraphs.

        Rule 144 does not supersede the contractual obligations of our security holders set forth in the lock up agreements described above.

 FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and to the acquisition, ownership and disposition of our Shares. The summary is based on existing law, and is limited to investors who acquire or own our Shares as investment assets rather than as inventory or as property used in a trade or business. The summary does not discuss all of the particular tax consequences that might be relevant to you if you are subject to special rules under federal income tax law, for example if you are:

  •
  a bank, insurance company, regulated investment company, REIT or other financial institution;

  •
  a broker, dealer or trader in securities or foreign currency;

  •
  a person who has a functional currency other than the U.S. dollar;

  •
  a person who acquires our Shares in connection with employment or other performance of services;

  •
  a person subject to alternative minimum tax;

  •
  a person who acquires or owns our Shares as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction; or

  •
  except as specifically described in the following summary, a tax-exempt entity or a foreign person.

        The Code sections that govern federal income tax qualification and treatment of a REIT and its shareholders are complex. This presentation is a summary of applicable Code provisions, related rules and regulations and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. We have not received a ruling from the IRS with respect to any matter described in this summary, and we cannot assure you that the IRS or a court will agree with the statements made in this summary. The IRS or a court could, for example, take a different position from that described in this summary with respect to our acquisitions, operations, restructurings or other matters, which, if successful, could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax consequences, and does not discuss any estate, gift, state, local or foreign tax consequences.

        For all these reasons, we urge you to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of our Shares. Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this prospectus. If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

        Your federal income tax consequences may differ depending on whether or not you are a "U.S. shareholder." For purposes of this summary, a "U.S. shareholder" is:

  •
  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

  •
  an entity treated as a corporation for federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996, to the extent provided in Treasury regulations;

whose status as a U.S. shareholder is not overridden by an applicable tax treaty. Conversely, a "non-U.S. shareholder" is a beneficial owner of our Shares who is not a U.S. shareholder. If a partnership (including any entity treated as a partnership for federal income tax purposes) is a beneficial owner of our Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our Shares.

Taxation as a REIT

        We will elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our initial taxable year ending December 31, 2012. Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years. Although no assurance can be given, we believe that we will be organized and will operate in a manner that will qualify us for taxation under the Code as a REIT, and we believe that we will continue to be so organized and to so operate.

        For periods ending on or before the date we cease to be wholly owned by CWH, each of us and any of our subsidiaries will be at all times either a qualified REIT subsidiary of CWH within the meaning of Section 856(i) of the Code or a noncorporate entity that for federal income tax purposes is not treated as separate from CWH under regulations issued under Section 7701 of the Code. During such periods, we and any of our subsidiaries are not taxpayers separate from CWH for federal income tax purposes. For these periods, CWH will, pursuant to the transaction agreement, be solely responsible for the federal income tax with respect to our assets, liabilities and items of income, deduction and credit as well as the federal income tax filings in respect of our and any of our subsidiaries' operations. Our initial taxable year will commence upon our ceasing to be wholly owned by CWH.

        As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our shareholders. Distributions to our shareholders generally will be included in their income as dividends to the extent of our current or accumulated earnings and profits. Our dividends generally will not be entitled to the favorable 15% rate on qualified dividend income (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2012), but a portion of our dividends may be treated as capital gain dividends, all as explained below. No portion of any of our dividends will be eligible for the dividends received deduction for corporate shareholders. Distributions in excess of current or accumulated earnings and profits generally will be treated for federal income tax purposes as return of capital to the extent of a recipient shareholder's basis in our Shares, and will reduce this basis. Our current or accumulated earnings and profits will be generally allocated first to distributions made on our preferred shares, of which there are none outstanding at this time, and thereafter to distributions made on our Shares. For all these purposes, our distributions will include both cash distributions and any in kind distributions of property that we might make.

        Our tax counsel, Sullivan & Worcester LLP, has provided to us an opinion that we have been organized in conformity with the requirements for qualification as a REIT under the Code and that our current and anticipated investments and plan of operation will enable us to meet and continue to meet the requirements for qualification and taxation as a REIT under the Code. Our tax counsel's opinions are conditioned upon the assumption that our leases, our declaration of trust, our transaction agreement with CWH and all other legal documents to which we are or have been a party have been and will be complied with by all parties to such documents, upon the accuracy and completeness of the factual matters described in this prospectus and upon representations made by CWH and us as to certain factual matters relating to our organization and operations and our expected manner of operation. The opinions of our tax counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Also, the opinions of tax counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by tax counsel.

        Our actual qualification and taxation as a REIT will depend upon our compliance on a continuing basis with various qualification tests imposed under the Code and summarized below. While we believe that we will satisfy these tests, our tax counsel will not review compliance with these tests on a continuing basis. If we fail to qualify as a REIT in any year, we will be subject to federal income taxation as if we were a C corporation, and our shareholders will be taxed like shareholders of C corporations. In this event, we could be subject to significant tax liabilities, and the amount of available cash for distribution may be reduced or eliminated.

        If we qualify as a REIT and meet the tests described below, we generally will not pay federal income tax on amounts we distribute to our shareholders. However, even if we qualify as a REIT, we may be subject to federal tax in the following circumstances:

  •
  We will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including our undistributed net capital gains.

  •
  If our alternative minimum taxable income exceeds our taxable income, we may be subject to the corporate alternative minimum tax on our items of tax preference.

  •
  If we have net income from the disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or from other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate rate, currently 35%.

  •
  If we have net income from prohibited transactions—that is, dispositions of inventory or property held primarily for sale to customers in the ordinary course of business other than dispositions of foreclosure property and other than dispositions excepted under a statutory safe harbor—we will be subject to tax on this income at a 100% rate.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT, we will be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% or the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability.

  •
  If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed.

  •
  If we acquire an asset from a corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of a present or former C corporation, and if we subsequently recognize gain on the disposition of this asset during a specified period (generally ten years) beginning on the date on which the asset ceased to be owned by the C corporation, then we will pay tax at the highest regular corporate tax rate, which is currently 35%, on the lesser of the excess of the fair market value of the asset over the C corporation's basis in the asset on the date the asset ceased to be owned by the C corporation, or the gain we recognize in the disposition.

  •
  If we acquire a corporation in a transaction where we succeed to its tax attributes, to preserve our status as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that acquisition, if any, not later than the end of our taxable year of the acquisition. However, if we fail to do so, relief provisions would allow us to qualify for taxation as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution.

  •
  As summarized below, REITs are permitted within limits to own stock and securities of a "taxable REIT subsidiary." A taxable REIT subsidiary is separately taxed on its net income as a C corporation, and is subject to limitations on the deductibility of interest expense paid to its REIT parent. In addition, its REIT parent is subject to a 100% tax on the difference between amounts charged and redetermined rents and deductions, including excess interest.

  •
  At this time, we have no properties in foreign jurisdictions, and have no present plan to invest in such properties, but if and to the extent we invest in properties in foreign jurisdictions, our income from those properties will generally be subject to tax in those jurisdictions. If we operate as we plan, then we will distribute all of our taxable income to our shareholders such that we will generally not pay federal income tax. As a result, we cannot recover the cost of foreign income taxes imposed on our foreign investments by claiming foreign tax credits against our federal income tax liability. Also, we cannot pass through to our shareholders any foreign tax credits.

        If we fail to qualify or elect not to qualify as a REIT, we will be subject to federal income tax in the same manner as a C corporation. Distributions to our shareholders if we do not qualify as a REIT will not be deductible by us nor will distributions be required under the Code. In that event, distributions to our shareholders will generally be taxable as ordinary dividends potentially eligible for the 15% income tax rate (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2012) discussed below in "—Taxation of U.S. Shareholders" and, subject to limitations in the Code, will be eligible for the dividends received deduction for corporate shareholders. Also, we will generally be disqualified from qualification as a REIT for the four taxable years following disqualification. If we do not qualify as a REIT for even one year, this could result in reduction or elimination of distributions to our shareholders, or in our incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate level taxes. The Code provides certain relief provisions under which we might avoid automatically ceasing to be a REIT for failure to meet certain REIT requirements, all as discussed in more detail below.

REIT Qualification Requirements

  General Requirements

        Section 856(a) of the Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (3)
  that would be taxable, but for Sections 856 through 859 of the Code, as a C corporation;

  (4)
  that is not a financial institution or an insurance company subject to special provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  that is not "closely held" as defined under the personal holding company stock ownership test, as described below; and

  (7)
  that meets other tests regarding income, assets and distributions, all as described below.

Section 856(b) of the Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of

12 months, or during a pro rata part of a taxable year of less than 12 months. Section 856(h)(2) of the Code provides that neither condition (5) nor (6) need be met for our first taxable year as a REIT. We believe that we will meet conditions (1) through (7) during each of the requisite periods commencing with our first taxable year, and that we will continue to meet these conditions in future taxable years. There can, however, be no assurance in this regard.

        By reason of condition (6), we will fail to qualify as a REIT for a taxable year if at any time during the last half of a year (except for our first taxable year) more than 50% in value of our outstanding Shares is owned directly or indirectly by five or fewer individuals. To help comply with condition (6), our declaration of trust will restrict transfers of our Shares. In addition, if we comply with applicable Treasury regulations to ascertain the ownership of our Shares and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6). However, our failure to comply with these regulations for ascertaining ownership may result in a penalty of $25,000, or $50,000 for intentional violations. Accordingly, we intend to comply with these regulations, and to request annually from record holders of significant percentages of our Shares information regarding the ownership of our Shares. Under our declaration of trust, our shareholders will be required to respond to these requests for information.

        For purposes of condition (6), the term "individuals" is defined in the Code to include natural persons, supplemental unemployment compensation benefit plans, private foundations and portions of a trust permanently set aside or used exclusively for charitable purposes, but not other entities or qualified pension plans or profit-sharing trusts. As a result, REIT shares owned by an entity that is not an "individual" are considered to be owned by the direct and indirect owners of the entity that are individuals (as so defined), rather than to be owned by the entity itself. Similarly, REIT shares held by a qualified pension plan or profit-sharing trust are treated as held directly by the individual beneficiaries in proportion to their actuarial interests in such plan or trust. Consequently, five or fewer such trusts could own more than 50% of the interests in an entity without jeopardizing that entity's federal income tax qualification as a REIT. However, as discussed below, if a REIT is a "pension-held REIT," each qualified pension plan or profit-sharing pension trust owning more than 10% of the REIT's shares by value generally may be taxed on a portion of the dividends it receives from the REIT.

        The Code provides that we will not automatically fail to be a REIT if we do not meet conditions (1) through (6), provided we can establish reasonable cause for any such failure. Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification. It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision. This relief provision applies to any failure of the applicable conditions, even if the failure first occurred in a prior taxable year.

  Our Wholly-Owned Subsidiaries and Our Investments Through Partnerships

        Except in respect of taxable REIT subsidiaries as discussed below, Section 856(i) of the Code provides that any corporation, 100% of whose stock is held by a REIT and its disregarded subsidiaries, is a qualified REIT subsidiary and shall not be treated as a separate corporation. The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT's. We believe that each of our direct and indirect wholly owned subsidiaries, other than the taxable REIT subsidiaries discussed below, will be either a qualified REIT subsidiary within the meaning of Section 856(i) of the Code or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under regulations issued under Section 7701 of the Code. Thus, except for the taxable REIT subsidiaries discussed below, in applying all the federal income tax REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our direct and indirect wholly owned subsidiaries will be treated as ours.

        We may invest in real estate both through one or more entities that are treated as partnerships for federal income tax purposes, including limited or general partnerships, limited liability companies, or foreign entities. In the case of a REIT that is a partner in a partnership, regulations under the Code provide that, for purposes of the REIT qualification requirements regarding income and assets discussed below, the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's proportionate capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to this proportionate share. In addition, for these purposes, the character of the assets and gross income of the partnership generally retain the same character in the hands of the REIT. Accordingly, our proportionate share of the assets, liabilities, and items of income of each partnership in which we become a partner is treated as ours for purposes of the income tests and asset tests discussed below. In contrast, for purposes of the distribution requirement discussed below, we would take into account as a partner our share of the partnership's income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the Code.

  Taxable REIT Subsidiaries

        We are permitted to own any or all of the securities of a "taxable REIT subsidiary" as defined in Section 856(l) of the Code, provided that no more than 25% of the total value of our assets, at the close of each quarter, is comprised of our investments in the stock or securities of our taxable REIT subsidiaries. Among other requirements, a taxable REIT subsidiary must:

  (1)
  be a non-REIT corporation for federal income tax purposes in which we directly or indirectly own shares;

  (2)
  join with us in making a taxable REIT subsidiary election;

  (3)
  not directly or indirectly operate or manage a lodging facility or a health care facility; and

  (4)
  not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, except that in limited circumstances a subfranchise, sublicense or similar right can be granted to an independent contractor to operate or manage a lodging facility or a health care facility.

        In addition, a corporation other than a REIT in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value will automatically be treated as a taxable REIT subsidiary. Subject to the discussion below, we believe that we and each of our taxable REIT subsidiaries that we form or acquire, if any, will comply with, on a continuous basis, the requirements for taxable REIT subsidiary status at all times during which we intend for a subsidiary's taxable REIT subsidiary election to be in effect.

        Our ownership of stock and securities in taxable REIT subsidiaries would be exempt from the 10% and 5% REIT asset tests discussed below. Also, as discussed below, taxable REIT subsidiaries can perform services for our tenants without disqualifying the rents we receive from those tenants under the 75% or 95% gross income tests discussed below. Moreover, because taxable REIT subsidiaries are taxed as C corporations that are separate from us, their assets, liabilities and items of income, deduction and credit generally would not be imputed to us for purposes of the REIT qualification requirements described in this summary. Therefore, taxable REIT subsidiaries can generally undertake third party management and development activities and activities not related to real estate.

        Restrictions are imposed on taxable REIT subsidiaries to ensure that they will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary may not deduct interest paid in any year to an affiliated REIT to the extent that the interest payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year. However, the taxable REIT subsidiary may carry forward the disallowed interest expense to a succeeding year, and deduct the interest in that later year subject to that year's 50% adjusted taxable income limitation. In addition, if a taxable REIT subsidiary pays interest, rent or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm's length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment. Finally, if in comparison to an arm's length transaction, a tenant has overpaid rent to the REIT in exchange for underpaying the taxable REIT subsidiary for services rendered, and if the REIT has not adequately compensated the taxable REIT subsidiary for services provided to or on behalf of a tenant, then the REIT may be subject to an excise tax equal to 100% of the undercompensation to the taxable REIT subsidiary. There can be no assurance that arrangements involving taxable REIT subsidiaries that we form or acquire will not result in the imposition of one or more of these deduction limitations or excise taxes, but we do not believe that we will be subject to these impositions.

  Income Tests

        There are two gross income requirements for qualification as a REIT under the Code:

  •
  At least 75% of our gross income (excluding: (1) gross income from sales or other dispositions of property held primarily for sale; (2) any income arising from "clearly identified" hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (3) any income arising from "clearly identified" hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests (or any property that generates such income or gain); (4) real estate foreign exchange gain (as defined in Section 856(n)(2) of the Code); and (5) income from the repurchase or discharge of indebtedness) must be derived from investments relating to real property, including "rents from real property" as defined under Section 856 of the Code, interest and gain from mortgages on real property, income and gain from foreclosure property, gain from the sale or other disposition of real property other than dealer property, or dividends and gain from shares in other REITs. When we receive new capital in exchange for our Shares or in a public offering of five-year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is generally also qualifying income under the 75% gross income test.

  •
  At least 95% of our gross income (excluding: (1) gross income from sales or other dispositions of property held primarily for sale; (2) any income arising from "clearly identified" hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (3) any income arising from "clearly identified" hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests (or any property that generates such income or gain); (4) passive foreign exchange gain (as defined in Section 856(n)(3) of the Code); and (5) income from the repurchase or discharge of indebtedness) must be derived from a combination of items of real property income that satisfy the 75% gross income test described above, dividends, interest, gains from the sale or disposition of stock, securities or real property.

        For purposes of the 75% and 95% gross income tests outlined above, income derived from a "shared appreciation provision" in a mortgage loan is generally treated as gain recognized on the sale of the property to which it relates. Although we will use our best efforts to ensure that the income generated by our investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.

        In order to qualify as "rents from real property" under Section 856 of the Code, several requirements must be met:

  •
  The amount of rent received generally must not be based on the income or profits of any person, but may be based on receipts or sales.

  •
  Rents do not qualify if the REIT owns 10% or more by vote or value of the tenant, whether directly or after application of attribution rules. While we intend not to lease property to any party if rents from that property would not qualify as rents from real property, application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control. For example, an unaffiliated third party's ownership directly or by attribution of 10% or more by value of our Shares, as well as an ownership position in the stock of one of our tenants which, when added to our own ownership position in that tenant, totals 10% or more by vote or value of the stock of that tenant, would result in that tenant's rents not qualifying as rents from real property. Our declaration of trust will disallow transfers or purported acquisitions, directly or by attribution, of our Shares to the extent necessary to maintain our REIT status under the Code. Similarly, for the purpose of CWH retaining its own REIT status under the Code, CWH's organizational documents contain similar provisions to limit concentrated ownership of beneficial positions in CWH. Furthermore, for as long as CWH owns more than 9.8% of our outstanding Shares, our transaction agreement with CWH will provide that we and CWH will limit ownership in any of our tenants to no more than 4.9% by each party, so that our combined ownership will remain under 10%, and also that we and CWH agree to take reasonable actions to facilitate the REIT status under the Code of the other. Nevertheless, there can be no assurance that these provisions in our and in CWH's organizational documents and in our transaction agreement will be effective to prevent our REIT status from being jeopardized under the 10% affiliated tenant rule. Furthermore, there can be no assurance that we will be able to monitor and enforce these restrictions, nor will our shareholders necessarily be aware of ownership of shares attributed to them under the Code's attribution rules.

  •
  There is a limited exception to the above prohibition on earning "rents from real property" from a 10% affiliated tenant, if the tenant is a taxable REIT subsidiary. If at least 90% of the leased space of a property is leased to tenants other than taxable REIT subsidiaries and 10% affiliated tenants, and if the taxable REIT subsidiary's rent for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property, then otherwise qualifying rents paid by the taxable REIT subsidiary to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants.

  •
  In order for rents to qualify, we generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom we derive no income or through one of our taxable REIT subsidiaries. There is an exception to this rule permitting a REIT to perform customary tenant services of the sort that a tax-exempt organization could perform without being considered in receipt of "unrelated business taxable income" as defined in Section 512(b)(3) of the Code. In addition, a de minimis amount of noncustomary services will not disqualify income as "rents from real property" so long as the value of the impermissible services does not exceed 1% of the gross income from the property.

  •
  If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as "rents from real property"; if this 15% threshold is exceeded, the rent attributable to personal property will not so qualify. The portion of rental income treated as attributable to personal property will be determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented.

        We believe that all, or substantially all, our rents will qualify as rents from real property for purposes of Section 856 of the Code.

        In order to qualify as mortgage interest on real property for purposes of the 75% test, interest must derive from a mortgage loan secured by real property with a fair market value, at the time the loan is made, at least equal to the amount of the loan. If the amount of the loan exceeds the fair market value of the real property, the interest will be treated as interest on a mortgage loan in a ratio equal to the ratio of the fair market value of the real property to the total amount of the mortgage loan.

        Absent the "foreclosure property" rules of Section 856(e) of the Code, a REIT's receipt of business operating income from a property would not qualify under the 75% and 95% gross income tests. But as foreclosure property, gross income from such a business operation would so qualify. In the case of property leased by a REIT to a tenant, foreclosure property is defined under applicable Treasury regulations to include generally the real property and incidental personal property that the REIT reduces to possession upon a default or imminent default under the lease by the tenant, and as to which a foreclosure property election is made by attaching an appropriate statement to the REIT's federal income tax return.

        Any gain that a REIT recognizes on the sale of foreclosure property held as inventory or primarily for sale to customers, plus any income it receives from foreclosure property that would not qualify under the 75% gross income test in the absence of foreclosure property treatment, reduced by expenses directly connected with the production of those items of income, would be subject to income tax at the maximum corporate rate, currently 35%, under the foreclosure property income tax rules of Section 857(b)(4) of the Code. Thus, if a REIT should lease foreclosure property in exchange for rent that qualifies as "rents from real property" as described above, then that rental income is not subject to the foreclosure property income tax.

        Other than sales of foreclosure property, any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. This prohibited transaction income also may adversely affect our ability to satisfy the 75% and 95% gross income tests for federal income tax qualification as a REIT. We cannot provide assurances as to whether or not the IRS might successfully assert that one or more of our dispositions would be subject to the 100% penalty tax. However, we believe that dispositions of assets that we might make will not be subject to the 100% penalty tax, because we intend to:

  •
  own our assets for investment with a view to long-term income production and capital appreciation;

  •
  engage in the business of developing, owning, leasing and managing our existing properties and acquiring, developing, owning, leasing and managing new properties; and

  •
  make occasional dispositions of our assets consistent with our long-term investment objectives.

        If we fail to satisfy one or both of the 75% or the 95% gross income tests in any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the following requirements:

  •
  our failure to meet the test is due to reasonable cause and not due to willful neglect; and

  •
  after we identify the failure, we file a schedule describing each item of our gross income included in the 75% or 95% gross income tests for that taxable year.

It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision for the 75% and 95% gross income tests. Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% test or the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability. This relief provision applies to any failure of the applicable income tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

  Asset Tests

        At the close of each quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify as a REIT for federal income tax purposes:

  •
  At least 75% of our total assets must consist of real estate assets, cash and cash items, shares in other REITs, government securities and temporary investments of new capital (that is, stock or debt instruments purchased with proceeds of a stock offering or a public offering of our debt with a term of at least five years, but only for the one year period commencing with our receipt of the offering proceeds).

  •
  Not more than 25% of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

  •
  Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer's securities that we own may not exceed 5% of the value of our total assets. In addition, we may not own more than 10% of the vote or value of any one non-REIT issuer's outstanding securities, unless that issuer is our taxable REIT subsidiary or the securities are "straight debt" securities or otherwise excepted as discussed below.

  •
  Our stock and securities in a taxable REIT subsidiary would be exempted from the preceding 10% and 5% asset tests. However, no more than 25% of our total assets may be represented by stock or securities of taxable REIT subsidiaries.

        When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

        In addition, if we fail the 5% value test or the 10% vote or value tests at the close of any quarter and do not cure such failure within 30 days after the close of that quarter, that failure will nevertheless be excused if (1) the failure is de minimis and (2) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% value and 10% vote and value asset tests. For purposes of this relief provision, the failure will be "de minimis" if the value of the assets causing the failure does not exceed the lesser of (1) 1% of the total value of our assets at the end of the relevant quarter or (2) $10,000,000. If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify as a REIT if (1) we provide the IRS with a description of each asset causing the failure, (2) the failure was due to reasonable cause and not willful neglect, (3) we pay a tax equal to the greater of (a) $50,000 or (b) the highest rate of corporate tax imposed (currently 35%) on the net income generated by the assets causing the failure during the period of the failure and (4) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests. These relief provisions apply to any failure of the applicable asset tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

        The Code also provides an excepted securities safe harbor to the 10% value test that includes among other items (1) "straight debt" securities, (2) certain rental agreements in which payment is to be made in subsequent years, (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity and (5) any security issued by another REIT.

        We intend to maintain records of the value of our assets to document our compliance with the above asset tests, and to take actions as may be required to cure any failure to satisfy the tests within 30 days after the close of any quarter.

  Annual Distribution Requirements

        In order to qualify for taxation as a REIT under the Code, we are required to make annual distributions other than capital gain dividends to our shareholders in an amount at least equal to the excess of:

  (1)
  the sum of 90% of our "real estate investment trust taxable income," as defined in Section 857 of the Code, computed by excluding any net capital gain and before taking into account any dividends paid deduction for which we are eligible, and 90% of our net income after tax, if any, from property received in foreclosure, over

  (2)
  the sum of our qualifying noncash income, e.g., imputed rental income or income from transactions inadvertently failing to qualify as like kind exchanges.

The distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration. If a dividend is declared in October, November or December to shareholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. A distribution which is not pro rata within a class of our beneficial interests entitled to a distribution, or which is not consistent with the rights to distributions among our classes of beneficial interests, is a preferential distribution that is not taken into consideration for purposes of the distribution requirements, and accordingly the payment of a preferential distribution could affect our ability to meet the distribution requirements. Taking into account our distribution policies, including any dividend reinvestment plan that we may adopt, we expect that we will not make any preferential distributions. The distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax discussed below. To the extent that we do not distribute all of our net capital gain and all of our real estate investment trust taxable income, as adjusted, we will be subject to tax on undistributed amounts.

        In addition, we will be subject to a 4% nondeductible excise tax to the extent we fail within a calendar year to make required distributions to our shareholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the "grossed up required distribution" for the preceding calendar year over the amount treated as distributed for that preceding calendar year. For this purpose, the term "grossed up required distribution" for any calendar year is the sum of our taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision. We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax.

        If we do not have enough cash or other liquid assets to meet the 90% distribution requirements, we may find it necessary and desirable to arrange for new debt or equity financing to provide funds for required distributions in order to maintain our REIT status. We can provide no assurance that financing would be available for these purposes on favorable terms.

        We may be able to rectify a failure to pay sufficient dividends for any year by paying "deficiency dividends" to shareholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

        In addition to the other distribution requirements above, to preserve our status as a REIT we are required to timely distribute C corporation earnings and profits that we inherit from acquired corporations.

Depreciation and Federal Income Tax Treatment of Leases

        Our initial tax bases in our assets will generally be our acquisition cost. We will generally depreciate our depreciable real property on a straight-line basis over 40 years and our personal property over the applicable shorter periods. These depreciation schedules may vary for properties that we acquire through tax-free or carryover basis acquisitions, for example our initial portfolio contributed to us by CWH as discussed below.

        The initial tax bases and depreciation schedules for the assets we hold immediately after we separate from CWH in 2012 will depend upon whether the deemed exchange that results from that separation will be treated as an exchange governed by Section 351 or instead Section 1001 of the Code. We believe that the deemed exchange will, and our tax counsel Sullivan & Worcester LLP has provided to us an opinion that the deemed exchange should, be treated as an exchange governed by Section 351 of the Code, and we have agreed with CWH to and will perform all our tax reporting accordingly. This opinion is conditioned upon certain assumptions, as discussed above in "—Taxation as a REIT." Therefore, we intend to carry over CWH's tax basis and depreciation schedule in each of the assets that we received from CWH, as adjusted by the gain CWH will recognize in the deemed exchange. This conclusion regarding the applicability of Section 351 is dependent upon favorable determinations with regard to each of the following issues: (1) Section 351(e) of the Code does not apply to the deemed exchange, or else it would disqualify the deemed exchange from Sections 351 treatment altogether; and (2) a judicial recharacterization rule, developed in Waterman Steamship v. Commissioner, 430 F.2d 1185 (5th Cir. 1970), and subsequent tax cases, will not apply to recharacterize our cash payment to CWH in the separation in a manner that renders the deemed exchange a Section 1001 transaction under the Code. There can be no assurance that the IRS or a court would reach the same conclusion.

        If, contrary to our belief and the opinion of our tax counsel, the deemed exchange were taxable to CWH because Section 1001 of the Code applied instead of Section 351 of the Code, then we would be treated as though we acquired our initial assets from CWH in a fully taxable acquisition, thereby acquiring tax bases in our assets that would be depreciable over longer depreciable lives. In that event, we estimate that our aggregate depreciation deductions for our initial taxable year and many taxable years thereafter would be lower than we are anticipating from a carryover transaction. If the IRS were to successfully challenge our reported depreciation methods and the associated tax reporting, then including for purposes of qualifying for taxation as a REIT, we could be required to amend our tax reports, including those sent to our shareholders, or could be required to pay deficiency dividends, including the associated interest charge, as discussed above.

        We are entitled to depreciation deductions from our facilities only if we are treated for federal income tax purposes as the owner of the facilities. This means that the leases of the facilities must be classified for federal income tax purposes as true leases, rather than as sales or financing arrangements, and we believe this to be the case. In the case of future sale leaseback arrangements, the IRS could assert that we realize prepaid rental income in the year of purchase to the extent that the value of a leased property, at the time of purchase, exceeds the purchase price for that property. While we believe that the value of leased property at the time of any such purchase will not exceed the purchase price, because of the lack of clear precedent we cannot provide assurances as to whether the IRS might successfully assert the existence of prepaid rental income in any such sale-leaseback transaction.

Taxation of U.S. Shareholders

        For noncorporate U.S. shareholders, the maximum federal income tax rate for long-term capital gains is generally 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2012) and for most corporate dividends is generally also 15% (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2012). However, because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, dividends on our Shares generally are not eligible for such 15% tax rate on dividends while that rate is in effect. As a result, our ordinary dividends will be taxed at the higher federal income tax rates applicable to ordinary income. However, the favorable federal income tax rates for long-term capital gains and, while in effect, for dividends generally apply to:

  (1)
  your long-term capital gains, if any, recognized on the disposition of our Shares;

  (2)
  our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

  (3)
  our dividends attributable to dividends, if any, received by us from non-REIT corporations such as taxable REIT subsidiaries; and

  (4)
  our dividends to the extent attributable to income upon which we have paid federal corporate income tax.

        As long as we qualify as a REIT for federal income tax purposes, a distribution to our U.S. shareholders (including any constructive distributions on our Shares or on our preferred shares, if any) that we do not designate as a capital gain dividend will be treated as an ordinary income dividend to the extent of our current or accumulated earnings and profits. Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends generally will be taxed as long-term capital gains, as discussed below, to the extent they do not exceed our actual net capital gain for the taxable year. However, corporate shareholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the Code.

        In addition, we may elect to retain net capital gain income and treat it as constructively distributed. In that case:

  (1)
  we will be taxed at regular corporate capital gains tax rates on retained amounts;

  (2)
  each U.S. shareholder will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated a capital gain dividend;

  (3)
  each U.S. shareholder will receive a credit for its designated proportionate share of the tax that we pay;

  (4)
  each U.S. shareholder will increase its adjusted basis in our Shares by the excess of the amount of its proportionate share of these retained net capital gains over its proportionate share of the tax that we pay; and

  (5)
  both we and our corporate shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

If we elect to retain our net capital gains in this fashion, we will notify our U.S. shareholders of the relevant tax information within 60 days after the close of the affected taxable year.

        As discussed above, for noncorporate U.S. shareholders, long-term capital gains are generally taxed at maximum rates of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2012) or 25%, depending upon the type of property disposed of and the previously claimed depreciation with respect to this property. If for any taxable year we designate capital gain dividends for U.S. shareholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all classes of our Shares. We will similarly designate the portion of any capital gain dividend that is to be taxed to noncorporate U.S. shareholders at the maximum rates of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2012) or 25% so that the designations will be proportionate among all classes of our Shares.

        Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the shareholder's adjusted tax basis in the shareholder's shares, but will reduce the shareholder's basis in those shares. To the extent that these excess distributions exceed the adjusted basis of a U.S. shareholder's shares, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. shareholders at a maximum rate of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2012). No U.S. shareholder may include on his federal income tax return any of our net operating losses or any of our capital losses.

        If a dividend is declared in October, November or December to shareholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. Also, items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its shareholders under Treasury regulations which are to be prescribed. It is possible that these Treasury regulations will require tax preference items to be allocated to our shareholders with respect to any accelerated depreciation or other tax preference items that we claim.

        A U.S. shareholder will generally recognize gain or loss equal to the difference between the amount realized and the shareholder's adjusted basis in our Shares that are sold or exchanged. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder's holding period in the shares exceeds one year. In addition, any loss upon a sale or exchange of our Shares held for six months or less will generally be treated as a long-term capital loss to the extent of our long-term capital gain dividends during the holding period.

        For taxable years beginning after December 31, 2012, U.S. shareholders who are individuals, estates or trusts will generally be required to pay a new 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our Shares), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

        The Code imposes a penalty for the failure to properly disclose a "reportable transaction." A reportable transaction currently includes, among other things, a sale or exchange of our Shares resulting in a tax loss in excess of (1) $10 million in any single year or $20 million in any combination of years in the case of our Shares held by a C corporation or by a partnership with only C corporation partners or (2) $2 million in any single year or $4 million in any combination of years in the case of our Shares held by any other partnership or an S corporation, trust or individual, including losses that flow through pass through entities to individuals. A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS's Office of Tax Shelter Analysis. The penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

        Noncorporate U.S. shareholders who borrow funds to finance their acquisition of our Shares could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred. Under Section 163(d) of the Code, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor's net investment income. A U.S. shareholder's net investment income will include ordinary income dividend distributions received from us and, if an appropriate election is made by the shareholder, capital gain dividend distributions received from us; however, distributions treated as a nontaxable return of the shareholder's basis will not enter into the computation of net investment income.

Taxation of Tax-Exempt Shareholders

        Subject to the pension-held REIT rules discussed below, our distributions made to shareholders that are tax-exempt pension plans, individual retirement accounts or other qualifying tax-exempt entities should not constitute unrelated business taxable income, provided that the shareholder has not financed its acquisition of our Shares with "acquisition indebtedness" within the meaning of the Code, and provided further that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit.

        Tax-exempt pension trusts that own more than 10% by value of a "pension held REIT" at any time during a taxable year may be required to treat a percentage of all dividends received from the pension held REIT during the year as unrelated business taxable income. This percentage is equal to the ratio of:

  (1)
  the pension held REIT's gross income derived from the conduct of unrelated trades or businesses, determined as if the pension held REIT were a tax-exempt pension fund, less direct expenses related to that income, to

  (2)
  the pension held REIT's gross income from all sources, less direct expenses related to that income,

except that this percentage shall be deemed to be zero unless it would otherwise equal or exceed 5%. A REIT is a pension held REIT if:

  •
  the REIT is "predominantly held" by tax-exempt pension trusts; and

  •
  the REIT would fail to satisfy the "closely held" ownership requirement discussed above if the stock or beneficial interests in the REIT held by tax-exempt pension trusts were viewed as held by tax-exempt pension trusts rather than by their respective beneficiaries.

A REIT is predominantly held by tax-exempt pension trusts if at least one tax-exempt pension trust owns more than 25% by value of the REIT's stock or beneficial interests, or if one or more tax-exempt pension trusts, each owning more than 10% by value of the REIT's stock or beneficial interests, own in the aggregate more than 50% by value of the REIT's stock or beneficial interests. Because of the share ownership concentration restrictions in our declaration of trust following completion of this offering, we believe that we will not become a pension held REIT. However, because we intend that our Shares will be publicly traded, we will not be able to completely control whether or not we will become a pension held REIT.

        Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions from a REIT as unrelated business taxable income. In addition, these prospective investors should consult their own tax advisors concerning any "set aside" or reserve requirements applicable to them.

Taxation of Non-U.S. Shareholders

        The rules governing the U.S. federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. shareholder, we urge you to consult with your own tax advisor to determine the impact of U.S. federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our Shares.

        In general, a non-U.S. shareholder will be subject to regular U.S. federal income tax in the same manner as a U.S. shareholder with respect to its investment in our Shares if that investment is effectively connected with the non-U.S. shareholder's conduct of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment or fixed base the non-U.S. shareholder maintains in the United States). In addition, a corporate non-U.S. shareholder that receives income that is or is deemed effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the Code, which is payable in addition to regular U.S. federal corporate income tax. The balance of this discussion of the U.S. federal income taxation of non-U.S. shareholders addresses only those non-U.S. shareholders whose investment in our Shares is not effectively connected with the conduct of a trade or business in the United States.

        A distribution by us to a non-U.S. shareholder that is not attributable to gain from the sale or exchange of a United States real property interest and that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. A distribution of this type will generally be subject to U.S. federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. shareholder has in the manner prescribed by the IRS demonstrated its entitlement to benefits under a tax treaty. In the case of any in kind distributions of property, we or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. shareholder would otherwise receive, and the non-U.S. shareholder may bear brokerage or other costs for this withholding procedure. Because we cannot determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. shareholder that we make and do not designate a capital gain dividend. Notwithstanding this withholding on distributions in excess of our current and accumulated earnings and profits, these distributions will be a nontaxable return of capital to the extent that they do not exceed the non-U.S. shareholder's adjusted basis in our Shares, and the nontaxable return of capital will reduce the adjusted basis in these shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the non-U.S. shareholder's adjusted basis in our Shares, the distributions will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of these shares, as discussed below. A non-U.S. shareholder may seek a refund from the IRS of amounts withheld on distributions to him in excess of our current and accumulated earnings and profits.

        From time to time, some of our distributions may be attributable to the sale or exchange of United States real property interests. However, capital gain dividends that are received by a non-U.S. shareholder, as well as dividends attributable to our sales of United States real property interests, will be subject to the taxation and withholding regime applicable to ordinary income dividends and the branch profits tax will not apply, provided that (1) these dividends are received with respect to a class of shares that is "regularly traded" on a domestic "established securities market" such as the NYSE, both as defined by applicable Treasury regulations, and (2) the non-U.S. shareholder does not own more than 5% of that class of shares at any time during the one year period ending on the date of distribution of the capital gain dividends. If both of these provisions are satisfied, qualifying non-U.S. shareholders will not be subject to withholding either on capital gain dividends or on dividends that are attributable to our sales of U.S. real property interests as though those amounts were effectively connected with a U.S. trade or business, and qualifying non-U.S. shareholders will not be required to file U.S. federal income tax returns or pay branch profits tax in respect of these dividends. Instead, these dividends will be subject to U.S. federal income tax and withholding as ordinary dividends, currently at a 30% tax rate unless reduced by applicable treaty, as discussed below. Although there can be no assurance in this regard, we believe that our Shares and our preferred shares, if any, will become "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury regulations; however, we can provide no assurance that our Shares will continue to be "regularly traded" on a domestic "established securities market" in future taxable years.

        Except as discussed above, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest are taxed to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. shareholder. Accordingly, a non-U.S. shareholder that does not qualify for the special rule above will be taxed on these amounts at the normal capital gain and other tax rates applicable to a U.S. shareholder, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; such a non-U.S. shareholder will be required to file a U.S. federal income tax return reporting these amounts, even if applicable withholding is imposed as described below; and such a non-U.S. shareholder that is also a corporation may owe the 30% branch profits tax under Section 884 of the Code in respect of these amounts. We or other applicable withholding agents will be required to withhold from distributions to such non-U.S. shareholders, and remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends. The amount of any tax withheld is creditable against the non-U.S. shareholder's U.S. federal income tax liability, and the non-U.S. shareholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

        A special "wash sale" rule applies to a non-U.S. shareholder who owns any class of our Shares if (1) the shareholder owns more than 5% of that class of shares at any time during the one year period ending on the date of the distribution described below, or (2) that class of our Shares is not, within the meaning of applicable Treasury regulations, "regularly traded" on a domestic "established securities market" such as the NYSE. Although there can be no assurance in this regard, we believe that our Shares and our preferred shares, if any, will be "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury regulations, all as discussed above; however, we can provide no assurance that our Shares will continue to be "regularly traded" on a domestic "established securities market" in future taxable years. We thus anticipate this wash sale rule to apply, if at all, only to a non-U.S. shareholder that owns more than 5% of either our Shares or any class of our preferred shares. Such a non-U.S. shareholder will be treated as having made a "wash sale" of our Shares if it (1) disposes of an interest in our Shares during the 30 days preceding the ex-dividend date of a distribution by us that, but for such disposition, would have been treated by the non-U.S. shareholder in whole or in part as gain from the sale or exchange of a United States real property interest, and then (2) acquires or enters into a contract to acquire a substantially identical interest in our Shares, either actually or constructively through a related party, during the 61-day period beginning 30 days prior to the ex-dividend date. In the event of such a wash sale, the non-U.S. shareholder will have gain from the sale or exchange of a United States real property interest in an amount equal to the portion of the distribution that, but for the wash sale, would have been a gain from the sale or exchange of a United States real property interest. As discussed above, a non-U.S. shareholder's gain from the sale or exchange of a United States real property interest can trigger increased U.S. taxes, such as the branch profits tax applicable to non-U.S. corporations, and increased U.S. tax filing requirements.

        If for any taxable year we designate capital gain dividends for our shareholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of shares on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of shares to the total dividends paid or made available for the year to holders of all classes of our Shares.

        Tax treaties may reduce the withholding obligations on our distributions. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. You must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits. If the amount of tax withheld with respect to a distribution to a non-U.S. shareholder exceeds the shareholder's U.S. federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the IRS. The 35% withholding tax rate discussed above on some capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. shareholders but is higher than the current 15% and 25% maximum rates on capital gains generally applicable to noncorporate non-U.S. shareholders. Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty. In the case of any in kind distributions of property, we or other applicable withholding agents will have to collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. shareholder would otherwise receive, and the non-U.S. shareholder may bear brokerage or other costs for this withholding procedure.

        Non-U.S. shareholders should generally be able to treat amounts we designate as retained but constructively distributed capital gains in the same manner as actual distributions of capital gain dividends by us. In addition, a non-U.S. shareholder should be able to offset as a credit against its federal income tax liability the proportionate share of the tax paid by us on such retained but constructively distributed capital gains. A non-U.S. shareholder may file for a refund from the IRS for the amount that the non-U.S. shareholder's proportionate share of tax paid by us exceeds its federal income tax liability on the constructively distributed capital gains.

        If our Shares are not "United States real property interests" within the meaning of Section 897 of the Code, then a non-U.S. shareholder's gain on sale of these shares generally will not be subject to U.S. federal income taxation, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on this gain. Our Shares will not constitute a United States real property interest if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during the preceding five year period less than 50% in value of its shares is held directly or indirectly by foreign persons. We believe that we will become and remain a domestically controlled REIT and thus a non-U.S. shareholder's gain on sale of our Shares will not be subject to U.S. federal income taxation. However, because we intend our Shares to be publicly traded, we can provide no assurance that we will become and remain a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. shareholder's gain on sale of our Shares will not be subject to U.S. federal income taxation as a sale of a United States real property interest, if that class of shares is "regularly traded," as defined by applicable Treasury regulations, on an established securities market like the NYSE, and the non-U.S. shareholder has at all times during the preceding five years owned 5% or less by value of that class of shares. In this regard, because the shares of others may be redeemed, a non-U.S. shareholder's percentage interest in a class of our Shares may increase even if it acquires no additional shares in that class. If the gain on the sale of our Shares were subject to U.S. federal income taxation, the non-U.S. shareholder will generally be subject to the same treatment as a U.S. shareholder with respect to its gain, will be required to file a U.S.

federal income tax return reporting that gain, and a corporate non-U.S. shareholder might owe branch profits tax under Section 884 of the Code. A purchaser of our Shares from a non-U.S. shareholder will not be required to withhold on the purchase price if the purchased shares are regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, a purchaser of our Shares from a non-U.S. shareholder may be required to withhold 10% of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the IRS.

Withholding and Information Reporting

        Information reporting and backup withholding may apply to distributions or proceeds paid to our shareholders under the circumstances discussed below. The backup withholding rate is currently 28% and is scheduled to increase to 31% after 2012. Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against the shareholder's federal income tax liability. In the case of any in kind distributions of property by us to a shareholder, we or other applicable withholding agents will have to collect any applicable backup withholding by reducing to cash for remittance to the IRS a sufficient portion of the property that our shareholder would otherwise receive, and the shareholder may bear brokerage or other costs for this withholding procedure.

        A U.S. shareholder will be subject to backup withholding when it receives distributions on our Shares or proceeds upon the sale, exchange, redemption, retirement or other disposition of our Shares, unless the U.S. shareholder properly executes, or has previously properly executed, under penalties of perjury an IRS Form W-9 or substantially similar form that:

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  provides the U.S. shareholder's correct taxpayer identification number; and

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  certifies that the U.S. shareholder is exempt from backup withholding because it comes within an enumerated exempt category, it has not been notified by the IRS that it is subject to backup withholding, or it has been notified by the IRS that it is no longer subject to backup withholding.

If the U.S. shareholder has not provided and does not provide its correct taxpayer identification number on the IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS, and we or other applicable withholding agents may have to withhold a portion of any distributions or proceeds paid to such U.S. shareholder. Unless the U.S. shareholder has established on a properly executed IRS Form W-9 or substantially similar form that it comes within an enumerated exempt category, distributions or proceeds on our Shares paid to it during the calendar year, and the amount of tax withheld, if any, will be reported to it and to the IRS.

        Distributions on our Shares to a non-U.S. shareholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. shareholder and to the IRS. This information reporting requirement applies regardless of whether the non-U.S. shareholder is subject to withholding on distributions on our Shares or whether the withholding was reduced or eliminated by an applicable tax treaty. Also, distributions paid to a non-U.S. shareholder on our Shares may be subject to backup withholding, unless the non-U.S. shareholder properly certifies its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form in the manner described above. Similarly, information reporting and backup withholding will not apply to proceeds a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our Shares, if the non-U.S. shareholder properly certifies its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form. Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our Shares if the non-U.S. shareholder receives those proceeds through a broker's foreign office.

        Increased reporting obligations are scheduled to be imposed on non-U.S. financial institutions and other non-U.S. entities for purposes of identifying accounts and investments held directly or indirectly by U.S. persons. The failure to comply with these additional information reporting, certification and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to applicable shareholders or intermediaries. Specifically, a 30% withholding tax is imposed on dividends on and gross proceeds from the sale or other disposition of our shares paid to a foreign financial institution or to a foreign nonfinancial entity, unless (1) the foreign financial institution undertakes applicable diligence and reporting obligations or (2) the foreign nonfinancial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the Treasury Department that requires, among other things, that it undertake to identify accounts held by applicable U.S. persons or U.S.-owned foreign entities, annually report specified information about such accounts, and withhold 30% on payments to noncertified holders. Pursuant to IRS guidance, future regulations will provide that such withholding applies only to dividends paid on or after January 1, 2014, and to other "withholdable payments" (including payments of gross proceeds from a sale or other disposition of our shares) made on or after January 1, 2015. If you intend to hold our Shares through a non- U.S. intermediary or if you are a non- U.S. person, we urge you to consult your own tax advisor regarding foreign account tax compliance.

Other Tax Consequences

        Our tax treatment and that of our shareholders may be modified by legislative, judicial or administrative actions at any time, which actions may be retroactive in effect. The rules dealing with federal income taxation are constantly under review by the Congress, the IRS and the Treasury Department, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently. Likewise, the rules regarding taxes other than federal income taxes may also be modified. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our shareholders. Revisions to tax laws and interpretations of these laws could adversely affect the tax or other consequences of an investment in our Shares. We and our shareholders may also be subject to taxation by state, local or other jurisdictions, including those in which we or our shareholders transact business or reside. These tax consequences may not be comparable to the federal income tax consequences discussed above.

ERISA PLANS, KEOGH PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

General Fiduciary Obligations

        Fiduciaries of a pension, profit sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, must consider whether:

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  their investment in our Shares satisfies the diversification requirements of ERISA;

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  the investment is prudent in light of possible limitations on the marketability of our Shares;

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  they have authority to acquire our Shares under the applicable governing instrument and Title I of ERISA; and

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  the investment is otherwise consistent with their fiduciary responsibilities.

        Trustees and other fiduciaries of an ERISA plan may incur personal liability for any loss suffered by the plan on account of a violation of their fiduciary responsibilities. In addition, these fiduciaries may be subject to a civil penalty of up to 20% of any amount recovered by the plan on account of a violation. Fiduciaries of any individual retirement account, or IRA, Roth IRA, tax-favored account (such as an Archer MSA, Coverdell education savings account, or health savings account), Keogh Plan or other qualified retirement plan not subject to Title I of ERISA, or non-ERISA plans, should consider that a plan may only make investments that are authorized by the appropriate governing instrument.

        Fiduciaries considering an investment in our securities should consult their own legal advisors if they have any concern as to whether the investment is consistent with the foregoing criteria or is otherwise appropriate. The sale of our securities to a plan is in no respect a representation by us or any underwriter of the securities that the investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that the investment is appropriate for plans generally or any particular plan.

Prohibited Transactions

        Fiduciaries of ERISA plans and persons making the investment decision for an IRA or other non-ERISA plan should consider the application of the prohibited transaction provisions of ERISA and the Code in making their investment decision. Sales and other transactions between an ERISA or non-ERISA plan, and persons related to it, are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of an ERISA plan or non-ERISA plan may cause a wide range of other persons to be treated as disqualified persons or parties in interest with respect to it. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of ERISA plans, may also result in the imposition of an excise tax under the Code or a penalty under ERISA upon the disqualified person or party in interest with respect to the plan. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA or Roth IRA is maintained or his beneficiary, the IRA or Roth IRA may lose its tax-exempt status and its assets may be deemed to have been distributed to the individual in a taxable distribution on account of the prohibited transaction, but no excise tax will be imposed. Fiduciaries considering an investment in our securities should consult their own legal advisors as to whether the ownership of our securities involves a prohibited transaction.

"Plan Assets" Considerations

        The U.S. Department of Labor, which has administrative responsibility over ERISA plans as well as non-ERISA plans, has issued a regulation defining "plan assets." The regulation generally provides that when an ERISA or non-ERISA plan acquires a security that is an equity interest in an entity and that security is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the ERISA plan's or non-ERISA plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by benefit plan investors is not significant.

        Each class of our Shares (that is, our Shares and any class of preferred shares that we may issue) must be analyzed separately to ascertain whether it is a publicly offered security. The regulation defines a publicly offered security as a security that is "widely held," "freely transferable" and either part of a class of securities registered under the Exchange Act, or sold under an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. Each class of our outstanding Shares will be registered under the Exchange Act within the necessary time frame to satisfy the foregoing condition.

        The regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. We expect our Shares to be widely held. We expect the same to be true of any class of preferred shares that we may issue, but we can give no assurance in that regard.

        The regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The regulation further provides that, where a security is part of an offering in which the minimum investment is $10,000 or less, some restrictions on transfer ordinarily will not, alone or in combination, affect a finding that these securities are freely transferable. The restrictions on transfer enumerated in the regulation as not affecting that finding include:

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  any restriction on or prohibition against any transfer or assignment which would result in a termination or reclassification for federal or state tax purposes, or would otherwise violate any state or federal law or court order;

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  any requirement that advance notice of a transfer or assignment be given to the issuer and any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer which are among those enumerated in the regulation as not affecting free transferability, including those described in the preceding clause of this sentence;

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  any administrative procedure which establishes an effective date, or an event prior to which a transfer or assignment will not be effective; and

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  any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer.

        We believe that the restrictions imposed under our declaration of trust upon completion of this offering on the transfer of shares do not result in the failure of our Shares to be "freely transferable." Furthermore, we believe that there exist no other facts or circumstances limiting the transferability of our Shares which are not included among those enumerated as not affecting their free transferability under the regulation, and we do not expect or intend to impose in the future, or to permit any person to impose on our behalf, any limitations or restrictions on transfer which would not be among the enumerated permissible limitations or restrictions.

        Assuming that each class of our Shares will be "widely held" and timely registered and that no other facts and circumstances exist which restrict transferability of these shares, our tax counsel, Sullivan & Worcester LLP, has provided to us an opinion that our Shares will not fail to be "freely transferable" for purposes of the regulation due to the restrictions on transfer of our Shares under our declaration of trust and that under the regulation each class of our Shares issued in this offering will be publicly offered and our assets will not be deemed to be "plan assets" in respect of any ERISA plan or non-ERISA plan that acquires our Shares in this offering. This opinion is conditioned upon certain assumptions, as discussed above in "Federal Income Tax Considerations—Taxation as a REIT."

 UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement, dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives, have severally, and not jointly, agreed to purchase, and we have agreed to sell them, severally, the number of Shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

Total

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering our Shares subject to their acceptance of our Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of our Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of our Shares offered by this prospectus if any such Shares are taken. However, the underwriters are not required to take or pay for our Shares covered by the underwriters' over allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters initially propose to offer part of our Shares directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers which may include the underwriters, at such offering price less a selling concession not in excess of $            per share. After the initial offering of our Shares, the public offering price and other selling terms may from time to time be varied by the representatives. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        We have granted to the underwriters an option, exercisable for thirty days from the date of this prospectus, to purchase up to                        additional Shares at the public offering price listed on the cover page of this prospectus, less the underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over allotments, if any, made in connection with this offering. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Shares as the number listed next to the underwriter's name in the preceding table bears to the total number of Shares listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over allotment option to purchase up to an additional                        Shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $            .

        The underwriters have informed us that they do not intend sales to accounts over which they exercise discretionary authority to exceed 5% of the total number of Shares offered by them.

        We intend to apply to have our Shares listed on the NYSE under the trading symbol "SIR."

        We, our trustees, certain of our executive officers and CWH have agreed, subject to certain exceptions, not to sell or transfer any Shares for 180 days after the date of this prospectus without first obtaining the written consent of Morgan Stanley & Co. LLC. After the expiration of the lock-up period ending 180 days after the date of this prospectus, those shareholders will be entitled to dispose of their Shares upon compliance with applicable securities laws. Specifically, we and these other parties have agreed not to directly or indirectly:

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  offer, pledge, sell or contract to sell any Shares;

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  sell any option or contract to purchase any Shares;

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  purchase any option or contract to sell any Shares;

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  grant any option, right or warrant for the sale of any Shares;

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  lend or otherwise dispose of or transfer any Shares;

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  request or demand that we file a registration statement related to any Shares; or

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  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Shares, whether any such swap or transaction is to be settled by delivery of Shares or other securities, in cash or otherwise.

        This lock-up provision applies to Shares and to securities convertible into or exchangeable or exercisable for or repayable with Shares. It also applies to Shares owned now or acquired later by the party executing the agreement or for which the party executing the agreement later acquires the power of disposition.

        The 180 day restricted period described in the preceding paragraph will be extended if:

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  during the last 17 days of the 180 day restricted period, we issue an earnings release or a material news event relating to us occurs; or

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  prior to the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Shares. Specifically, the underwriters may sell more Shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Shares available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing Shares in the open market. In determining the source of Shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of Shares compared to the price available under the over allotment option. The underwriters may also sell Shares in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Shares in the open market to stabilize the price of the Shares. These activities may raise or maintain the market price of the Shares above independent market levels or prevent or retard a decline in the market price of the Shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of Shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

        Immediately prior to this offering, there was no public market for our Shares. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, the revenues and other information relating to our properties in recent periods, and the valuation measures, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Affiliates of the underwriters will act as lenders under our bank facility and are lenders to CWH. We will use the net proceeds of this offering to repay a portion of the $400 million CWH Note. If CWH uses such repayment to repay any of its indebtedness, affiliates of certain of our underwriters may receive a portion of such repayment.

Selling Restrictions

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of any Shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        Each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our Shares in, from or otherwise involving the United Kingdom.

  Notice to Prospective Investors in Switzerland

        We have not and will not register with the Swiss Financial Market Supervisory Authority, or FINMA, as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended, or CISA, and accordingly our Shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, our Shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and our Shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. Our Shares may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended, or CISO, such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to our Shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of our Shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

  Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. Our shares may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of our Shares offered should conduct their own due diligence on our Shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

        Selected legal matters with respect to the validity of our Shares offered by this prospectus will be passed upon for us by Venable LLP. Selected legal matters described under "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts" will be passed upon by Sullivan & Worcester LLP. Sidley Austin LLP, New York, New York, has acted as counsel to the underwriters. Skadden, Arps, Slate, Meagher & Flom LLP has acted as special counsel to our company in connection with this offering.

EXPERTS

        The combined financial statements of Certain Selected Properties (wholly owned by CommonWealth REIT) as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, and the balance sheet of Select Income REIT as of December 21, 2011, both appearing in this prospectus and the related registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement under the Securities Act with respect to our Shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to our Shares offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

        Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act and we intend to file reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference room and the website of the SEC referred to above.

Select Income REIT

Introduction to Unaudited Pro Forma Financial Statements

(dollars in thousands, except share and per share amounts)

        The following unaudited pro forma balance sheet as of September 30, 2011 is intended to present the financial position of Select Income REIT and its consolidated subsidiaries (collectively, the "Company") as if the transactions described in the notes had been consummated as of September 30, 2011. The Company is a wholly owned subsidiary of CommonWealth REIT ("CWH"). The Company is in the process of an initial public offering pursuant to which it proposes to sell                        shares to the public (the "Offering"). In connection with the Company's formation transactions: (1) CWH and its subsidiaries transferred 253 properties (the "Properties") to Select Income REIT at CWH's net book value for the Properties; (2) the Company issued                        common shares of beneficial interest, $0.01 per share par value ("Shares"), of the Company to CWH; and (3) the Company issued a $400,000 non-interest bearing demand promissory note to CWH (the "CWH Note").

        The Company will use the net proceeds of the Offering estimated at approximately $182,000, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, to reduce the outstanding principal balance of the CWH Note. Upon completion of the Offering, the Company expects to draw on its new $500,000 bank facility (the "bank facility") to repay the balance of the CWH Note not paid with the net proceeds of the Offering, to pay financing fees related to the bank facility, to reimburse CWH for costs it incurred to organize the Company and prepare for the Offering and to fund an operating cash account for general business purposes, including future acquisitions.

        Indebtedness under the bank facility matures on                        , 2016, or                        , 2017 with respect to any portion converted into a term loan, provided that the Company may, at its option, extend the maturity date of the revolving portion of the bank facility by one year to                        , 2017 if the Company is not in default and satisfies certain other conditions, including payment of an extension fee. The Company has pledged the equity of its subsidiaries which hold title to the Properties, and the subsidiaries granted a security interest in their other assets to                        , as agent for the lenders.

        The following unaudited pro forma statements of income are intended to present the results of operations of the Company as if the transactions described in the notes had been consummated as of the beginning of the periods presented.

        These unaudited pro forma financial statements are not necessarily indicative of the expected financial position or results of operations of the Company for any future period. Differences could result from many factors, including future changes in the Company's investments, changes in interest rates and changes in the capital structure of the Company. The pro forma information should be read in conjunction with all of the financial statements and notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

Select Income REIT

Unaudited Pro Forma Balance Sheet

September 30, 2011

(dollars in thousands)

	As of December 21, 2011	Properties Historical (A)	The Offering (B)	Bank Facility (C)	Pro Forma
ASSETS
Real estate properties:
Land	$—	$613,347	$—	$—	$613,347
Buildings and improvements	—	288,751	—	—	288,751

	—	902,098	—	—	902,098
Accumulated depreciation	—	(33,679)	—	—	(33,679)

	—	868,419	—	—	868,419
Acquired real estate leases, net	—	45,562	—	—	45,562
Cash and cash equivalents	—	—	—	3,000	3,000
Rents receivable, net	—	28,476	—	—	28,476
Deferred leasing costs, net	—	3,322	—	—	3,322
Other assets, net	—	—	—	4,000	4,000

Total assets	$—	$945,779	$—	$7,000	$952,779

LIABILITIES AND SHAREHOLDERS' EQUITY
Bank facility	$—	$—	$—	$225,000	$225,000
Demand promissory note	—	400,000	(182,000)	(218,000)	—
Acquired real estate lease obligations, net	—	21,501	—	—	21,501
Accounts payable and accrued expenses	—	12,666	—	—	12,666
Security deposits	—	8,274	—	—	8,274

Total liabilities	—	442,441	(182,000)	7,000	267,441
Shareholders' equity:
Common shares of beneficial interest, $0.01 par value; 50,000,000 shares authorized: 1,000 shares issued and outstanding as of December 21, 2011; pro forma shares issued and outstanding	—			—
Additional paid-in capital	—			—
Ownership interest	—			—

Total shareholders' equity	—	503,338	182,000	—	685,338

Total liabilities and shareholders' equity	$—	$945,779	$—	$7,000	$952,779

See accompanying notes

Select Income REIT

Unaudited Pro Forma Statement of Income

For the Year Ended December 31, 2010

(amounts in thousands, except per Share data)

	Properties Historical (D)	The Offering (B)	Bank Facility (E)	Pro Forma
Revenues
Rental income	$80,735	$—	$—		$80,735
Tenant reimbursements and other income	14,924				14,924

Total revenues	95,659				95,659

Expenses
Real estate taxes	13,771	—	—		13,771
Other operating expenses	7,704	—	—		7,704
Depreciation and amortization	8,078	—	—		8,078
Acquisition related costs	386	—	—		386
General and administrative	5,291	—	—		5,291

Total expenses	35,230	—	—		35,230

Operating income	60,429	—	—		60,429
Interest expense	—	—	(6,105)		(6,105)

Net income	$60,429	$—	$(6,105)		$54,324

Weighted average Shares outstanding			—

Net income per common Share				$

See accompanying notes

Select Income REIT

Unaudited Pro Forma Statement of Income

For the Nine Months Ended September 30, 2011

(amounts in thousands, except per Share data)

	Properties Historical (D)	The Offering (B)	Bank Facility (E)	Pro Forma
Revenues:
Rental income	$68,959	$—	$—		$68,959
Tenant reimbursements and other income	12,816	—	—		12,816

Total revenues	81,775	—	—		81,775

Expenses:
Real estate taxes	11,009	—	—		11,009
Other operating expenses	6,560	—	—		6,560
Depreciation and amortization	8,296	—	—		8,296
Acquisition related costs	131	—	—		131
General and administration	4,114	—	—		4,114

Total expenses	30,110	—	—		30,110

Operating income	51,665	—	—		51,665
Interest expense	—	—	(4,579)		(4,579)

Net income	$51,665	$—	$(4,579)		$47,086

Weighted average Shares outstanding			—

Net income per Share				$

See accompanying notes

Select Income REIT

Notes to Unaudited Pro Forma Financial Statements

(dollars in thousands, except Share data)

Basis of Presentation

        The Company is a wholly owned subsidiary of CWH. In connection with the Company's formation transactions, the Company issued                         Shares to CWH. Basic earnings per Share equals diluted earnings per share as there are no common share equivalent securities outstanding. See the Combined Financial Statements of Certain Selected Properties (wholly owned by CommonWealth REIT) and notes thereto, included elsewhere in this prospectus.

Balance Sheet Adjustments

A.
The Company is a wholly owned subsidiary of CWH. In connection with the Company's formation transactions: (1) CWH and its subsidiaries transferred 253 Properties to the Company at CWH's net book value for the Properties, net of certain historical working capital items ($1,011) that will remain with CWH; (2) the Company issued                         Shares to CWH; and (3) the Company issued the CWH Note.

B.
Represents the sale of                        Shares at $            per Share in the Offering, net of the underwriting discounts and commissions and other estimated offering expenses payable by the Company (such underwriting discounts and commissions and other estimated expenses payable by the Company together, estimated at $18,000), the application of the net proceeds from the Offering ($            ) to reduce amounts outstanding under the CWH Note, and the reclassification of CWH's $            ownership interest to additional paid-in capital.

C.
Represents borrowings under the bank facility, the repayment of the remaining $            due to CWH under the CWH Note, the $3,000 deposited in an operating cash account for general business purposes, including acquisitions, and the payment of $4,000 of financing fees and closing costs that will be amortized over the term of the bank facility.

Statement of Income Adjustments

D.
Represents historical revenues and expenses arising from the ownership of the Properties. Other operating expenses and real estate taxes are based on CWH's historical costs. Depreciation on real estate investments is computed based on CWH's historical cost using a 40 year life for buildings and improvements and a 12 year life for personal property. General and administrative expenses are based on an allocated portion of CWH's historical general and administrative costs attributable to the Properties based upon CWH's historical cost of the Properties compared to CWH's total historical cost of all of its properties. Management believes that this allocation of general and administrative costs is appropriate as the majority of these costs are paid as business management base fees to RMR and calculated on the basis of historical property costs.

Select Income REIT

Notes to Unaudited Pro Forma Financial Statements (Continued)

(dollars in thousands, except Share data)

E.
Represents interest expense and fees and $4,000 of deferred financing costs amortized over the four year term of the bank facility. Interest expense is based upon an estimated interest rate of the one month British Bankers' Association London Interbank Offered Rate, plus 1.30%.

Interest Expense Calculation

Principal amounts outstanding	$225,000
Interest rate	1.58%

Interest expense	$3,555
Add: Amortization of deferred financing fees	1,000
Add: Annual administrative fees	50
Add: Annual facility fee (0.30% of a $500,000 loan commitment)	1,500

Total interest expense (twelve months)	$6,105

Total interest expense (nine months)	$4,579

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Owner of Certain Selected Properties (Wholly Owned by CommonWealth REIT)

        We have audited the accompanying combined balance sheets of Certain Selected Properties (wholly owned by CommonWealth REIT) (the "Properties") as of December 31, 2010 and 2009, and the related combined statements of income, ownership interest and cash flows, for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedules listed in the Index to Financial Statements. These financial statements and schedules are the responsibility of the Properties' management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Properties' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Properties at December 31, 2010 and 2009, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                      /s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 22, 2011

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Combined Balance Sheets

(dollars in thousands)

	December 31,
	2010	2009
ASSETS
Real estate properties:
Land	$611,937	$604,278
Buildings and improvements	280,296	224,121

	892,233	828,399
Accumulated depreciation	(27,885)	(25,185)

	864,348	803,214
Acquired real estate leases, net	47,614	37,378
Rents receivable, net of allowance for doubtful accounts of $4,221 and $3,086, respectively	27,908	26,723
Deferred leasing costs, net	3,109	2,238
Other assets	731	497

Total assets	$943,710	$870,050

LIABILITIES AND OWNERSHIP INTEREST
Acquired real estate lease obligations, net	$22,412	$17,832
Accounts payable and accrued expenses	13,906	13,859
Rents collected in advance	5,303	4,905
Security deposits	8,276	8,051

	49,897	44,647
Commitments and contingencies	—	—
Ownership interest	893,813	825,403

Total liabilities and ownership interest	$943,710	$870,050

See accompanying notes

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Combined Statements of Income

(dollars in thousands)

	Year Ended December 31,
	2010	2009	2008
Revenues:
Rental income	$80,735	$77,551	$67,966
Tenant reimbursements and other income	14,924	14,057	13,322

Total revenues	95,659	91,608	81,288
Expenses:
Real estate taxes	13,771	13,073	12,115
Other operating expenses	7,704	7,317	6,987
Depreciation and amortization	8,078	8,016	6,198
Acquisition related costs	386	185	—
General and administrative	5,291	4,992	4,406

Total expenses	35,230	33,583	29,706

Net income	$60,429	$58,025	$51,582

See accompanying notes

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Combined Statements of Ownership Interest

(dollars in thousands)

Balance as of December 31, 2007	$741,466
Net income	51,582
Net distributions	(7,686)

Balance as of December 31, 2008	785,362
Net income	58,025
Net distributions	(17,984)

Balance as of December 31, 2009	825,403
Net income	60,429
Net contributions	7,981

Balance as of December 31, 2010	$893,813

See accompanying notes

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Combined Statements of Cash Flows

(dollars in thousands)

	Year Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$60,429	$58,025	$51,582
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	6,422	6,179	4,938
Amortization of acquired real estate leases	1,967	3,473	1,267
Other amortization	607	595	562
Provision for losses on rents receivable	820	1,556	330
Change in assets and liabilities:
Increase in rents receivable	(2,005)	(6,912)	(3,926)
Increase in deferred leasing costs	(1,478)	(407)	(596)
Increase in other assets	(234)	(128)	(10)
Increase (decrease) in accounts payable and accrued expenses	101	(297)	863
Increase in rents collected in advance	398	370	610
Increase in security deposits	225	3,654	3,708

Cash provided by operating activities	67,252	66,108	59,328

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions and improvements	(75,233)	(48,124)	(51,642)

Cash used in investing activities	(75,233)	(48,124)	(51,642)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net contributions (distributions)	7,981	(17,984)	(7,686)

Cash provided by (used in) financing activities	7,981	(17,984)	(7,686)

Increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

See accompanying notes

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Notes to Combined Financial Statements

(dollars in thousands)

Note 1. Organization

        The combined financial statements of Certain Selected Properties (wholly owned by CommonWealth REIT) (the "Properties") include the accounts of 253 Properties with a total of approximately 21.4 million rentable square feet. Two hundred and fifteen of the Properties are lands totaling approximately 17.4 million rentable square feet on the island of Oahu, Hawaii. Nine of the Properties include 414,796 rentable square feet in Oahu, Hawaii. Four of the Properties are easements which are leased in Oahu, Hawaii. Fourteen of the Properties located in six states (Alabama, Arizona, California, Massachusetts, New York and Texas) include approximately 1.4 million rentable square feet of office space. Eleven of the Properties located in nine states (California, Connecticut, Florida, Iowa, Ohio, Pennsylvania, Texas, Virginia and Washington) include approximately 2.2 million square feet of rentable industrial or warehouse space. Most of the Properties are net leased to single tenants. The Properties and certain related assets and liabilities are reflected in the combined financial statements of the Properties as if they were owned in an entity separate from CommonWealth REIT and its subsidiaries (collectively, "CWH"), however, the Properties do not constitute a legal entity.

        Select Income REIT (collectively with its consolidated subsidiaries, the "Company") is a Maryland real estate investment trust, which was organized on December 19, 2011. The Company is a wholly owned subsidiary of CWH. The Company is in the process of an initial public offering pursuant to which it proposes to sell shares to the public (the "Offering"). The Company intends to file a registration statement on Form S-11 with the Securities and Exchange Commission in connection with the Offering. Prior to completion of the Offering, the Company will acquire (by contribution from CWH) 100% ownership of the Properties.

        The Properties are wholly owned by CWH, along with over 400 other properties. CWH manages and controls its cash management function through a series of centralized accounts. As a result, the cash receipts, or contributions, and the cash disbursements, or distributions, for the Properties have been commingled with the contributions and distributions of CWH's other properties on a daily basis.

Note 2. Summary of Significant Accounting Policies

        Basis of Presentation.    All of the Properties are owned by CWH and CWH's historical basis in the Properties has been presented. Substantially all of the rental income received by CWH from the tenants of the Properties is deposited in and commingled with CWH's general funds. Certain capital investments and other cash requirements of the Properties were paid by CWH and were charged directly to the Properties. General and administrative costs of CWH were allocated to the Properties based on the historical costs of its real estate investments as a percentage of CWH's historical cost of all of CWH's real estate investments. In the Company's opinion, and in accordance with applicable accounting guidance, this method for allocating general and administrative expenses is reasonable. However, actual expenses may have been different from allocated expenses if the Properties had operated as a stand alone entity and differences might be material.

        Real Estate Properties.    The Company allocates the consideration paid, generally cash plus the fair value of any assumed liabilities, for its properties among land, building and improvements and identified intangible assets and liabilities, consisting of the value of above market and below market leases, the value of in-place leases and the value of tenant relationships. Purchase price allocations and the determination of useful lives are based on estimates and, under some circumstances, studies from

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

Note 2. Summary of Significant Accounting Policies (Continued)

independent real estate appraisal firms to provide market information and evaluations that are relevant to the Company's purchase price allocations and determinations of useful lives; however, the Company is ultimately responsible for the purchase price allocations and determination of useful lives.

        The Company allocates the consideration to land, building and improvements based on a determination of the relative fair values of these assets assuming the property is vacant. The Company determines the fair value of a property using methods that it believes are similar to those used by independent appraisers. Purchase price allocations to above market and below market leases are based on the estimated present value (using an interest rate which reflects the Company's assessment of the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) the Company's estimate of fair market lease rates for the corresponding leases, measured over a period equal to the remaining non-cancelable terms of the respective leases. Purchase price allocations to in-place leases and tenant relationships are determined as the excess of (1) the purchase price paid for a property after adjusting existing in-place leases to estimated market rental rates over (2) the estimated fair value of the property as if vacant. The Company aggregates this value between in-place lease values and tenant relationships based on its evaluation of the specific characteristics of each tenant's lease; however, the value of tenant relationships has not been separated from in-place lease value for the Company's properties because it believes such value and related amortization expense is immaterial for acquisitions reflected in its historical financial statements. The Company considers certain factors in performing these analyses including estimates of carrying costs during the expected lease-up periods, including real estate taxes, insurance and other operating income and expenses and costs to execute similar leases in current market conditions, such as leasing commissions, legal and other related costs. If the Company believes the value of tenant relationships is material in the future, those amounts will be separately allocated and amortized over the estimated lives of the relationships. The Company recognizes the excess, if any, of the consideration paid over amounts allocated to land, buildings and improvements and identified intangible assets and liabilities as goodwill and it recognizes gains if amounts allocated exceed the consideration paid.

        The Company amortizes capitalized above market lease values (presented in its combined balance sheets as acquired real estate leases, net) as a reduction to rental income over the remaining terms of the respective leases. The Company amortizes capitalized below market lease values (presented in its combined balance sheets as acquired real estate lease obligations, net) as an increase to rental income over the remaining terms of the respective leases. Such amortization resulted in charges to rental income of ($917), ($2,230) and ($570) during the years ended December 31, 2010, 2009 and 2008, respectively. The Company amortizes the value of in-place leases exclusive of the value of above market and below market in-place leases to expense over the remaining terms of the respective leases. The amount of such amortization included in depreciation and amortization totaled $1,050, $1,243 and $697 during the years ended December 31, 2010, 2009 and 2008, respectively. If a lease is terminated prior to its stated expiration, the unamortized amount relating to that lease is written off.

        Intangible lease assets and liabilities recorded by the Company for properties acquired in 2010 totaled $13,437 and $5,814, respectively. Intangible lease assets and liabilities recorded for properties acquired in 2009 totaled $10,737 and $0, respectively. Accumulated amortization of capitalized above

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

Note 2. Summary of Significant Accounting Policies (Continued)

market lease values was $12,319 and $10,167 as of December 31, 2010 and 2009, respectively. Accumulated amortization of capitalized below market lease values was $8,139 and $6,905 as of December 31, 2010 and 2009, respectively. Accumulated amortization of the value of in-place leases exclusive of the value of above and below market in-place leases was $4,649 and $3,600 as of December 31, 2010 and 2009, respectively. Future amortization of intangible lease assets and liabilities to be recognized by the Company during the current terms of its leases as of December 31, 2010, are approximately $2,885 in 2011, $2,848 in 2012, $2,723 in 2013, $2,639 in 2014, $2,643 in 2015 and $11,464 thereafter.

        The Company recognizes impairment losses on real estate investments when indicators of impairment are present and the estimated undiscounted cash flow from its real estate investments is less than the carrying amount of such real estate investments. Impairment indicators may include declining tenant occupancy, lack of progress releasing vacant space, tenant bankruptcies, low long term prospects for improvement in property performance, weak or declining tenant profitability, cash flow or liquidity, the Company's decision to dispose of an asset before the end of its estimated useful life and legislative, market or industry changes that could permanently reduce the value of a property. The Company reviews its properties for impairment quarterly, or whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. If indicators of impairment are present, the Company evaluates the carrying value of the related property by comparing it to the expected future undiscounted cash flows expected to be generated from that property. If the sum of these expected future undiscounted cash flows is less than the carrying value, the Company reduces the net carrying value of the property to its estimated fair value. The determination of undiscounted cash flow includes consideration of many factors including income to be earned from the investment, holding costs (exclusive of interest), estimated selling prices, and prevailing economic and market conditions. Based on these procedures performed by the Company, no impairments exist on any of the Company's properties as of December 31, 2010 and 2009.

        Certain of the Company's real estate assets contain hazardous substances, including asbestos. The Company believes the asbestos at its properties is contained in accordance with current environmental regulations and it has no current plans to remove it. If these properties were demolished today, certain environmental regulations specify the manner in which the asbestos must be removed. Certain of the Company's industrial lands in Hawaii may require environmental remediation, especially if the use of those lands is changed; however, the Company does not have any present plans to change the use of those land parcels or to undertake this environmental cleanup. As of December 31, 2010 and 2009, accrued environmental remediation costs totaling $11,846 and $12,272, respectively, were included in accounts payable and accrued expenses in the Company's combined balance sheets. These accrued expenses relate to maintenance of the Company's properties for current uses. The Company does not believe that there are environmental conditions at any of its properties that will have a material adverse effect on the Company. However, no assurances can be given that such conditions are not present in the Company's properties or that other costs it incurs to remediate contamination will not have a material adverse effect on the Company's business or financial condition. Charges for environmental remediation costs are included in other operating expenses in the combined statements of income.

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

Note 2. Summary of Significant Accounting Policies (Continued)

        Deferred Leasing Costs.    Deferred leasing costs include brokerage, legal and other fees associated with the successful negotiation of leases and are amortized on a straight line basis over the terms of the respective leases. Deferred leasing costs totaled $4,149 and $4,450 as of December 31, 2010 and 2009, respectively, and accumulated amortization for deferred leasing costs totaled $1,040 and $2,212 as of December 31, 2010 and 2009, respectively. Future amortization of deferred leasing costs to be recognized during the current terms of the existing leases as of December 31, 2010, are approximately $464 in 2011, $397 in 2012, $373 in 2013, $337 in 2014, $308 in 2015 and $1,230 thereafter.

        Other Assets.    Other assets consist principally of real estate taxes and other prepaid expenses.

        Revenue Recognition.    Rental income from operating leases is recognized on a straight line basis over the lives of the lease agreements. Tenant reimbursements and other income include property level operating expenses and capital expenditures reimbursed by the Company's tenants' as well as other incidental revenues.

        Allowance for Doubtful Accounts.    The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability or unwillingness of certain tenants to make payments required under its leases. The computation of the allowance is based on the tenants' payment histories and current credit profiles, as well as other considerations.

        Income Taxes.    The Company is currently a 100% owned subsidiary of CWH, which is a real estate investment trust ("REIT"), under the Internal Revenue Code of 1986, as amended ("Code"). Accordingly, the Company is a qualified REIT subsidiary and a disregarded entity for tax purposes. If the Offering is successfully concluded, the Company intends to qualify separately as a REIT and not to be subject to federal income taxes provided it distributes at least 90% of its REIT taxable income and meets certain other requirements for qualifying as a REIT under the Code. The Company may be subject to certain state and local taxes on its income and property.

        The Income Taxes Topic of the Financial Accountants Standards Board ("FASB") Accounting Standards Codification™ ("ASC") prescribes how the Company should recognize, measure and present in its financial statements uncertain tax positions that have been taken or are expected to be taken in a tax return. Deferred tax assets are recognized to the extent that it is "more likely than not" that a particular tax position will be sustained upon examination or audit. To the extent the "more likely than not" standard has been satisfied, the benefit associated with a tax position is measured as the largest amount that has a greater than 50% likelihood of being realized upon settlement. The Company classifies interest and penalties related to uncertain tax positions, if any, in its financial statements as a component of general and administrative expense.

        Use of Estimates.    Preparation of these financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires the Company to make estimates and assumptions that may affect the amounts reported in these financial statements and related notes. The actual results could differ from these estimates.

        Ownership Interest.    The Properties' investment activities are financed primarily by CWH. Amounts invested in or advanced to the Properties do not carry interest and have no specific repayment terms.

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

Note 2. Summary of Significant Accounting Policies (Continued)

        Segment Reporting.    ASC 280, "Segment Reporting," requires that a public business enterprise report financial and descriptive information about its reportable operating segments including a measure of segment profit or loss, certain specific revenue and expense items and segment assets. Since all of the activities of the Properties are managed as a single portfolio, the Company operates as one reportable segment.

        New Accounting Pronouncements.    In January 2010, the FASB issued an accounting standards update requiring additional disclosures regarding fair value measurements. The update requires entities to disclose additional information regarding assets and liabilities that are transferred between levels within the fair value hierarchy. The update also clarifies the level of disaggregation at which fair value disclosures should be made and the requirements to disclose information about the valuation techniques and inputs used in estimating Level 2 and Level 3 fair values. The update is effective for interim and annual reporting periods beginning after December 15, 2009, except for the requirement to separately disclose purchases, sales, issuances and settlements in the Level 3 roll forward that becomes effective for fiscal periods beginning after December 15, 2010. The adoption of this update did not, and is not expected to, cause any material changes to the disclosures in the Company's combined financial statements.

        In June 2011, the FASB issued Accounting Standards Update No. 2011-05, "Presentation of Comprehensive Income." This standard eliminates the current option to report other comprehensive income and its components in the statement of shareholders' equity. This standard is intended to enhance comparability between entities that report under GAAP and to provide a more consistent method of presenting non-owner transactions that affect an entity's equity. This standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not expect the adoption of this standard to cause any material changes to its combined financial statements.

Note 3. Real Estate Properties

        During 2008, the Company acquired two properties located in Hanover, PA and Newton, IA with approximately 819,000 square feet. The aggregate purchase price was $48,478, excluding closing costs. The Company allocated $5,300 to land, $35,436 to buildings and improvements, $8,212 to acquired real estate leases and $470 to acquired real estate lease obligations.

        During 2009, the Company acquired two properties located in Fremont, CA and Avon, OH with approximately 746,000 square feet. The aggregate purchase price was $46,277, excluding closing costs. The Company allocated $7,400 to land, $28,140 to buildings and improvements and $10,737 to acquired real estate leases.

        During 2010, the Company acquired four properties located in Birmingham, AL and Folsom, CA with approximately 544,000 square feet. The aggregate purchase price was $72,883, excluding closing costs. The Company allocated $7,659 to land, $57,601 to buildings and improvements, $13,437 to acquired real estate leases and $5,814 to acquired real estate lease obligations.

        The Company's Properties are generally leased on a net lease basis pursuant to non-cancelable, fixed term operating leases expiring between 2011 to 2051. These net leases generally require the lessee

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

Note 3. Real Estate Properties (Continued)

to pay or reimburse us for all, or substantially all, property level operating expenses and capital expenditures. The Company defers the recognition of contingent rental income, such as percentage rents, until the specific targets that trigger the contingent rental income are achieved.

        The Company committed $1,655 for expenditures related to approximately 1,547,000 square feet of leases executed during 2010. Committed but unspent tenant related obligations based on executed leases as of December 31, 2010, were $131.

        The future annual minimum lease payments scheduled to be received by the Company during the current terms of its leases as of December 31, 2010 are as follows:

2011	$83,671
2012	83,254
2013	82,603
2014	80,753
2015	80,946
Thereafter	772,331

$1,183,558

Note 4. Transactions with Affiliates

        For all periods presented in these combined financial statements, general and administrative costs were allocated based on the historical cost of the Properties included in these combined financial statements as a percentage of CWH's historical cost of all its properties. Included in the allocation of general and administrative costs are expenses related to CWH's business management agreement with Reit Management & Research LLC, or RMR. RMR is beneficially owned by Barry M. Portnoy and Adam D. Portnoy, CWH's and the Company's Managing Trustees. RMR is paid business management base fees by CWH based on a formula amount of the historical cost of properties of CWH plus an incentive fee paid in common shares of CWH based on a formula. Business management base fees allocated to the Properties during 2010, 2009, and 2008 were $4,334, $4,205 and $3,881, respectively. CWH also has a property management agreement with RMR. The property management fees paid by CWH with respect to the Properties are generally equal to 3% of the gross rents received at the Properties and are included in other operating expenses in the accompanying combined statements of income. These property management fees totaled $2,808, $2,662 and $2,350 in 2010, 2009 and 2008, respectively. Upon completion of the Offering, the Company will enter into separate agreements with RMR on substantially similar terms as the business and property management agreements between CWH and RMR.

Note 5. Tenant Concentration

        No single tenant accounts for more than 10% of total revenues.

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

Note 6. Fair Value of Financial Instruments

        Financial instruments include rents receivable, accounts payable and accrued expenses, rents collected in advance and security deposits. As of December 31, 2010 and 2009, the fair values of financial instruments were not materially different from their carrying values.

Note 7. Selected Quarterly Financial Data (Unaudited)

        The following is a summary of the unaudited quarterly results of operations for 2010, 2009 and 2008:

	2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenues	$22,976	$23,868	$23,425	$25,390
Net income	14,437	14,968	14,872	16,152
	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenues	$22,719	$22,663	$22,928	$23,298
Net income	15,304	14,689	13,392	14,640
	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenues	$20,127	$20,098	$19,983	$21,080
Net income	13,325	13,020	12,698	12,539

Note 8. Subsequent Events

        Subsequent events have been evaluated through the date these financial statements were issued, and no events or transactions have occurred that require disclosure or adjustment to these financial statements.

Select Income REIT
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
December 31, 2010
(dollars in thousands)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
Year Ended December 31, 2008:
Allowance for doubtful accounts	$618	$505	$(40)	$1,083

Year Ended December 31, 2009:
Allowance for doubtful accounts	$1,083	$2,201	$(198)	$3,086

Year Ended December 31, 2010:
Allowance for doubtful accounts	$3,086	$1,172	$(37)	$4,221

CERTAIN SELECTED PROPERTIES
(WHOLLY OWNED BY COMMONWEALTH REIT)
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2010
(dollars in thousands)

				Initial Cost to Company			Gross Amount Carried at Close of Period(4)
												Original Construction/ Substantial Renovation Date
						Costs Capitalized Subsequent to Acquisition
Address	Location	State	Property Type(1)	Land	Buildings and Equipment		Land	Buildings and Equipment	Total(2)	Accumulated Depreciation(3)	Date Acquired
40 Inverness Center	Birmingham	AL	Office Building	$1,427	$10,634	—	$1,427	$10,634	$12,061	$22	12/9/10	1985
42 Inverness Center	Birmingham	AL	Office Building	1,273	10,824	—	1,273	10,824	12,097	23	12/9/10	1985
44 Inverness Center	Birmingham	AL	Office Building	1,508	10,638	—	1,508	10,638	12,146	22	12/9/10	1985
1920 & 1930 University Drive	Tempe	AZ	Office Building	1,125	10,122	1,941	1,125	12,063	13,188	3,137	6/30/99	1987
2235 Iron Point Road	Folsom	CA	Office Building	3,450	25,504	—	3,450	25,504	28,954	—	12/17/10	2009
47131 Bayside Parkway	Fremont	CA	Office Building	5,200	4,860	—	5,200	4,860	10,060	213	3/19/09	1990
9800 Business Park Drive	Sacramento	CA	Industrial/Warehouse Building	67	361	178	67	539	606	69	7/16/04	1977
9173 Sky Park Centre	San Diego	CA	Office Building	461	3,830	547	461	4,377	4,838	969	6/24/02	2001	(5)
2 Tower Drive	Wallingford	CT	Industrial/Warehouse Building	1,471	2,165	8	1,471	2,173	3,644	234	10/24/06	1978
2100 NW 82nd Ave & NW 21st St.	Miami	FL	Industrial/Warehouse Building	144	1,297	59	144	1,356	1,500	425	3/19/98	1987
2815 Kaihikapu Street	Honolulu	HI	Land	1,818	—	6	1,818	6	1,824	1	12/5/03	—
609 Ahua Street	Honolulu	HI	Land	616	—	—	616	—	616	—	12/5/03	—
2849 Kaihikapu Street	Honolulu	HI	Land	860	—	—	860	—	860	—	12/5/03	—
709 Ahua Street	Honolulu	HI	Land	1,801	—	—	1,801	—	1,801	—	12/5/03	—
2839 Kilihau Street	Honolulu	HI	Land	627	—	—	627	—	627	—	12/5/03	—
2906 Kaihikapu Street	Honolulu	HI	Land	1,814	2	—	1,814	2	1,816	—	12/5/03	—
733 Mapunapuna Street	Honolulu	HI	Land	3,403	—	—	3,403	—	3,403	—	12/5/03	—
2850 Awaawaloa Street	Honolulu	HI	Land	1,836	—	—	1,836	—	1,836	—	12/5/03	—
2864 Awaawaloa Street	Honolulu	HI	Land	286	172	—	286	172	458	30	12/5/03	—
2806 Kaihikapu Street	Honolulu	HI	Land	1,801	—	—	1,801	—	1,801	—	12/5/03	—
2838 Kilihau Street	Honolulu	HI	Land	4,262	—	—	4,262	—	4,262	—	12/5/03	—
852 Mapunapuna Street	Honolulu	HI	Land	1,801	—	—	1,801	—	1,801	—	12/5/03	—
812 Mapunapuna Street	Honolulu	HI	Land	1,960	25	628	2,613	—	2,613	—	12/5/03	—
2969 Mapunapuna Street	Honolulu	HI	Land	4,038	15	—	4,038	15	4,053	4	12/5/03	—
855 Ahua Street	Honolulu	HI	Land	1,834	—	—	1,834	—	1,834	—	12/5/03	—
2855 Kaihikapu Street	Honolulu	HI	Land	1,807	3	—	1,807	3	1,810	1	12/5/03	—
865 Ahua Street	Honolulu	HI	Land	1,846	1	—	1,846	1	1,847	1	12/5/03	—
719 Ahua Street	Honolulu	HI	Land	1,960	16	—	1,960	16	1,976	6	12/5/03	—
759 Puuloa Road	Honolulu	HI	Land	1,766	3	—	1,766	3	1,769	1	12/5/03	—
770 Mapunapuna Street	Honolulu	HI	Land	1,801	—	—	1,801	—	1,801	—	12/5/03	—
2915 Kaihikapu Street	Honolulu	HI	Land	2,580	—	—	2,580	—	2,580	—	12/5/03	—
704 Mapunapuna Street	Honolulu	HI	Land	2,390	685	—	2,390	685	3,075	121	12/5/03	—
822 Mapunapuna Street	Honolulu	HI	Land	1,795	15	—	1,795	15	1,810	6	12/5/03	—
842 Mapunapuna Street	Honolulu	HI	Land	1,795	14	—	1,795	14	1,809	5	12/5/03	—
2839 Mokumoa Street	Honolulu	HI	Land	1,942	—	—	1,942	—	1,942	—	12/5/03	—
2861 Mokumoa Street	Honolulu	HI	Land	3,867	—	—	3,867	—	3,867	—	12/5/03	—

				Initial Cost to Company			Gross Amount Carried at Close of Period(4)
												Original Construction/ Substantial Renovation Date
						Costs Capitalized Subsequent to Acquisition
Address	Location	State	Property Type(1)	Land	Buildings and Equipment		Land	Buildings and Equipment	Total(2)	Accumulated Depreciation(3)	Date Acquired
619 Mapunapuna Street	Honolulu	HI	Land	1,401	2	—	1,401	2	1,403	1	12/5/03	—
2847 Awaawaloa Street	Honolulu	HI	Land	582	303	—	582	303	885	53	12/5/03	—
2829 Kaihikapu Street—A	Honolulu	HI	Land	1,801	—	—	1,801	—	1,801	—	12/5/03	—
2928 Kaihikapu Street—B	Honolulu	HI	Land	1,948	—	—	1,948	—	1,948	—	12/5/03	—
850 Ahua Street	Honolulu	HI	Land	2,682	2	—	2,682	2	2,684	1	12/5/03	—
659 Ahua Street	Honolulu	HI	Land	860	20	—	860	20	880	7	12/5/03	—
2831 Awaawaloa Street	Honolulu	HI	Land	860	—	—	860	—	860	—	12/5/03	—
2760 Kam Highway	Honolulu	HI	Land	703	—	—	703	—	703	—	12/5/03	—
2965 Mokumoa Street	Honolulu	HI	Land	2,140	—	—	2,140	—	2,140	—	12/5/03	—
2814 Kilihau Street	Honolulu	HI	Land	1,925	—	—	1,925	—	1,925	—	12/5/03	—
2804 Kilihau Street	Honolulu	HI	Land	1,775	2	—	1,775	2	1,777	1	12/5/03	—
2833 Kilihau Street	Honolulu	HI	Land	601	—	—	601	—	601	—	12/5/03	—
692 Mapunapuna Street	Honolulu	HI	Land	1,798	2	—	1,798	2	1,800	2	12/5/03	—
669 Ahua Street	Honolulu	HI	Land	1,801	14	37	1,801	51	1,852	7	12/5/03	—
761 Ahua Street	Honolulu	HI	Land	3,757	1	—	3,757	1	3,758	1	12/5/03	—
702 Ahua Street	Honolulu	HI	Land	1,784	4	—	1,784	4	1,788	1	12/5/03	—
645 Ahua Street	Honolulu	HI	Land	882	—	—	882	—	882	—	12/5/03	—
675 Mapunapuna Street	Honolulu	HI	Land	1,081	—	—	1,081	—	1,081	—	12/5/03	—
2858 Kaihikapu Street	Honolulu	HI	Land	1,801	—	—	1,801	—	1,801	—	12/5/03	—
2857 Awaawaloa Street	Honolulu	HI	Land	983	—	—	983	—	983	—	12/5/03	—
2812 Awaawaloa Street	Honolulu	HI	Land	1,801	2	—	1,801	2	1,803	1	12/5/03	—
2809 Kaihikapu Street	Honolulu	HI	Land	1,837	—	—	1,837	—	1,837	—	12/5/03	—
803 Ahua Street	Honolulu	HI	Land	3,804	—	—	3,804	—	3,804	—	12/5/03	—
2889 Mokumoa Street	Honolulu	HI	Land	1,783	—	—	1,783	—	1,783	—	12/5/03	—
819 Ahua Street	Honolulu	HI	Land	4,821	583	30	4,821	613	5,434	107	12/5/03	—
830 Mapunapuna Street	Honolulu	HI	Land	1,801	25	—	1,801	25	1,826	9	12/5/03	—
2831 Kaihikapu Street	Honolulu	HI	Land	1,272	529	55	1,272	584	1,856	102	12/5/03	—
2850 Awaawaloa Street	Honolulu	HI	Land	448	—	—	448	—	448	—	12/5/03	—
2846-A Awaawaloa Street	Honolulu	HI	Land	1,733	954	—	1,733	954	2,687	168	12/5/03	—
2816 Awaawaloa Street	Honolulu	HI	Land	1,009	27	—	1,009	27	1,036	5	12/5/03	—
673 Ahua Street	Honolulu	HI	Land	1,801	—	—	1,801	—	1,801	—	12/5/03	—
697 Ahua Street	Honolulu	HI	Land	994	811	—	994	811	1,805	143	12/5/03	—
808 Ahua Street	Honolulu	HI	Land	3,279	—	—	3,279	—	3,279	—	12/5/03	—
659 Puuloa Road	Honolulu	HI	Land	1,807	—	—	1,807	—	1,807	—	12/5/03	—
667 Puuloa Road	Honolulu	HI	Land	860	2	—	860	2	862	1	12/5/03	—
679 Puuloa Road	Honolulu	HI	Land	1,807	3	—	1,807	3	1,810	1	12/5/03	—
689 Puuloa Road	Honolulu	HI	Land	1,801	20	—	1,801	20	1,821	7	12/5/03	—
2827 Kaihikapu Street	Honolulu	HI	Land	1,801	—	—	1,801	—	1,801	—	12/5/03	—
2826 Kaihikapu Street	Honolulu	HI	Land	3,921	—	—	3,921	—	3,921	—	12/5/03	—
685 Ahua Street	Honolulu	HI	Land	1,801	—	—	1,801	—	1,801	—	12/5/03	—
2844 Kaihikapu Street	Honolulu	HI	Land	1,960	14	—	1,960	14	1,974	5	12/5/03	—
789 Mapunapuna Street	Honolulu	HI	Land	2,608	3	—	2,608	3	2,611	1	12/5/03	—
2808 Kam Highway	Honolulu	HI	Land	310	—	—	310	—	310	—	12/5/03	—
2815 Kilihau Street	Honolulu	HI	Land	287	—	—	287	—	287	—	12/5/03	—
2821 Kilihau Street	Honolulu	HI	Land	287	—	—	287	—	287	—	12/5/03	—
2829 Kilihau Street	Honolulu	HI	Land	287	—	—	287	—	287	—	12/5/03	—

				Initial Cost to Company			Gross Amount Carried at Close of Period(4)
												Original Construction/ Substantial Renovation Date
						Costs Capitalized Subsequent to Acquisition
Address	Location	State	Property Type(1)	Land	Buildings and Equipment		Land	Buildings and Equipment	Total(2)	Accumulated Depreciation(3)	Date Acquired
2819 Mokumoa Street—A	Honolulu	HI	Land	1,821	—	—	1,821	—	1,821	—	12/5/03	—
2819 Mokumoa Street—B	Honolulu	HI	Land	1,816	—	—	1,816	—	1,816	—	12/5/03	—
2879 Mokumoa Street	Honolulu	HI	Land	1,789	—	—	1,789	—	1,789	—	12/5/03	—
851 Mapunapuna Street	Honolulu	HI	Land	1,778	—	—	1,778	—	1,778	—	12/5/03	—
2833 Paa Street #2	Honolulu	HI	Land	1,675	—	—	1,675	—	1,675	—	12/5/03	—
855 Mapunapuna Street	Honolulu	HI	Land	3,265	—	—	3,265	—	3,265	—	12/5/03	—
2829 Awaawaloa Street	Honolulu	HI	Land	1,720	3	—	1,720	3	1,723	1	12/5/03	—
766 Mapunapuna Street	Honolulu	HI	Land	1,801	—	—	1,801	—	1,801	—	12/5/03	—
2908 Kaihikapu Street	Honolulu	HI	Land	1,798	23	—	1,798	23	1,821	18	12/5/03	—
729 Ahua Street	Honolulu	HI	Land	1,801	—	—	1,801	—	1,801	—	12/5/03	—
739 Ahua Street	Honolulu	HI	Land	1,801	—	—	1,801	—	1,801	—	12/5/03	—
2868 Kaihikapu Street	Honolulu	HI	Land	1,801	—	—	1,801	—	1,801	—	12/5/03	—
660 Ahua Street	Honolulu	HI	Land	1,783	3	—	1,783	3	1,786	1	12/5/03	—
2869 Mokumoa Street	Honolulu	HI	Land	1,794	—	—	1,794	—	1,794	—	12/5/03	—
2836 Awaawaloa Street	Honolulu	HI	Land	1,353	—	—	1,353	—	1,353	—	12/5/03	—
113 Puuhale Road	Honolulu	HI	Land	3,729	—	—	3,729	—	3,729	—	12/5/03	—
2140 Kaliawa Street	Honolulu	HI	Land	931	—	—	931	—	931	—	12/5/03	—
165 Sand Island Access Road	Honolulu	HI	Land	758	—	—	758	—	758	—	12/5/03	—
2106 Kaliawa Street	Honolulu	HI	Land	1,100	—	—	1,100	—	1,100	—	12/5/03	—
140 Puuhale Road	Honolulu	HI	Land	1,568	—	—	1,568	—	1,568	—	12/5/03	—
2020 Auiki Street	Honolulu	HI	Land	2,385	—	—	2,385	—	2,385	—	12/5/03	—
2103 Kaliawa Street	Honolulu	HI	Land	3,212	—	—	3,212	—	3,212	—	12/5/03	—
1926 Auiki Street	Honolulu	HI	Building	2,872	—	1,347	2,874	1,345	4,219	146	12/5/03	1959
1391 Kahai Street	Honolulu	HI	Land	3,779	—	—	3,779	—	3,779	—	12/5/03	—
215 Puuhale Road	Honolulu	HI	Land	2,117	—	—	2,117	—	2,117	—	12/5/03	—
207 Puuhale Road	Honolulu	HI	Land	2,024	—	—	2,024	—	2,024	—	12/5/03	—
125 Puuhale Road	Honolulu	HI	Land	1,630	—	—	1,630	—	1,630	—	12/5/03	—
125B Puuhale Road	Honolulu	HI	Land	2,815	—	—	2,815	—	2,815	—	12/5/03	—
2001 Kahai Street	Honolulu	HI	Land	1,091	—	—	1,091	—	1,091	—	12/5/03	—
2110 Auiki Street	Honolulu	HI	Land	837	—	—	837	—	837	—	12/5/03	—
142 Mokauea Street	Honolulu	HI	Building	2,182	—	1,022	2,182	1,022	3,204	100	12/5/03	1972
2139 Kaliawa Street	Honolulu	HI	Land	885	—	—	885	—	885	—	12/5/03	—
2122 Kaliawa Street	Honolulu	HI	Land	1,365	—	—	1,365	—	1,365	—	12/5/03	—
148 Mokauea Street	Honolulu	HI	Land	3,476	—	—	3,476	—	3,476	—	12/5/03	—
151 Puuhale Road	Honolulu	HI	Building	1,956	—	—	1,956	—	1,956	—	12/5/03	1948
2127 Auiki Street	Honolulu	HI	Land	2,906	—	—	2,906	—	2,906	—	12/5/03	—
2144 Auiki Street	Honolulu	HI	Building	2,640	—	6,191	2,640	6,191	8,831	724	12/5/03	1992	(5)
179 Sand Island Access Road	Honolulu	HI	Land	2,480	—	—	2,480	—	2,480	—	12/5/03	—
106 Puuhale Road	Honolulu	HI	Land	1,113	—	—	1,113	—	1,113	—	12/5/03	—
120 Mokauea Street	Honolulu	HI	Land	1,953	—	—	1,953	—	1,953	—	12/5/03	—
120B Mokauea Street	Honolulu	HI	Land	1,953	—	—	1,953	—	1,953	—	12/5/03	—
231 Sand Island Access Road	Honolulu	HI	Land	752	—	—	752	—	752	—	12/5/03	—
231B Sand Island Access Road	Honolulu	HI	Land	1,539	—	—	1,539	—	1,539	—	12/5/03	—
220 Puuhale Road	Honolulu	HI	Land	2,619	—	—	2,619	—	2,619	—	12/5/03	—
150 Puuhale Road	Honolulu	HI	Land	4,887	—	—	4,887	—	4,887	—	12/5/03	—

				Initial Cost to Company			Gross Amount Carried at Close of Period(4)
												Original Construction/ Substantial Renovation Date
						Costs Capitalized Subsequent to Acquisition
Address	Location	State	Property Type(1)	Land	Buildings and Equipment		Land	Buildings and Equipment	Total(2)	Accumulated Depreciation(3)	Date Acquired
197 Sand Island Access Road	Honolulu	HI	Land	1,238	—	—	1,238	—	1,238	—	12/5/03	—
2019 Kahai Street	Honolulu	HI	Land	1,377	—	—	1,377	—	1,377	—	12/5/03	—
2344 Pahounui Drive	Honolulu	HI	Land	6,709	—	—	6,709	—	6,709	—	12/5/03	—
238 Sand Island Access Road	Honolulu	HI	Land	2,273	—	—	2,273	—	2,273	—	12/5/03	—
2308 Pahounui Drive	Honolulu	HI	Land	3,314	—	—	3,314	—	3,314	—	12/5/03	—
2135 Auiki Street	Honolulu	HI	Land	825	—	—	825	—	825	—	12/5/03	—
218 Mohonua Pl	Honolulu	HI	Land	1,741	—	—	1,741	—	1,741	—	12/5/03	—
180 Sand Island Access Road	Honolulu	HI	Land	1,655	—	—	1,655	—	1,655	—	12/5/03	—
2250 Pahounui Drive	Honolulu	HI	Land	3,862	—	—	3,862	—	3,862	—	12/5/03	—
158 Sand Island Access Road	Honolulu	HI	Land	2,488	—	—	2,488	—	2,488	—	12/5/03	—
2264 Pahounui Drive	Honolulu	HI	Land	1,632	—	—	1,632	—	1,632	—	12/5/03	—
2276 Pahounui Drive	Honolulu	HI	Land	1,619	—	—	1,619	—	1,619	—	12/5/03	—
204 Sand Island Access Road	Honolulu	HI	Land	1,689	—	—	1,689	—	1,689	—	12/5/03	—
228 Mohonua Pl	Honolulu	HI	Land	1,865	—	—	1,865	—	1,865	—	12/5/03	—
228 Mohonua Pl	Honolulu	HI	Land	1,067	—	—	1,067	—	1,067	—	12/5/03	—
214 Sand Island Access Road	Honolulu	HI	Land	1,864	—	—	1,864	—	1,864	—	12/5/03	—
2879 Paa Street	Honolulu	HI	Land	1,691	—	45	1,691	45	1,736	2	12/5/03	—
2833 Paa Street	Honolulu	HI	Land	1,701	—	—	1,701	—	1,701	—	12/5/03	—
1055 Ahua Street	Honolulu	HI	Land	1,216	—	—	1,216	—	1,216	—	12/5/03	—
2875 Paa Street	Honolulu	HI	Land	1,331	—	—	1,331	—	1,331	—	12/5/03	—
1000 Mapunapuna Street	Honolulu	HI	Land	2,252	—	—	2,252	—	2,252	—	12/5/03	—
2850 Paa Street	Honolulu	HI	Land	22,827	—	—	22,827	—	22,827	—	12/5/03	—
2828 Paa Street	Honolulu	HI	Land	12,448	—	—	12,448	—	12,448	—	12/5/03	—
1045 Mapunapuna Street	Honolulu	HI	Land	819	—	—	819	—	819	—	12/5/03	—
1122 Manunapuna Street	Honolulu	HI	Land	5,782	—	—	5,782	—	5,782	—	12/5/03	—
2810 Paa Street	Honolulu	HI	Land	3,340	—	—	3,340	—	3,340	—	12/5/03	—
2886 Paa Street	Honolulu	HI	Land	2,205	—	—	2,205	—	2,205	—	12/5/03	—
2810 Pukoloa Street	Honolulu	HI	Land	27,699	—	—	27,699	—	27,699	—	12/5/03	—
1052 Ahua Street	Honolulu	HI	Land	1,703	—	240	1,703	240	1,943	32	12/5/03	—
1024 Mapunapuna Street	Honolulu	HI	Land	1,385	—	—	1,385	—	1,385	—	12/5/03	—
1030 Mapunapuna Street	Honolulu	HI	Land	5,655	—	—	5,655	—	5,655	—	12/5/03	—
1001 Ahua Street	Honolulu	HI	Land	15,155	3,312	91	15,155	3,403	18,558	588	12/5/03	—
944 Ahua Street	Honolulu	HI	Land	1,219	—	—	1,219	—	1,219	—	12/5/03	—
918 Ahua Street	Honolulu	HI	Land	3,820	—	—	3,820	—	3,820	—	12/5/03	—
2864 Mokumoa Street	Honolulu	HI	Land	2,092	—	—	2,092	—	2,092	—	12/5/03	—
1050 Kikowaena Street	Honolulu	HI	Land	1,404	873	—	1,404	873	2,277	154	12/5/03	—
949 Mapunapuna Street	Honolulu	HI	Land	11,568	—	1	11,568	1	11,569	—	12/5/03	—
2855 Pukoloa Street	Honolulu	HI	Land	1,934	—	—	1,934	—	1,934	—	12/5/03	—
2856 Pukoloa Street	Honolulu	HI	Land	1,934	—	—	1,934	—	1,934	—	12/5/03	—
2850 Mokumoa Street	Honolulu	HI	Land	2,143	—	—	2,143	—	2,143	—	12/5/03	—
905 Ahua Street	Honolulu	HI	Land	1,148	—	—	1,148	—	1,148	—	12/5/03	—
1150 Kikowaena Street	Honolulu	HI	Land	2,445	—	—	2,445	—	2,445	—	12/5/03	—
960 Ahua Street	Honolulu	HI	Land	614	—	—	614	—	614	—	12/5/03	—
1062 Kikowaena Street	Honolulu	HI	Land	1,049	599	—	1,049	599	1,648	105	12/5/03	—
2829 Pukoloa Street	Honolulu	HI	Land	2,088	—	—	2,088	—	2,088	—	12/5/03	—

				Initial Cost to Company			Gross Amount Carried at Close of Period(4)
												Original Construction/ Substantial Renovation Date
						Costs Capitalized Subsequent to Acquisition
Address	Location	State	Property Type(1)	Land	Buildings and Equipment		Land	Buildings and Equipment	Total(2)	Accumulated Depreciation(3)	Date Acquired
2841 Pukoloa Street	Honolulu	HI	Land	2,088	—	—	2,088	—	2,088	—	12/5/03	—
2819 Pukoloa Street	Honolulu	HI	Land	2,090	—	34	2,090	34	2,124	2	12/5/03	—
950 Mapunapuna Street	Honolulu	HI	Land	1,724	—	—	1,724	—	1,724	—	12/5/03	—
960 Mapunapuna Street	Honolulu	HI	Land	1,933	—	—	1,933	—	1,933	—	12/5/03	—
930 Manunapuna Street	Honolulu	HI	Land	3,654	—	—	3,654	—	3,654	—	12/5/03	—
1038 Kikowaena Street	Honolulu	HI	Land	2,576	—	—	2,576	—	2,576	—	12/5/03	—
1024 Kilowaena Street	Honolulu	HI	Land	1,818	—	—	1,818	—	1,818	—	12/5/03	—
910 Mapunapuna Street	Honolulu	HI	Land	1,722	—	—	1,722	—	1,722	—	12/5/03	—
970 Ahua Street	Honolulu	HI	Land	817	—	—	817	—	817	—	12/5/03	—
2840 Mokumoa Street	Honolulu	HI	Land	2,149	—	—	2,149	—	2,149	—	12/5/03	—
2830 Mokumoa Street	Honolulu	HI	Land	2,146	—	—	2,146	—	2,146	—	12/5/03	—
1027 Kikowaena Street	Honolulu	HI	Land	2,022	—	—	2,022	—	2,022	—	12/5/03	—
2960 Mokumoa Street	Honolulu	HI	Land	5,399	—	—	5,399	—	5,399	—	12/5/03	—
80 Sand Island Access Road	Honolulu	HI	Land	7,972	—	—	7,972	—	7,972	—	12/5/03	—
94-240 Pupuole Street	Waipahu	HI	Land	717	—	—	717	—	717	—	12/5/03	—
525 N. King Street	Honolulu	HI	Land	1,342	—	—	1,342	—	1,342	—	12/5/03	—
1360 Pali Highway A	Honolulu	HI	Land	9,170	—	161	9,170	161	9,331	7	12/5/03	—
1360 Pali Highway B	Honolulu	HI	Land	1,423	—	—	1,423	—	1,423	—	12/5/03	—
33 S. Vineyard Boulevard	Honolulu	HI	Land	844	—	—	844	—	844	—	12/5/03	—
848 Ala Lilikoi Boulevard A	Honolulu	HI	Land	9,426	—	—	9,426	—	9,426	—	12/5/03	—
846 Ala Lilikoi Boulevard B	Honolulu	HI	Land	234	—	—	234	—	234	—	12/5/03	—
2635 Waiwai Loop A	Honolulu	HI	Land	934	350	—	934	350	1,284	62	12/5/03	—
2635 Waiwai Loop B	Honolulu	HI	Land	1,177	105	—	1,177	105	1,282	18	12/5/03	—
120 Sand Island Access Road	Honolulu	HI	Building	1,132	11,307	850	1,130	12,159	13,289	1,842	11/23/04	2004
91-222 Olai	Kapolei	HI	Land	2,035	—	—	2,035	—	2,035	—	6/15/05	—
91-209 Kuhela	Kapolei	HI	Land	1,352	—	—	1,352	—	1,352	—	6/15/05	—
91-008 Hanua	Kapolei	HI	Land	3,541	—	—	3,541	—	3,541	—	6/15/05	—
91-265 Hanua	Kapolei	HI	Land	1,569	—	—	1,569	—	1,569	—	6/15/05	—
91-255 Hanua	Kapolei	HI	Land	1,230	—	—	1,230	—	1,230	—	6/15/05	—
91-241 Kalaeloa	Kapolei	HI	Building	426	3,983	432	426	4,415	4,841	583	6/15/05	1990
91-141 Kalaeloa	Kapolei	HI	Land	11,624	—	—	11,624	—	11,624	—	6/15/05	—
91-250 Komohana	Kapolei	HI	Land	1,506	—	—	1,506	—	1,506	—	6/15/05	—
91-202 Kalaeloa	Kapolei	HI	Land	1,722	—	—	1,722	—	1,722	—	6/15/05	—
91-080 Hanua	Kapolei	HI	Land	2,187	—	—	2,187	—	2,187	—	6/15/05	—
91-027 Kaomi Loop	Kapolei	HI	Land	2,667	—	—	2,667	—	2,667	—	6/15/05	—
91-185 Kalaeloa	Kapolei	HI	Land	1,761	—	—	1,761	—	1,761	—	6/15/05	—
91-329 Kauhi	Kapolei	HI	Building	294	2,297	397	294	2,694	2,988	323	6/15/05	1980
91-399 Kauhi	Kapolei	HI	Land	27,406	—	—	27,406	—	27,406	—	6/15/05	—
91-086 Kaomi Loop	Kapolei	HI	Land	13,884	—	—	13,884	—	13,884	—	6/15/05	—
91-349 Kauhi	Kapolei	HI	Land	649	—	—	649	—	649	—	6/15/05	—
91-400 Komohana	Kapolei	HI	Land	1,494	—	—	1,494	—	1,494	—	6/15/05	—
91-170 Olai	Kapolei	HI	Land	962	—	—	962	—	962	—	6/15/05	—
91-218 Olai	Kapolei	HI	Land	1,622	—	—	1,622	—	1,622	—	6/15/05	—
91-175 Olai	Kapolei	HI	Land	1,243	—	—	1,243	—	1,243	—	6/15/05	—
91-091 Hanua	Kapolei	HI	Land	706	—	—	706	—	706	—	6/15/05	—

				Initial Cost to Company			Gross Amount Carried at Close of Period(4)
												Original Construction/ Substantial Renovation Date
						Costs Capitalized Subsequent to Acquisition
Address	Location	State	Property Type(1)	Land	Buildings and Equipment		Land	Buildings and Equipment	Total(2)	Accumulated Depreciation(3)	Date Acquired
91-087 Hanua	Kapolei	HI	Land	381	—	—	381	—	381	—	6/15/05	—
91-083 Hanua	Kapolei	HI	Land	716	—	—	716	—	716	—	6/15/05	—
91-091 Hanua	Kapolei	HI	Land	552	—	—	552	—	552	—	6/15/05	—
91-220 Kalaeloa	Kapolei	HI	Building	242	1,457	38	242	1,495	1,737	203	6/15/05	1991
91-252 Kauhi	Kapolei	HI	Land	536	—	—	536	—	536	—	6/15/05	—
91-259 Olai	Kapolei	HI	Land	2,944	—	—	2,944	—	2,944	—	6/15/05	—
91-238 Kauhi	Kapolei	HI	Building	1,390	—	8,840	1,390	8,840	10,230	785	6/15/05	1981
91-410 Komohana	Kapolei	HI	Land	713	—	—	713	—	713	—	6/15/05	—
91-410 Komohana	Kapolei	HI	Land	418	—	—	418	—	418	—	6/15/05	—
91-300 Hanua	Kapolei	HI	Land	1,381	—	—	1,381	—	1,381	—	6/15/05	—
91-171 Olai	Kapolei	HI	Land	218	—	—	218	—	218	—	6/15/05	—
91-120 Kauhi	Kapolei	HI	Land	567	—	—	567	—	567	—	6/15/05	—
91-150 Hanua	Kapolei	HI	Land	5,829	—	—	5,829	—	5,829	—	6/15/05	—
91-102 Kaomi Loop	Kapolei	HI	Land	1,293	—	—	1,293	—	1,293	—	6/15/05	—
91-102 Kaomi Loop	Kapolei	HI	Land	1,599	—	—	1,599	—	1,599	—	6/15/05	—
91-064 Kaomi Loop	Kapolei	HI	Land	1,826	—	—	1,826	—	1,826	—	6/15/05	—
91-119 Olai	Kapolei	HI	Land	1,981	—	—	1,981	—	1,981	—	6/15/05	—
91-150 Kaomi Loop	Kapolei	HI	Land	3,159	—	—	3,159	—	3,159	—	6/15/05	—
Texaco Easement	Kapolei	HI	Easement	2,653	—	—	2,653	—	2,653	—	6/15/05	—
Tesaro 967 Easement	Kapolei	HI	Easement	6,593	—	—	6,593	—	6,593	—	6/15/05	—
AES HI Easement	Kapolei	HI	Easement	1,250	—	—	1,250	—	1,250	—	6/15/05	—
Other Easements & Lots	Kapolei	HI	Easement	358	—	629	358	629	987	6	6/15/05	—
951 Trails Road	Eldridge	IA	Industrial/Warehouse Building	470	7,271	234	470	7,505	7,975	680	4/2/07	1997
2300 North 33rd Avenue East	Newton	IA	Industrial/Warehouse Building	500	13,236	163	500	13,399	13,899	763	9/29/08	2008
111 Powdermill Road	Maynard	MA	Office Building	3,603	26,180	100	3,603	26,280	29,883	2,485	3/30/07	1990
8687 Carling Road	Liverpool	NY	Office Building	375	3,265	1,927	375	5,192	5,567	557	1/6/06	2000	(5)
1212 Pittsford—Victor Road	Pittsford	NY	Office Building	526	3,755	467	528	4,220	4,748	760	11/30/04	2003
500 Canal View Boulevard	Rochester	NY	Office Building	1,462	12,482	1,201	1,462	13,683	15,145	1,809	1/6/06	1996	(5)
32150 Just Imagine Drive	Avon	OH	Industrial/Warehouse Building	2,200	23,280	—	2,200	23,280	25,480	922	5/29/09	1996
501 Ridge Avenue	Hanover	PA	Industrial/Warehouse Building	4,800	22,200	30	4,800	22,230	27,030	1,273	9/24/08	1965	(5)
12501 Research Park	Austin	TX	Industrial/Warehouse Building	539	4,849	221	538	5,071	5,609	1,408	6/16/99	1999
12501 Research Park	Austin	TX	Industrial/Warehouse Building	906	8,158	435	902	8,597	9,499	2,363	6/16/99	1999
4421 W. John Carpenter Freeway	Irving	TX	Office Building	542	4,879	102	542	4,981	5,523	1,569	3/19/98	1995
181 Battaile Drive	Winchester	VA	Industrial/Warehouse Building	1,487	12,854	—	1,487	12,854	14,341	1,515	4/20/06	1987
19026 72nd Avenue South	Kent	WA	Industrial/Warehouse Building	137	993	36	137	1,029	1,166	165	7/16/04	1978

			Totals	$611,287	$252,223	$28,723	$611,937	$280,296	$892,233	$27,885

(1)
There are no encumbrances on any of our Properties.
(2)
Excludes value of real estate intangibles.
(3)
Depreciation on buildings and improvements is provided for periods ranging up to 40 years and on equipment up to 12 years.
(4)
The total aggregate cost for U.S. federal tax purposes is approximately $895,503.
(5)
A major component or structural part of this property was substantially renovated in the year indicated.

CERTAIN SELECTED PROPERTIES
(WHOLLY OWNED BY COMMONWEALTH REIT)
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
(dollars in thousands)

        Analysis of the carrying amount of real estate properties and accumulated depreciation:

	Real Estate Properties	Accumulated Depreciation
Balance as of January 1, 2008	$747,681	$(14,437)
Additions	43,621	(4,938)
Disposals	(355)	355

Balance as of December 31, 2008	790,947	(19,020)
Additions	37,466	(6,179)
Disposals	(14)	14

Balance as of December 31, 2009	828,399	(25,185)
Additions	67,556	(6,422)
Disposals	(3,722)	3,722

Balance as of December 31, 2010	$892,233	$(27,885)

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Unaudited Condensed Combined Balance Sheets

(dollars in thousands)

	September 30, 2011	December 31, 2010
ASSETS
Real estate properties:
Land	$613,347	$611,937
Buildings and improvements	288,751	280,296

	902,098	892,233
Accumulated depreciation	(33,679)	(27,885)

	868,419	864,348
Acquired real estate leases, net	45,562	47,614
Rents receivable, net of allowance for doubtful accounts of $3,908 and $4,221, respectively	33,938	27,908
Deferred leasing costs, net	3,322	3,109
Other assets	4,016	731

Total assets	$955,257	$943,710

LIABILITIES AND OWNERSHIP INTEREST
Acquired real estate lease obligations, net	$21,501	$22,412
Accounts payable and accrued expenses	14,597	13,906
Rents collected in advance	8,558	5,303
Security deposits	8,274	8,276

	52,930	49,897
Commitments and contingencies	—	—
Ownership interest	902,327	893,813

Total liabilities and ownership interest	$955,257	$943,710

See accompanying notes

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Unaudited Condensed Combined Statements of Income

(dollars in thousands)

	Nine Months Ended September 30,
	2011	2010
Revenues:
Rental income	$68,959	$59,067
Tenant reimbursements and other income	12,816	11,202

Total revenues	81,775	70,269
Expenses:
Real estate taxes	11,009	10,400
Other operating expenses	6,560	5,757
Depreciation and amortization	8,296	5,983
Acquisition related costs	131	6
General and administrative	4,114	3,846

Total expenses	30,110	25,992

Net income	$51,665	$44,277

See accompanying notes

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Unaudited Condensed Combined Statements of Cash Flows

(dollars in thousands)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$51,665	$44,277
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	5,794	4,841
Amortization of acquired real estate leases	2,409	1,462
Other amortization	398	436
Provision for losses on rents receivable	310	947
Change in assets and liabilities:
Increase in rents receivable	(6,340)	(1,525)
Increase in deferred leasing costs	(611)	(1,119)
Increase in other assets	(3,285)	(3,290)
Increase (decrease) in accounts payable and accrued expenses	717	(652)
Increase in rents collected in advance	3,255	1,571
Increase (decrease) in security deposits	(2)	18

Cash provided by operating activities	54,310	46,966

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions and improvements	(11,159)	(1,326)

Cash used in investing activities	(11,159)	(1,326)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net distributions	(43,151)	(45,640)

Cash used in financing activities	(43,151)	(45,640)

Increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

See accompanying notes

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Notes to Unaudited Condensed Combined Financial Statements

(dollars in thousands)

Note 1. Organization

        The condensed combined financial statements of Certain Selected Properties (wholly owned by CommonWealth REIT) (the "Properties") include the accounts of 253 Properties with a total of approximately 21.4 million rentable square feet. Two hundred and fifteen of the Properties are lands totaling approximately 17.4 million rentable square feet on the island of Oahu, Hawaii. Nine of the Properties include 414,796 rentable square feet in Oahu, Hawaii. Four of the Properties are easements which are leased in Oahu, Hawaii. Fourteen of the Properties located in six states (Alabama, Arizona, California, Massachusetts, New York and Texas) include approximately 1.4 million rentable square feet of office space. Eleven of the Properties located in nine states (California, Connecticut, Florida, Iowa, Ohio, Pennsylvania, Texas, Virginia and Washington) include approximately 2.2 million square feet of rentable industrial or warehouse space. Most of the Properties are net leased to single tenants. The Properties and certain related assets and liabilities are reflected in the condensed combined financial statements of the Properties as if they were owned in an entity separate from CommonWealth REIT and its subsidiaries (collectively, "CWH"), however, the Properties do not constitute a legal entity.

        Select Income REIT (collectively with its consolidated subsidiaries, the "Company") is a Maryland real estate investment trust, or REIT, which was organized on December 19, 2011. The Company is a wholly owned subsidiary of CWH. The Company is in the process of an initial public offering pursuant to which it proposes to sell shares to the public (the "Offering"). The Company intends to file a registration statement on Form S-11 with the Securities and Exchange Commission in connection with the Offering. Prior to the completion of the Offering, the Company will acquire (by contribution from CWH) 100% ownership of the Properties.

        The Properties are wholly owned by CWH, along with over 400 other properties. CWH manages and controls its cash management function through a series of centralized accounts. As a result, the cash receipts, or contributions, and the cash disbursements, or distributions, for the Properties have been commingled with the contributions and distributions of CWH's other properties on a daily basis.

Note 2. Basis of Presentation

        All of the Properties are owned by CWH and CWH's historical basis in the Properties has been presented. Substantially all of the revenues received by CWH from the tenants of the Properties is deposited in and commingled with CWH's general funds. Certain capital investments and other cash requirements of the Properties were paid by CWH and were charged directly to the Properties. General and administrative costs of CWH were allocated to the Properties based on the historical costs of its real estate investments as a percentage of CWH's historical cost of all of CWH's real estate investments. In the Company's opinion, this method for allocating general and administrative expenses is reasonable. However, actual expenses may have been different from allocated expenses if the Properties had operated as a stand alone entity, and differences might be material.

        The accompanying unaudited condensed combined financial statements of the Properties have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial information. Accordingly, certain information and footnote disclosures required by U.S. generally accepted accounting principles for complete financial statements have been condensed or omitted. The Company believes the disclosures made are adequate to make the information presented

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Notes to Unaudited Condensed Combined Financial Statements (Continued)

(dollars in thousands)

Note 2. Basis of Presentation (Continued)

not misleading. However, the accompanying financial statements should be read in conjunction with the financial statements and notes contained in the Company's financial statements for the year ended December 31, 2010. In the opinion of management, all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation, have been included. All intercompany transactions and balances between the Properties have been eliminated. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year.

Note 3. New Accounting Pronouncements

        In January 2010, the Financial Accounting Standards Board ("FASB") issued an accounting standards update requiring additional disclosures regarding fair value measurements. The update requires entities to disclose additional information regarding assets and liabilities that are transferred between levels within the fair value hierarchy. The update also clarifies the level of disaggregation at which fair value disclosures should be made and the requirements to disclose information about the valuation techniques and inputs used in estimating Level 2 and Level 3 fair values. The update is effective for interim and annual reporting periods beginning after December 15, 2009 except for the requirement to separately disclose purchases, sales, issuances and settlements in the Level 3 roll forward that becomes effective for fiscal periods beginning after December 15, 2010. The adoption of this update did not, and is not expected to, cause any material changes to the disclosures in the Company's condensed combined financial statements.

        In June 2011, the FASB issued Accounting Standards Update No. 2011-05, "Presentation of Comprehensive Income." This standard eliminates the current option to report other comprehensive income and its components in the statement of shareholders' equity. This standard is intended to enhance comparability between entities that report under GAAP and to provide a more consistent method of presenting non-owner transactions that affect an entity's equity. This standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not expect the adoption of this standard to cause any material changes to its combined financial statements.

Note 4. Real Estate Properties

        During 2011, the Company acquired one property located in Chelmsford, MA with approximately 98,000 square feet. The purchase price was $10,000, excluding closing costs. The Company allocated $1,410 to land, $7,322 to buildings and improvements, $1,711 to acquired real estate leases and $443 to acquired real estate lease obligations.

        These financial statements include 253 Properties representing an aggregate gross investment of $943,238. These properties are generally leased on a net lease basis pursuant to fixed term operating leases expiring between 2011 to 2051. The Company defers the recognition of contingent rental income, such as percentage rents, until the specific targets that trigger the contingent rental income are achieved. Commitments for expenditures related to approximately 270,000 square feet of leases executed during the nine months ended September 30, 2011 were $644. Committed but unspent tenant related obligations based on executed leases as of September 30, 2011, were $509.

CERTAIN SELECTED PROPERTIES

(WHOLLY OWNED BY COMMONWEALTH REIT)

Notes to Unaudited Condensed Combined Financial Statements (Continued)

(dollars in thousands)

Note 4. Real Estate Properties (Continued)

        The future minimum lease payments scheduled to be received during the current terms of the existing leases as of September 30, 2011, are approximately $21,854 in 2011, $85,992 in 2012, $85,617 in 2013, $83,813 in 2014, $84,084 in 2015 and $808,943 thereafter.

Note 5. Transactions with Affiliates

        For all periods presented in these condensed combined financial statements, the Company allocated general and administrative costs based on the historical cost of the Properties included in these combined financial statements as a percentage of CWH's historical cost of all its properties. Included in the allocation of general and administrative costs are expenses related to CWH's business management agreement with Reit Management & Research LLC, or RMR. RMR is beneficially owned by Barry M. Portnoy and Adam D. Portnoy, CWH's and the Company's Managing Trustees. CWH pays business management base fees to RMR based on a formula amount of the historical cost of properties of CWH plus an incentive fee payable in common shares of CWH based on a formula. Business management base fees allocated to the Properties during the nine months ended September 30, 2011 and 2010 were approximately $3,530 and $3,215, respectively. CWH also has a property management agreement with RMR. Property management fees paid by CWH with respect to the Properties generally equal 3% of the gross rents received at the Properties and these fees are included in other operating expenses in the accompanying combined statements of income. These property management fees totaled approximately $2,272 and $2,060 for the nine months ended September 30, 2011 and 2010, respectively. Upon completion of the Offering, the Company will enter into separate agreements with RMR on substantially similar terms as the business and property management agreements between CWH and RMR.

Note 6. Tenant Concentration

        No single tenant accounted for more than 10% of total revenues during the nine months ended September 30, 2011 and 2010.

Note 7. Fair Value of Financial Instruments

        Financial instruments include rents receivable, accounts payable and accrued expenses, rents collected in advance and security deposits. As of September 30, 2011 and December 31, 2010, the fair values of financial instruments were not materially different from their carrying values.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of Select Income REIT

        We have audited the accompanying balance sheet of Select Income REIT (the "Company") as of December 21, 2011. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company at December 21, 2011, in conformity with U.S. generally accepted accounting principles.

                      /s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 22, 2011

Select Income REIT

Balance Sheet

December 21, 2011

ASSETS
Cash	$10

Total assets	$10

LIABILITIES AND SHAREHOLDERS' EQUITY
Commitments and contingencies	$—
Common shares of beneficial interest, $0.01 par value per share; 50,000,000 shares authorized; 1,000 shares issued and outstanding	10
Additional paid in capital	—

Total shareholders' equity	$10

Total liabilities and shareholders' equity	$10

See accompanying notes

Select Income REIT

Notes to Balance Sheet

December 21, 2011

Note 1. Organization

        Select Income REIT, a Maryland real estate investment trust, and its consolidated subsidiaries (collectively, the "Company"), was organized on December 19, 2011. The Company is in the process of preparing for an initial public offering pursuant to which it proposes to issue shares to the public (the "Offering"). The Company intends to file a registration statement on Form S-11 with the Securities and Exchange Commission in connection with the proposed Offering.

        The Company has had no operations since its formation. On December 21, 2011, the Company issued 1,000 common shares of beneficial interest, $0.01 par value per share, to CommonWealth REIT ("CWH") for an aggregate purchase price of $10. Prior to the Offering, the Company expects to receive 253 properties from CWH and issue shares and a $400,000,000 demand promissory note to CWH. The Company will undertake the Offering and, if the Offering is successfully concluded, the Company will become a publicly owned real estate investment trust, or REIT, majority owned by CWH. The Company will focus upon owning and acquiring net leased, single tenant properties which may produce secure rental income. Upon completion of the Offering, the Company expects to draw on its $500,000,000 bank facility (the "bank facility") to repay the balance of the CWH Note not paid with the net proceeds of the Offering, to pay financing fees related to the bank facility, to reimburse CWH for costs it incurred to organize the Company and prepare for the Offering and to fund an operating cash account for general business purposes, including future acquisitions.

Note 2. Summary of Significant Accounting Policies

        Use of Estimates.    Preparation of the balance sheet in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions, including but not limited to the estimates and assumptions set forth above, that may affect the amounts reported in the balance sheet and related notes. The actual results could differ from these estimates.

        Fiscal Year-end.    The Company has adopted December 31 as its fiscal year end.

Note 3. Federal Income Tax

        The Company is currently a 100% owned subsidiary of CWH, which is a REIT, under the Internal Revenue Code of 1986, as amended ("Code"). Accordingly, the Company is a qualified REIT subsidiary and a disregarded entity for tax purposes. If the Offering is successfully concluded, the Company intends to qualify separately as a REIT and not to be subject to federal income taxes provided it distributes at least 90% of its REIT taxable income and meets certain other requirements for qualifying as a REIT under the Code. The Company may be subject to certain state and local taxes on its income and property.

Note 4. Subsequent Events

        Subsequent events have been evaluated through the date these financial statements were issued, and no events or transactions have occurred that require disclosure or adjustment to these financial statements.

Select Income REIT

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

SEC registration fee		$26,358
Financial Industry Regulatory Authority filing fee		23,500
NYSE listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Blue sky fees and expenses		*
Miscellaneous		*

Total	$	*

*
To be filed by amendment.

Item 32.    Sales to Special Parties.

        See Item 33.

Item 33.    Recent Sales of Unregistered Equity Securities.

        In connection with our formation and initial capitalization, on December 21, 2011, we issued 1,000 Shares to CWH, for an aggregate purchase price of $10. These Shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act.

Item 34.    Indemnification of Directors and Officers.

        The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

        Our declaration of trust authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former trustee or officer of our company who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity or (2) any individual who, while a trustee or officer of our company and, at our request, serves or has served as a trustee, director, officer or partner of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. Our bylaws also permit us to indemnify and advance expenses to any person who served any predecessor in the capacities described above and any present or former shareholder, employee or agent of us or any such predecessor. Except with respect to proceedings to enforce rights to indemnification, we are only required to indemnify our trustees and officers as described in this paragraph in connection with a proceeding initiated by any such person against us if such proceeding was authorized by our board of trustees.

        The Maryland REIT Law permits a REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or MGCL, for directors and officers of Maryland corporations. The Maryland corporation statute permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, a Maryland corporation may not indemnify a director for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The Maryland corporation statute permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, trustees, officers or persons controlling us pursuant to the foregoing provisions of Maryland law and our declaration of trust and bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered.

        The consideration to be received by us for the Shares registered hereunder will be credited to the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

        (a)   See Page F-1 for an index of the financial statements that are being filed as part of this registration statement on Form S-11.

        (b)   The following is a list of exhibits being filed as part of, or incorporated by reference into, this registration statement on Form S-11.

Exhibit number	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Declaration of Trust of the Registrant*
3.2	Form of Amended and Restated Bylaws of the Registrant*
4.1	Form of Share Certificate*
5.1	Opinion of Venable LLP*

Exhibit number	Description
8.1	Opinion of Sullivan & Worcester LLP*
10.1	Demand Promissory Note issued to CommonWealth REIT*
10.2	Credit Agreement*
10.3	Form of Business Management Agreement between the Registrant and Reit Management & Research LLC*
10.4	Form of Property Management Agreement between the Registrant and Reit Management & Research LLC*
10.5	Form of 2012 Equity Compensation Plan of the Registrant*
10.6	Form of Indemnification Agreement*
10.7	Form of Transaction Agreement between the Registrant and CommonWealth REIT*
14.1	Form of Code of Business Conduct and Ethics of the Registrant*
21.1	Subsidiaries of the Registrant*
23.1	Consent of Ernst & Young LLP
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*
23.3	Consent of Sullivan & Worcester LLP (included in the opinion filed as Exhibit 8.1)*
23.4	Consent of Donna D. Fraiche to be named as trustee
23.5	Consent of William A. Lamkin to be named as trustee
23.6	Consent of Jeffrey P. Somers to be named as trustee
24.1	Power of Attorney (included on signature page to this Registration Statement)
99.1	Form of Governance Guidelines of the Registrant*
99.2	Form of Charter of the Registrant's Compensation Committee*
99.3	Form of Charter of the Registrant's Nominating and Governance Committee*
99.4	Form of Charter of the Registrant's Audit Committee*

*
To be filed by amendment

Item 37.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

    (1)
    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement, as of the time its was declared effective.

    (2)
    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on December 22, 2011.

SELECT INCOME REIT
By:	/s/ DAVID M. BLACKMAN
Name: Title:	DAVID M. BLACKMAN President

        We, the undersigned officers and trustees of Select Income REIT, hereby severally constitute and appoint each of Adam D. Portnoy, Barry M. Portnoy, David M. Blackman and Jennifer B. Clark (with full power to act alone), our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: December 22, 2011		/s/ DAVID M. BLACKMAN
	Name: Title:	DAVID M. BLACKMAN President
Date: December 22, 2011		/s/ JOHN C. POPEO
	Name: Title:	JOHN C. POPEO Treasurer and Chief Financial Officer
Date: December 22, 2011		/s/ BARRY M. PORTNOY
	Name: Title:	BARRY M. PORTNOY Trustee
Date: December 22, 2011		/s/ ADAM D. PORTNOY
	Name: Title:	ADAM D. PORTNOY Trustee

 EXHIBIT INDEX

Exhibit number	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Declaration of Trust of the Registrant*
3.2	Form of Amended and Restated Bylaws of the Registrant*
4.1	Form of Share Certificate*
5.1	Opinion of Venable LLP*
8.1	Opinion of Sullivan & Worcester LLP*
10.1	Demand Promissory Note issued to CommonWealth REIT*
10.2	Credit Agreement*
10.3	Form of Business Management Agreement between the Registrant and Reit Management & Research LLC*
10.4	Form of Property Management Agreement between the Registrant and Reit Management & Research LLC*
10.5	Form of 2012 Equity Compensation Plan of the Registrant*
10.6	Form of Indemnification Agreement*
10.7	Form of Transaction Agreement between the Registrant and CommonWealth REIT*
14.1	Form of Code of Business Conduct and Ethics of the Registrant*
21.1	Subsidiaries of the Registrant*
23.1	Consent of Ernst & Young LLP
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*
23.3	Consent of Sullivan & Worcester LLP (included in the opinion filed as Exhibit 8.1)*
23.4	Consent of Donna D. Fraiche to be named as trustee
23.5	Consent of William A. Lamkin to be named as trustee
23.6	Consent of Jeffrey P. Somers to be named as trustee
24.1	Power of Attorney (included on signature page to this Registration Statement)
99.1	Form of Governance Guidelines of the Registrant*
99.2	Form of Charter of the Registrant's Compensation Committee*
99.3	Form of Charter of the Registrant's Nominating and Governance Committee*
99.4	Form of Charter of the Registrant's Audit Committee*

*
To be filed by amendment.